As filed with the Securities and Exchange Commission on September 2, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Boyd Gaming Corporation*

(Exact name of registrant as specified in its charter)

Nevada		88-0242733
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
*And Its Guarantor Subsidiaries
Nevada	California Hotel and Casino	88-0121743
Nevada	California Hotel Finance Corporation	88-0217850
Nevada	Coast Casinos, Inc.	88-0345704
Nevada	Coast Hotels and Casinos, Inc.	88-0345706
Nevada	Echelon Resorts LLC	30-0346702
Nevada	M.S.W., Inc.	88-0310765
Nevada	Sam-Will, Inc.	88-0203673
Illinois	Par-A-Dice Gaming Corporation	37-1268902
Indiana	Blue Chip Casino, LLC	35-2087676
Louisiana	Boyd Louisiana Racing, Inc.	88-0494602
Louisiana	Boyd Racing, L.L.C.	91-2121472
Louisiana	Red River Entertainment of Shreveport, LLC	20-0753582
Louisiana	Treasure Chest Casino, L.L.C.	72-1248550
Mississippi	Boyd Tunica, Inc.	64-0829658
New Jersey	Boyd Atlantic City, Inc.	93-1221994
(State or Other Jurisdiction of Incorporation or Organization)	(Exact name of registrant as specified in its charter)	(I.R.S. Employer Identification No.)

7990

(Primary Standard Industrial

Classification Code No.)

3883 Howard Hughes Parkway, Ninth Floor

Las Vegas, Nevada, 89169

(702) 792-7200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Josh Hirsberg

Senior Vice President, Chief Financial Officer and Treasurer

Boyd Gaming Corporation

3883 Howard Hughes Parkway, Ninth Floor

Las Vegas, Nevada 89169

(702) 792-7200

(Name, address, including zip code, and telephone number, including area code of agent for service)

Copy to:

Brandon C. Parris

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
9 1/8% Senior Notes due 2018	$500,000,000	100%	$500,000,000	$58,050
Guarantees of the 9 1/8% Senior Notes due 2018(2)	None	None	None	None(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 (the “Securities Act”), as amended.
(2)	The notes will be guaranteed by certain guarantor subsidiaries. No separate consideration will be received for the issuance of these guarantees.
(3)	Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable for the guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated September 2, 2011

PROSPECTUS

Boyd Gaming Corporation

$500,000,000

Offer to Exchange

$500,000,000 of 9 1/8% Senior Notes due 2018, Which Have Been Registered Under

the Securities Act, for any and all Outstanding 9 1/8% Senior Notes due 2018

The Exchange Notes

We are offering to exchange up to $500 million aggregate principal amount of our senior notes for exchange notes which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), which will be issued under a single indenture and will have the principal amounts, interest rates and maturity dates as follows:

•

$500,000,000 aggregate principal amount of our 9 1/8% senior notes due 2018 which have been registered under the Securities Act (the “exchange notes”), for any and all outstanding 9 1/8% senior notes due 2018 that we issued on November 10, 2010 (referred to in this prospectus as the “old notes” and together with the exchange notes, the “notes”). The exchange notes mature on December 1, 2018 and bear interest at a rate of 9.125% per annum, payable semi-annually, in cash in arrears, on December 1 and June 1 of each year. The first interest payment date was June 1, 2011.

The terms of the exchange notes will be substantially similar to the old notes, except for the elimination of some transfer restrictions, registration rights and certain provisions regarding additional interest relating to the old notes.

The exchange notes will be guaranteed by certain of our current and future domestic restricted subsidiaries. The exchange notes will be our general senior unsecured obligations, will rank equally in right of payment with our existing and future senior debt, including debt under our Second Amended and Restated Credit Agreement, dated as of December 17, 2010, among certain financial institutions, Bank of America, N.A., as administrative agent and letter of credit issuer and Wells Fargo Bank, National Association, as swing line lender (the “Amended Credit Facility”), and will rank senior to all of our existing and future subordinated debt, including our outstanding senior subordinated notes. The guarantees will be general senior unsecured obligations of the guarantors, will rank equally in right of payment with the guarantors’ existing and future senior debt, including guarantees of our Amended Credit Facility, and will rank senior in right of payment to any of the guarantors’ subordinated debt. The exchange notes and the guarantees will be effectively subordinated to our secured debt and the guarantors’ secured debt, to the extent of the value of the collateral securing such obligations, including obligations under our Amended Credit Facility. The exchange notes will be structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the exchange notes.

Material Terms of The Exchange Offer

The exchange offer expires at 5:00 p.m., New York City time, on —, 2011, unless extended.

Our completion of the exchange offer is subject to customary conditions.

Upon our completion of the exchange offer, all old notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of exchange notes that are registered under the Securities Act. Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer, as provided in this prospectus.

The exchange of the exchange notes for old notes pursuant to the exchange offer will not be a taxable exchange for U.S. Federal income tax purposes.

We will not receive any proceeds from the exchange offer.

There is no existing public market for the old notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 90 days from the date on which the registration statement of which this prospectus is a part is declared effective and (ii) the date on which any broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to such broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Please see “Risk Factors” beginning on page 26 of this prospectus for a discussion of certain factors that you should consider before participating in this exchange offer.

None of the Securities and Exchange Commission (“SEC”), the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Mississippi Gaming Commission, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Louisiana Gaming Control Board, the Illinois Gaming Board, the Indiana Gaming Commission, the Florida Department of Business—Division of Pari-Mutuel Wagering, or any state securities commission or any other state gaming authority has approved or disapproved of these exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is unlawful.

The date of this prospectus is —, 2011

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and we file unaudited quarterly and audited annual reports, proxy and information statements and other information with the SEC. You may read and copy the information we file or furnish with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of this information by mail at prescribed rates by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

In addition, the SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can access the SEC’s Internet site at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

You may also request copies of this information, at no cost to you, by contacting Boyd Gaming Corporation, at 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169, Attention: Investor Relations, or by telephone at (702) 792-7200. A copy of these documents will also be available on our website at www.boydgaming.com. The content of our website is not part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents have been filed with the SEC and are incorporated by reference in this prospectus:

•

our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 15, 2011 (“2010 Annual Report”), except for Items 6, 7, 8 and 15 which are superseded by our Current Report on Form 8-K filed with the SEC on September 2, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 10, 2011 (“March 31 Quarterly Report”);

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed with the SEC on August 5, 2011 (“June 30 Quarterly Report”); and

•	our Current Reports on Form 8-K filed with the SEC on March 10, May 3, June 1, June 21, and September 2, 2011.

Additionally, all other documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) the date of this prospectus and before the termination or completion of this offering, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents.

Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed with the SEC on August 5, 2011 and our Current Report on Form 8-K filed with the SEC on September 2, 2011, provide guarantor financial information pursuant to Rule 3-10 of Regulation S-X regarding our subsidiaries that are guarantors of the exchange notes.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the request of such person, a copy of any or all of the documents that are incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Written or telephone requests should be directed to Boyd Gaming Corporation, at 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169, Attention: Investor Relations, or by telephone at (702) 792-7200.

To ensure timely delivery of documents incorporated by reference in this prospectus, please make your requests as soon as practicable and, in any event, no later than five business days prior to the expiration of the exchange offer. The exchange offer will expire on —, 2011, unless extended.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Although we believe that, in making any such statements, our expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “outlook,” “could,” “would,” “estimate,” “continue,” “pursue,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may,” “assume,” and “continue,” or the negative thereof or comparable terminology, and may include statements regarding:

•	the factors that contribute to our ongoing success and our ability to be successful in the future;

•	our business model, areas of focus and strategy for realizing improved results;

•

competition, including expansion of gaming into additional markets, the impact of competition on our operations, our ability to respond to such competition, and our expectations regarding continued competition in the markets in which we compete;

•	expenses;

•	our commitment to having a significant presence on the Las Vegas Strip;

•

indebtedness, including our ability to refinance or pay amounts outstanding under our bank credit facilities and notes when they become due and our compliance with related covenants, and our expectation that we and Borgata will need to refinance all or a portion of our respective indebtedness at maturity;

•

our expectations with respect to Borgata, including our responsibility and control over day-to-day operations and the managerial resources we expect to devote to effectuate the sale of the MGM Interest;

•	our expectation regarding the trends that will affect the gaming industry over the next few years and the impact of these trends on merger and acquisition activity in general;

•	our belief that consumer confidence will strengthen as the job market recovers and expands;

•	our expectations with respect to the valuation of Borgata’s tangible and intangible assets;

•	the type of covenants that will be included in any future debt instruments;

•

our expectations with respect to continued disruptions in the global capital markets, the effect of this on consumer confidence and reduced levels of consumer spending and the impact of these trends on our financial results;

•	our ability to meet our projected operating and maintenance capital expenditures and the costs associated with our expansion, renovations and development of new projects;

•	our ability to pay dividends or to pay any specific rate of dividends, and our expectations with respect to the receipt of dividends from Borgata;

•	our commitment to finding opportunities to strengthen our balance sheet and to operate more efficiently;

•	our intention to pursue acquisition opportunities and our ability to successfully take advantage of such opportunities;

•	our intention to fund purchases made under our share repurchase program, if any, with existing cash resources and availability under our bank credit facility;

•	our expectations regarding the closing of the sale of certain assets and liabilities related to our Dania Jai-Alai pari-mutuel facility in the third quarter of 2011;

•

our expectations regarding the closing of the sale of the transactions contemplated by the Agreement for Purchase and Sale with Imperial Palace of Mississippi, LLC and Key Largo Holdings, LLC, dated June 15, 2011, before the end of the year;

•	Adjusted EBITDA, Adjusted Earnings (Loss) and Adjusted Earnings Per Share and their usefulness as measures of operating performance or valuation;

•	the impact of new accounting pronouncements on our consolidated financial statements;

•

that our Amended Credit Facility and Borgata’s credit facility and our respective cash flows from operating activities will be sufficient to meet our respective projected operating and maintenance capital expenditures for the next twelve months;

•	our ability to fund any expansion projects using cash flows from operations and availability under the Amended Credit Facility;

•	our market risk exposure and efforts to minimize risk;

•

the timing of the delay of construction at Echelon, when, or if, construction will recommence, the effect that such delay will have on our business, operations or financial condition, our expectations as to the costs associated with delays related to the project as well as the value of capitalized costs and recurring project costs we expect to incur in the future, and our belief that financing for a development project like Echelon continues to be unavailable;

•

expansion, development, investment and renovation plans, including the scope of such plans, expected costs, financing (including sources thereof and our expectation that long-term debt will substantially increase in connection with such projects), timing and the ability to achieve market acceptance;

•

our belief that, except for the Copeland matter discussed in our June 30 Quarterly Report, all pending claims, if adversely decided, will not have a material adverse effect on our business, financial position, or results of operations;

•	that margin improvements will remain a driver of profit growth for us going-forward;

•	our belief that the risks to our business associated with USCG inspection should not change by reason of inspection by ABSC;

•	development opportunities in existing or new jurisdictions and our ability to successfully take advantage of such opportunities;

•	regulations, including anticipated taxes, tax credits or tax refunds expected, and the ability to receive and maintain necessary approvals for our projects;

•	our asset impairment analyses and our intangible asset and goodwill impairment tests;

•	the resolution of our pending litigation, including the litigation involving Treasure Chest casino;

•	our relationship with LVE including, without limitation, our mutual agreement to not initiate litigation, the monthly periodic fee and our option to purchase LVE’s assets;

•	the likelihood of interruptions to our rights in the land we lease under long term leases for certain of our hotels and casinos;

•

the outcome of various tax audits and assessments, including our appeals thereof, timing of resolution of such audits, our estimates as to the amount of taxes that will ultimately be owed and the impact of these audits on our consolidated financial statements;

•

our overall outlook, including all statements under the heading Overall Outlook in Management’s Discussion and Analysis of Financial Condition and Results of Operations in Part II. Item 7 of our 2010 Annual Report and Part I. Item 2 of each of our March 31 and June 30 Quarterly Reports;

•	our ability to receive insurance reimbursement and our estimates of self-insurance accruals and future liability;

•	that operating results for previous periods are not necessarily indicative of future performance;

•	that estimates and assumptions made in the preparation of financial statements in conformity with U.S. GAAP may differ from actual results;

•	our estimates as to the effect of any changes in our Consolidated EBITDA on our ability to remain in compliance with certain Amended Credit Facility covenants; and

•	expectations, plans, beliefs, hopes or intentions regarding the future.

Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include:

•	The effects of intense competition that exists in the gaming industry.

•	The economic downturn and its effect on consumer spending.

•

The fact that our expansion, development and renovation projects (including enhancements to improve property performance) are subject to many risks inherent in expansion, development or construction of a new or existing project, including:

•	design, construction, regulatory, environmental and operating problems and lack of demand for our projects;

•	delays and significant cost increases, shortages of materials, shortages of skilled labor or work stoppages;

•	poor performance or nonperformance of any of our partners or other third parties upon whom we are relying in connection with any of our projects;

•	construction scheduling, engineering, environmental, permitting, construction or geological problems, weather interference, floods, fires or other casualty losses;

•	failure by us, our partners, or Borgata to obtain financing on acceptable terms, or at all; and

•	failure to obtain necessary government or other approvals on time, or at all.

•

The risk that our ongoing suspension of construction at Echelon may result in adverse affects on our business, results of operations or financial condition, including with respect to our joint venture participants and other resulting liabilities.

•	The risk that USCG may not continue to allow in-place underwater inspections of our riverboats.

•	The risk that any of our projects may not be completed, if at all, on time or within established budgets, or that any project will result in increased earnings to us.

•

The risk that significant delays, cost overruns, or failures of any of our projects to achieve market acceptance could have a material adverse effect on our business, financial condition and results of operations.

•	The risk that our projects may not help us compete with new or increased competition in our markets.

•	The risk that new gaming licenses or jurisdictions become available (or offer different gaming regulations or taxes) that results in increased competition to us.

•	The risk associated with challenges to legalized gaming in existing or current markets.

•	The risk that the actual fair value for assets acquired and liabilities assumed from any of our acquisitions differ materially from our preliminary estimates.

•

The risk that negative industry or economic trends, including the market price of our common stock trading below its book value, reduced estimates of future cash flows, disruptions to our business, slower growth rates or lack of growth in our business, may result in significant write-downs or impairments in future periods.

•

The risks associated with growth and acquisitions, including our ability to identify, acquire, develop or profitably manage additional companies or operations or successfully integrate such companies or operations into our existing operations without substantial costs, delays or other problems.

•

The risk that we may not receive gaming or other necessary licenses for new projects or that regulatory authorities may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines and take other adverse actions against any of our casino operations.

•

Our inability to select the new joint venture partner for Borgata and the possibility that a new operating agreement will be entered into with the new venture partner, which could result in changes to Borgata’s ongoing operations.

•

The risk that we may be unable to finance our expansion, development, investment and renovation projects, including cost overruns on any particular project, as well as other capital expenditures through cash flow, borrowings under our Amended Credit Facility or Borgata’s bank credit facility and additional financings, which could jeopardize our expansion, development, investment and renovation efforts.

•	The risk that we or Borgata may be unable to refinance our respective outstanding indebtedness as it comes due, or that if we or Borgata do refinance, the terms are not favorable to us or them.

•

Risks associated with our ability to comply with the Total Leverage, Secured Leverage and Interest Coverage ratios as defined in our Amended Credit Facility, and the risks associated with Borgata’s ability to comply with the minimum consolidated EBITDA and minimum liquidity covenants.

•

The risk that we ultimately may not be successful in dismissing the action filed against Treasure Chest and may lose our ability to operate that property, which result could adversely affect our business, financial condition and results of operations.

•

The effects of the extensive governmental gaming regulation and taxation policies that we are subject to, as well as any changes in laws and regulations, including increased taxes, which could harm our business.

•	The effects of extreme weather conditions or natural disasters on our facilities and the geographic areas from which we draw our customers, and our ability to recover insurance proceeds (if any).

•	The risks relating to mechanical failure and regulatory compliance at any of our facilities.

•	The risk that the instability in the financial condition of our lenders could have a negative impact on our Amended Credit Facility and Borgata’s bank credit facility.

•

The effects of events adversely impacting the economy or the regions from which we draw a significant percentage of our customers, including the effects of the current economic recession, war, terrorist or similar activity or disasters in, at, or around our properties.

•	The effects of energy price increases on our cost of operations and our revenues.

•	Financial community and rating agency perceptions of us, and the effect of economic, credit and capital market conditions on the economy and the gaming and hotel industry.

•	The effect of the expansion of legalized gaming in the mid-Atlantic region.

•	Borgata’s expected liabilities under the multiemployer pensions in which it operates.

Additional factors that could cause actual results to differ materially from such forward-looking statements contained in this prospectus include the risks described in greater detail in “Risk Factors” and elsewhere in this prospectus. All forward-looking statements in this prospectus are made as of the date hereof, based on information available to us as of the date hereof, and we caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in this prospectus. We assume no obligation to update any forward-looking statement.

MARKET DATA

Market data used throughout this prospectus, including information relating to our relative position in the gaming industry, is based on the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying assumptions relied upon therein. As a result, you should be aware that third-party data included in this prospectus, and estimates and beliefs based on that data, may not be reliable.

PROSPECTUS SUMMARY

The following summary contains basic information about this exchange offer. It does not contain all of the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read the entire document and the documents we have referred you to, especially the risks of investing in the notes discussed under “Risk Factors,” before investing in these notes. Unless the context otherwise indicates and except with respect to any description of the notes, references to “we,” “us,” and “our” are to Boyd Gaming Corporation and its subsidiaries, taken as a whole.

Boyd Gaming Corporation

We are a multi-jurisdictional gaming company that has been operating for approximately 35 years. We are a diversified operator of 15 wholly-owned gaming entertainment properties and one controlling interest in a limited liability company. Headquartered in Las Vegas, we have gaming operations in Nevada, Illinois, Louisiana, Mississippi, Indiana and New Jersey, which we aggregate in order to present the following four reportable segments:

Las Vegas Locals
Gold Coast Hotel and Casino	Las Vegas, Nevada
The Orleans Hotel and Casino	Las Vegas, Nevada
Sam’s Town Hotel and Gambling Hall	Las Vegas, Nevada
Suncoast Hotel and Casino	Las Vegas, Nevada
Eldorado Casino	Henderson, Nevada
Jokers Wild Casino	Henderson, Nevada

Downtown Las Vegas
California Hotel and Casino	Las Vegas, Nevada
Fremont Hotel and Casino	Las Vegas, Nevada
Main Street Station Casino, Brewery and Hotel	Las Vegas, Nevada

Midwest and South
Sam’s Town Hotel and Gambling Hall	Tunica, Mississippi
Par-A-Dice Hotel Casino	East Peoria, Illinois
Blue Chip Casino, Hotel & Spa	Michigan City, Indiana
Treasure Chest Casino	Kenner, Louisiana
Delta Downs Racetrack Casino & Hotel	Vinton, Louisiana
Sam’s Town Hotel and Casino	Shreveport, Louisiana

Atlantic City
Borgata Hotel Casino & Spa	Atlantic City, New Jersey

We also own and operate Dania Jai-Alai, which is a pari-mutuel jai-alai facility with approximately 47 acres of related land located in Dania Beach, Florida. On April 29, 2011, we and Dania Entertainment Center, LLC entered into an asset purchase agreement for the sale of certain assets and liabilities of Dania Jai-Alai.

In addition, we own and operate a travel agency in Hawaii, and a captive insurance company, also in Hawaii, that underwrites travel-related insurance.

Additionally, we own 85 acres of land on the Las Vegas Strip, where our multibillion dollar Echelon development project (“Echelon”) is located. On August 1, 2008, due to the difficult environment in the capital markets, as well as weak economic conditions, we announced the delay of Echelon. At such time, however, we did not anticipate the severity or the long-term effects of the current economic downturn, evidenced by lower occupancy rates, declining room rates and reduced consumer spending across the country, but particularly in the Las Vegas geographical area; nor did we predict that the incremental supply becoming available on the Las Vegas Strip would face such depressed demand levels, thereby elongating the time for absorption of this additional supply into the market. As we do not believe that a significant level of economic recovery has occurred along the Las Vegas Strip, we do not expect to resume construction of Echelon for three to five years, as previously disclosed. We also do not believe that financing for a development project like Echelon is currently available.

Outlook

As we have come to appreciate over the recent past, we cannot control the national economy, the pace of the recovery or the spending habits of the consumer. What we can control is our focus—and our focus will remain on: (i) ensuring our existing operations are managed as efficiently as possible and remain positioned for growth; (ii) our capital structure and strengthening our balance sheet, not just by paying down debt, but also by strengthening our operations and diversifying our asset base; and (iii) our growth strategy, which is built on finding those assets that are a good strategic fit and provide an appropriate return to our shareholders.

We believe that our key operating results during the first half of 2011 have begun to show positive trends. Although over the course of the past several years, the severe economic recession has had a profound effect on consumer confidence, and has shifted spending away from discretionary items, such as leisure, hospitality, gaming and entertainment activities, these recent quarterly results indicate some stabilizing trends in our business. Generally, the job market is strengthening, as the national unemployment rate has continued to decline throughout 2011. As the job market recovers and expands, we believe that consumer confidence will strengthen further.

We continually work to position our Company for greater success by strengthening our existing operations and growing through capital investment and other strategic initiatives. We have established a nationwide branding initiative and loyalty program. Previously, players were able to use their “Club Coast” or “B Connected” cards to earn and redeem points at nearly all of our wholly-owned Boyd Gaming properties in Nevada, Illinois, Indiana, Louisiana and Mississippi. In June 2010, we launched an enhanced, multi-property player loyalty program under the “B Connected” brand, which replaced the “Club Coast” program. Customers under the “Club Coast” program were able to keep all earned benefits and club points they had previously earned under the program. The new “B Connected” club, among other benefits, extends the time period over which players may qualify for promotion and increases the credits awarded to reel slot and table games players.

In addition to the “B Connected” player loyalty program, we launched the “B Connected Mobile” program in July 2010. “B Connected Mobile,” the first multi-property, loyalty program-based iPhone application of its kind in the gaming industry, is a personalized mobile application that delivers customized offers and information directly to a customer’s iPhone, iPod Touch or iPad. The application further expands the benefits of the “B Connected” program. “B Connected Mobile,” a GPS powered feature, provides real-time personalized information when a customer visits a Boyd property, including: hotel, dining and gaming offers, such as “Best Rates Available” on hotel rooms for “B Connected” members, instant access to event information, schedules and special offers at all Boyd Gaming properties using “B Connected,” a search engine that allows customers to find Boyd Gaming casinos that have their favorite machines and displays the games’ locations on a casino floor map, the ability to track “B Connected” point balances in real time, and the ability to make immediate hotel or restaurant reservations.

Overview of our Properties

We operate gaming entertainment properties, most of which also include hotel, dining, retail and other amenities. Our main business emphasis is on slot revenues, which are highly dependent upon the volume and spending levels of customers at our properties, which affects our operating results.

Our properties have historically generated significant operating cash flow, with the majority of our revenue being cash-based. While we do provide casino credit, subject to certain gaming regulations and jurisdictions, most of our customers wager with cash and pay for non-gaming services by cash or credit card.

Our industry is capital intensive; we rely heavily on the ability of our properties to generate operating cash flow in order to fund maintenance capital expenditures, fund acquisitions, provide excess cash for future development, repay debt financing and associated interest costs, purchase our debt or equity securities, pay income taxes and pay dividends.

The following sets forth information regarding our gaming entertainment properties as of June 30, 2011.

Las Vegas Locals Properties

Our Las Vegas Locals segment consists of six casinos that serve the resident population of the Las Vegas metropolitan area. Las Vegas is characterized by a historically vibrant economy and strong demographics that include a large population of retirees and other active gaming customers; however, the economic recession and continued economic downturn have had an adverse impact on the growth and economy of Las Vegas, resulting in significant declines in the local housing market and rising unemployment in the Las Vegas valley, which has negatively affected consumer spending. Our Las Vegas Locals segment competes directly with other local casinos and gaming companies, some of which operate larger casinos in further developed locations.

Gold Coast Hotel and Casino

Gold Coast Hotel and Casino (“Gold Coast”) is located on Flamingo Road, approximately one mile west of the Las Vegas Strip and one-quarter mile west of Interstate 15, the major highway linking Las Vegas and Southern California. Its location offers easy access from all four directions in the Las Vegas valley. The primary target market for Gold Coast consists of local middle-market customers who actively gamble. Gold Coast’s amenities include 710 hotel rooms and suites along with meeting facilities, multiple restaurant options, a 70-lane bowling center and action-packed gaming, including slots, table games, a poker room, a race and sports book and a bingo center.

The Orleans Hotel and Casino

The Orleans Hotel and Casino (“The Orleans”) is located on Tropicana Avenue, a short distance from the Las Vegas Strip. The target markets for The Orleans are both local residents and visitors to the Las Vegas area. The Orleans provides an exciting New Orleans French Quarter-themed environment. Amenities at The Orleans include 1,885 hotel rooms, a variety of restaurants and bars, a spa and fitness center, 18 stadium-seating movie theaters, a 70-lane bowling center, banquet and meeting space, and a special events arena that seats up to 9,500 patrons.

Sam’s Town Hotel and Gambling Hall

Sam’s Town Hotel and Gambling Hall (“Sam’s Town Las Vegas”) is located on the Boulder Strip, approximately six miles east of the Las Vegas Strip, and features a contemporary western theme. Its informal, friendly atmosphere appeals to both local residents and visitors alike. Amenities at Sam’s Town Las Vegas include 646 hotel rooms, a variety of restaurants and bars, 18 stadium-seating movie theaters, and a 56-lane bowling center.

Suncoast Hotel and Casino

Suncoast Hotel and Casino (“Suncoast”) is located in Peccole Ranch, a master-planned community adjacent to Summerlin, and is readily accessible from most major points in Las Vegas, including downtown and the Las Vegas Strip. The primary target market for Suncoast consists of local middle-market customers who gamble frequently. Suncoast is a Mediterranean-themed facility that features 427 hotel rooms, multiple restaurant options, 25,000 square feet of banquet and meeting facilities, 16 stadium-seating movie theaters, and a 64-lane bowling center.

Eldorado Casino and Jokers Wild Casino

Located in downtown Henderson, Nevada, the Eldorado Casino (“Eldorado”) is approximately 14 miles from the Las Vegas Strip. Jokers Wild Casino (“Jokers Wild”) is also located in Henderson, Nevada. The amenities at each of these properties include slots, table games, a sports book, and multiple dining options. The principal customers of these properties are Henderson residents.

Downtown Las Vegas Properties

We directly compete with 11 casinos that operate in downtown Las Vegas; however, we have developed a distinct niche for our downtown properties by focusing on customers from Hawaii. Our downtown properties focus their marketing on gaming enthusiasts from Hawaii and tour and travel agents in Hawaii with whom we have cultivated relationships since we opened our California Hotel and Casino (the “Cal”) in 1975. Through our Hawaiian travel agency, Vacations Hawaii, we currently operate five charter flights from Honolulu to Las Vegas each week, helping to ensure a stable supply of air transportation. We also have strong, informal relationships with other Hawaiian travel agencies and offer affordable all-inclusive packages. These relationships combined with our Hawaiian promotions have allowed the Cal, Fremont Hotel and Casino (“Fremont”) and Main Street Station Casino, Brewery and Hotel (“Main Street Station”) to capture a significant share of the Hawaiian tourist trade in Las Vegas. For the three months ended June 30, 2011, patrons from Hawaii comprised approximately 66% of the occupied room nights at the Cal, 54% of the occupied room nights at Fremont, and 58% of the occupied room nights at Main Street Station. For the six months ended June 30, 2011, patrons from Hawaii comprised 67% of the room nights sold at the California, 52% at Fremont and 54% at Main Street Station.

California Hotel and Casino

The Cal’s amenities include 781 hotel rooms, multiple dining options, a sports book, keno lounge, and meeting space. The Cal and Main Street Station are connected by an indoor pedestrian bridge.

Fremont Hotel and Casino

Fremont is adjacent to the principal pedestrian thoroughfare in downtown Las Vegas known as the Fremont Street Experience. The property’s amenities include 447 hotel rooms, a race and sports book, meeting space, and a 350-space parking garage.

Main Street Station Casino, Brewery and Hotel

Main Street Station’s amenities include 406 hotel rooms and three restaurants, one of which includes a brewery. In addition, Main Street Station features a 96-space recreational vehicle park, the only such facility in the downtown area.

Midwest and South Properties

Our Midwest and South properties consist of four dockside riverboat casinos, one racino and one barge-based casino that operate in four states in the Midwest and southern United States. Generally, these states allow casino gaming on a limited basis through the issuance of a limited number of gaming licenses. Our Midwest and South properties generally serve customers within a 100-mile radius and compete directly with other casino facilities operating in their respective immediate and surrounding market areas, as well as with gaming operations in surrounding jurisdictions.

Sam’s Town Hotel and Gambling Hall

Sam’s Town Hotel and Gambling Hall (“Sam’s Town Tunica”) is a barge-based casino located in Tunica County, Mississippi. The property has extensive amenities, including 780 hotel rooms, an entertainment lounge, four dining venues, a retail shop, and the 1,600-seat River Palace Arena. Tunica is the closest gaming market to Memphis, Tennessee and is located approximately 30 miles south of Memphis. The adult population within a 250-mile radius is over nine million people, which includes the cities of Nashville and Memphis in Tennessee, Jackson, Mississippi and Little Rock, Arkansas.

Par-A-Dice Hotel Casino

Par-A-Dice Hotel Casino (“Par-A-Dice”) is a dockside riverboat casino located on the Illinois River in East Peoria, Illinois. Located adjacent to the Par-A-Dice riverboat is a land-based pavilion that features a 203-room hotel, three restaurants, a cocktail lounge, gift shop, and banquet/meeting space. Par-A-Dice is strategically located near Interstate 74, a major east-west interstate highway. Par-A-Dice is the only gaming facility located within approximately 90 miles of Peoria, Illinois.

Blue Chip Casino, Hotel & Spa

Blue Chip Casino, Hotel & Spa (“Blue Chip”) is a dockside riverboat casino located in Michigan City, Indiana, which is 40 miles west of South Bend, Indiana and 60 miles east of Chicago, Illinois. The property competes primarily with five casinos in northern Indiana and southern Michigan and, to a lesser extent, with casinos in the Chicago area and racinos located near Indianapolis. On January 31, 2006, we began operations on our newly constructed single-level dockside riverboat. The new boat allowed us to expand our casino and in connection with the construction of our new boat, add a new parking structure and enhance the land-based pavilion. On January 22, 2009, we completed an expansion project at Blue Chip that added a 22-story hotel, which includes 300 guest rooms, a spa and fitness center, additional meeting and event space, as well as new dining and nightlife venues. Increased competition near Blue Chip has impacted our operating results at this property. Although we have expanded our facility at Blue Chip in an effort to be more competitive in this market, the competition has had, and could continue to have, an adverse impact on the operations of Blue Chip. See “Risk factors—Intense competition exists in the gaming industry, and we expect competition to continue to intensify.”

Treasure Chest Casino

Treasure Chest Casino (“Treasure Chest”) is a dockside riverboat casino located on Lake Pontchartrain in the western suburbs of New Orleans, Louisiana. The property is designed as a classic 18th century Victorian style paddlewheel riverboat, with a total capacity for 1,750 people. The entertainment complex located adjacent to the riverboat houses a 140-seat Caribbean showroom and two restaurants. Located approximately five miles from the New Orleans International Airport, Treasure Chest primarily serves residents of suburban New Orleans.

Delta Downs Racetrack Casino & Hotel

In 2001, we acquired substantially all of the assets of the Delta Downs Racetrack Casino & Hotel (“Delta Downs”) in Vinton, Louisiana. Delta Downs has historically conducted horse races on a seasonal basis and operated year-round simulcast facilities for customers to wager on races held at other tracks. In 2002, we began slot operations in connection with a renovation project that expanded the facility and equipped the casino. We completed an expansion of the casino in 2004 and opened a 203-room hotel at the property in 2005. Delta Downs is approximately 25 miles closer to Houston than the next closest gaming property, located in Lake Charles, Louisiana. Customers traveling from Houston, Beaumont and other parts of southeastern Texas will generally have to drive past Delta Downs to reach Lake Charles.

Sam’s Town Hotel and Casino

Sam’s Town Hotel and Casino (“Sam’s Town Shreveport”) is a dockside riverboat casino located along the Red River in Shreveport, Louisiana. Amenities at the property include 514 hotel rooms, a spa, heated pool, four restaurants, a live entertainment venue, and convention and meeting space. Feeder markets include east Texas (including Dallas), Texarkana, Arkansas and surrounding Louisiana cities, including Bossier City, Minden, Ruston and Monroe.

Atlantic City

Borgata

Borgata opened in Atlantic City, New Jersey in July 2003. Atlantic City is predominantly a regional day-trip and overnight market. Borgata directly competes with ten other Atlantic City casinos as well as with gaming operations in surrounding jurisdictions. Borgata is an upscale destination resort that features a 160,000 square-foot casino with a total of 2,769 guest rooms and suites comprised of 1,971 guest rooms and suites at the Borgata hotel and 798 guest rooms and suites at The Water Club.

Borgata features six fine-dining restaurants with acclaimed chefs including Bobby Flay, Michael Mina, Wolfgang Puck, Michael Schulson and Stephen Kalt, six casual dining restaurants, eight quick dining options, 16 retail boutiques, two European-style spas, two nightclubs and over 8,200 parking spaces. In addition, the property contains approximately 88,000 square feet of meeting and event space, as well as two entertainment venues. Borgata was master-planned with ease of access and designed as a single-level casino floor with appealing design elements, creating an immediate sense of excitement upon entrance, heightened by the placement of multiple food and beverage outlets on the casino floor itself. Its location at Renaissance Pointe provides guests with convenient access to the property via the Atlantic City Expressway Connector tunnel, without the delays associated with driving to competing casinos located on the Boardwalk of Atlantic City.

Borgata was developed as a 50%/50% joint venture between our wholly-owned subsidiary, Boyd Atlantic City, Inc. (“BAC”), and MAC, Corp. (“MAC”), a second tier, wholly-owned subsidiary of MGM Resorts International (“MGM”). On March 24, 2010, MAC transferred its 50% ownership interest (the “MGM Interest”) in Marina District Development Holding Co., LLC (“MDDHC”), and certain land leased to Marina District Development Company, LLC (“MDDC”), into a divestiture trust, of which MGM and its subsidiaries are the economic beneficiaries (the “Divestiture Trust”), for sale to a third party in connection with MGM’s settlement agreement with the Division of Gaming Enforcement Office of the Attorney General of the State of New Jersey (the “NJDGE”). MDDHC is the parent of MDDC, the entity that developed, owns and operates Borgata. BAC has a right of first refusal on any sale of the MGM Interest and has an option to purchase certain land leased by MDDC from MAC, which land is now held by the Divestiture Trust. As managing member of MDDHC pursuant to the terms of the operating agreement of MDDHC between BAC and MAC, BAC, through MDDHC, has responsibility for the oversight and management of Borgata’s day-to-day operations.

On March 24, 2010, as a result of the amendment to our operating agreement with MGM, which provided, among other things, for the termination of MGM’s participating rights in the operations of Borgata, we effectively obtained control of Borgata.

MGM has announced that it has entered into an amendment with respect to its settlement agreement with the NJDGE, subject to approval by the NJCCC. The amendment provides that until March 24, 2013, MGM has the right to direct the Divestiture Trust to sell the MGM Interest. If a sale is not concluded by that time, the Divestiture Trust will be responsible for selling MGM’s Interest during the following 12-month period, or not later than March 24, 2014. The NJCCC held a hearing on the amendment to the settlement on August 8, 2011 and granted MGM’s request.

Development Activities

On August 1, 2008, due to the difficult environment in the capital markets, as well as weak economic conditions, we announced the delay of our multibillion dollar Echelon development project on the Las Vegas Strip. At such time, we did not anticipate the long-term effects of the economic recession and continued economic downturn, evidenced by lower occupancy rates, declining room rates and reduced consumer spending across the country, but particularly in the Las Vegas region; nor did we predict that the incremental supply becoming available on the Las Vegas Strip would face such depressed demand levels, thereby elongating the time for absorption of this additional supply into the market. As we do not yet believe that a significant level of economic recovery has occurred along the Las Vegas Strip, we do not expect to resume construction of Echelon for three to five years, as previously disclosed. We also believe financing for a development project like Echelon continues to be unavailable.

Nonetheless, we remain committed to having a significant presence on the Las Vegas Strip. During the suspension period, we continue to consider alternative development options for Echelon, which may include developing the project in phases, alternative capital structures for the project, scope modifications to the project, or additional strategic partnerships, among others. We can provide no assurances as to when, or if, construction will resume on the project, or if we will be able to obtain alternative sources of financing for the project. As we develop and explore the viability of alternatives for the project, we will monitor these assets for recoverability. If we are subject to a non-cash write-down of these assets, it could have a material adverse impact on our consolidated financial statements.

As of June 30, 2011, we have incurred approximately $924.0 million in capitalized costs related to the Echelon project, including land, and not including approximately $195.9 million associated with the construction costs of the central energy facility. As part of the delay of the project, we expect to additionally incur approximately $0.3 million to $3.0 million of capitalized costs annually, principally related to such items as offsite fabrication of a skylight and curtain wall as well as offsite improvements. In addition, we expect annual recurring project costs, consisting primarily of monthly charges related to construction of the central energy center, site security, property taxes, rent and insurance, of approximately $15.0 million to $17.0 million that will be charged to preopening or other expense as incurred during the project’s suspension period.

In addition to the expansion projects mentioned above, we regularly evaluate opportunities for growth through the development of gaming operations in existing or new markets, along with opportunities associated with acquiring other gaming entertainment facilities.

Corporate Structure

The following chart illustrates the organizational structure of our principal operations. It is designed to depict generally how our various operations and major properties relate to one another and our ownership interest in them. It does not contain all of our subsidiaries and, in some cases for presentation purposes, we have combined separate entities to indicate operational relationships:

Recent Developments

Pending Sale of Dania Jai Alai

On April 29, 2011, the Aragon Group and Summersport Enterprises, LLC, two of our indirect wholly-owned subsidiaries (the “Sellers”), and Dania Entertainment Center, LLC (the “Buyer”) entered into an Asset Purchase Agreement for the sale of certain assets and liabilities of the Dania Jai Alai pari-mutuel facility located in Dania Beach, Broward County, Florida at which jai alai and related gaming operations are conducted, including poker and inter-track wagering.

Pursuant to the terms of the agreement, the Sellers agreed to sell and transfer, and the Buyer agreed to purchase and assume, certain assets and liabilities related to the Dania Jai Alai business, for a purchase price of $80,000,000, subject to adjustment based on the amount of cash held by the business as of the closing, including a non-refundable (except under certain limited circumstances) deposit of $5,000,000. The parties also agreed to indemnify each other against losses incurred or sustained due to actions arising out of the agreement and the transactions contemplated thereby; however, the Sellers’ liability (and that of their respective affiliates) under the agreement and the transaction documents is limited to a maximum amount.

The closing of the transactions contemplated by the agreement is subject to certain conditions, including without limitation, (i) the receipt of all consents, approvals or authorizations required to permit the Sellers to transfer to the Buyer, and the Buyer to acquire from the Sellers, certain jai alai permits required to operate jai alai at the Dania facility; (ii) the absence of injunctions, judgments or other legal impediments seeking to prohibit the closing; (iii) the expiration or termination of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and (v) other customary closing conditions. In addition to other termination rights and events set forth in the agreement, the Buyer has the right to terminate the agreement at any time prior to the closing date based upon Buyer’s due diligence of the assets and liabilities. The closing must occur by September 26, 2011, provided that the Buyer may extend this date under certain limited circumstances until November 28, 2011 with payment of $2,000,000 to the Sellers, $1,000,000 of which shall be applied to the purchase price. We currently anticipate that the Closing will occur in the third quarter of 2011.

Pending Acquisition of IP Casino Resort Spa

On June 15, 2011, we entered into an Agreement for Purchase and Sale with Imperial Palace of Mississippi, LLC and Key Largo Holdings, LLC (collectively, the “Seller”), pursuant to which the Seller agreed to sell and transfer, and we agreed to purchase and assume, certain assets and liabilities, respectively, related to the IP Casino Resort Spa in Biloxi, Mississippi, on an as-is basis (except as otherwise provided in the agreement), for a purchase price of $278,000,000 in cash. Following the closing of the transaction, we will also make charitable contributions to the Engelstad Family Foundation equal to an aggregate of $10,000,000, which funds are intended to be distributed on behalf of, and in the name of, Boyd Gaming, over five years to local and regional Biloxi charitable organizations to be designated by us. In addition, following the closing, we intend to perform certain capital improvement projects with respect to the IP Casino Resort Spa with costs estimated to be $44,000,000.

The closing of the transactions contemplated by the agreement is subject to the satisfaction or waiver of certain conditions, including, without limitation, (i) the receipt of certain consents, approvals or authorizations required to consummate the transactions contemplated by the Agreement and other licenses and permits required to operate the Property; (ii) the absence of injunctions, judgments or other legal impediments seeking to prohibit the Closing; (iii) the expiration or termination of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and (iv) other customary closing conditions.

The agreement provides us a forty-five day due diligence period that commenced June 20, 2011, pursuant to which we, at our sole discretion, and without any cost or penalty, may terminate the agreement at any time prior to the expiration of such period. In the event that we do not terminate the agreement prior to the expiration of the due diligence period, we are required to make a non-refundable (except under certain circumstances) earnest money deposit of $10,000,000 which will be credited against the purchase price upon the closing. If we fail to make the deposit at or prior to the expiration of the due diligence period, then the agreement will be automatically terminated. On August 4, 2011, we made the non-refundable (except under certain circumstances) earnest money deposit of $10,000,000.

In addition to certain other termination rights, the agreement may be terminated by either us or the Seller if the closing has not occurred by the date that is six months following the date of the agreement. We currently anticipate that the closing will occur before the end of the year.

Corporate Information

Our principal executive office is located at 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169, and our telephone number is (702) 792-7200.

The Exchange Offer

The Exchange Offer	We are offering to exchange up to $500,000,000 aggregate principal amount of our exchange notes for $500,000,000 aggregate principal amount of our old notes.

Exchange notes will be issued in minimum denominations of $2,000 and additional integral multiples of $1,000 in excess of $2,000. To be exchanged, an old note must be properly tendered and accepted. All outstanding old notes that are validly tendered and not validly withdrawn will be exchanged for respective exchange notes issued on or promptly after the expiration date of the exchange offer. Currently, there is $500.0 million aggregate principal amount of old notes outstanding and no exchange notes outstanding.

The form and terms of the exchange notes will be substantially identical to those of the respective old notes except that the exchange notes will have been registered under the Securities Act. Therefore, the exchange notes will not be subject to certain transfer restrictions, registration rights and certain provisions regarding additional interest applicable to the old notes prior to consummation of the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on —, 2011, unless extended, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

Withdrawal	You may withdraw the tender of your old notes at any time prior to the expiration date of the exchange offer. See “The Exchange Offer—Withdrawal Rights.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	If you are a holder of old notes who wishes to accept the exchange offer, you must:

•

properly complete, sign and date the accompanying letter of transmittal (including any documents required by the letter of transmittal), or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your old notes, to the exchange agent at the address set forth under “The Exchange Offer—Exchange Agent”; or

•	arrange for The Depository Trust Company to transmit certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, to the exchange agent in connection with a book-entry transfer.

By tendering your old notes in either manner, you will be representing, among other things, that:

•	you are acquiring the exchange notes issued to you in the exchange offer in the ordinary course of your business;

•

you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes issued to you in the exchange offer; and

•	you are not an “affiliate” of ours within the meaning of Rule 144 under the Securities Act.

See “The Exchange Offer—Procedures for Tendering Old Notes.”

Special Procedures for Beneficial Owners	If you beneficially own old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender your beneficially owned old notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender the old notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date. See “The Exchange Offer—Procedures for Tendering Old Notes.”

Guaranteed Delivery Procedures	If you wish to tender your old notes, but:

•	your old notes are not immediately available; or

•	you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date; or

•	the procedures for book-entry transfer of your old notes cannot be completed prior to the expiration date;

you may tender your old notes pursuant to the guaranteed delivery procedures set forth in this prospectus and the letter of transmittal. See “The Exchange Offer—Guaranteed Delivery Procedures.”

Acceptance of Old Notes for Exchange and Delivery of Exchange Notes	Upon effectiveness of the registration statement of which this prospectus is a part and commencement of the exchange offer, we will accept any and all old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer—Acceptance of Old Notes For Exchange and Delivery of Exchange Notes.”

Certain Federal Income Tax Considerations	The exchange of exchange notes for old notes in the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Fees and Expenses	We will pay certain expenses incident to the consummation of the exchange offer and compliance with the registration rights agreement. See “The Exchange Offer—Fees and Expenses.”

Termination of Certain Rights	The old notes were issued and sold in a private offering to J.P. Morgan Securities LLC, Banc of America Securities LLC, Wells Fargo Securities, LLC, Barclays Capital Inc., RBS Securities Inc., Deutsche Bank Securities Inc., and Commerz Markets LLC, as the initial purchasers, on November 10, 2010. In connection with that sale, we executed and delivered a registration rights agreement for the benefit of the noteholders.

Pursuant to the registration rights agreement, holders of old notes: (i) have rights to receive additional interest in certain instances; and (ii) have certain rights intended for the holders of unregistered securities. Holders of exchange notes will not be, and upon consummation of the exchange offer, holders of old notes will no longer be, entitled to the right to receive additional interest in certain instances, as well as certain other rights under the registration rights agreement for holders of unregistered securities. See “The Exchange Offer.”

Resale of Exchange Notes	We believe, based on an interpretation by the staff of the SEC contained in several no action letters issued to third parties in other transactions, that you may offer to sell, sell or otherwise transfer the exchange notes issued to you in this exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act; provided that,

•	you are acquiring the exchange notes issued to you in the exchange offer in the ordinary course of your business;

•

you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes issued to you in the exchange offer; and

•	you are not an “affiliate” of ours within the meaning of Rule 144 under the Securities Act.

If you are a broker-dealer and you receive exchange notes for your own account in exchange for old notes that you acquired for your own account as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus if you decide to resell your exchange notes. See “Plan of Distribution.”

Consequences of Failure to Exchange	If you do not tender your old notes or if you tender your old notes improperly, you will continue to be subject to the restrictions on transfer of your old notes as contained in the legend on the old notes. In general, you may not sell or offer to sell the old notes, except pursuant to a registration statement under the Securities Act or any exemption from registration thereunder and in compliance with all applicable state securities laws. See “The Exchange Offer—Consequences of Failure to Exchange.”

Exchange Agent	U.S. Bank National Association is the exchange agent for the exchange offer.

The Exchange Notes

The form and term of the exchange notes will be substantially identical to those of the respective old notes except that the exchange notes will not be subject to certain transfer restrictions, registration rights and certain provisions regarding additional interest applicable to the old notes prior to the consummation of the exchange offer.

Issuer	Boyd Gaming Corporation

3883 Howard Hughes Parkway, Ninth Floor

Las Vegas, Nevada 89169

(702) 792 - 7200

Exchange Notes Offered	Up to $500,000,000 aggregate principal amount of 9 1/8% senior notes due 2018

Maturity Date	December 1, 2018

Interest and Payment Dates	Interest will accrue at a rate of 9.125% per year until maturity or earlier redemption. Interest is payable on December 1 and June 1 of each year. The first interest payment date was June 1, 2011.

Guarantees	The exchange notes will be guaranteed, jointly and severally, on a senior unsecured basis by certain of our current and future domestic restricted subsidiaries. The guarantors include all of our subsidiaries that guarantee our Amended Credit Facility, as amended from time to time. The guarantees may be released under certain circumstances. We are permitted to designate certain restricted subsidiaries as unrestricted subsidiaries subject to compliance with certain tests. See “Description of Exchange Notes—Certain covenants—Designation of Restricted and Unrestricted Subsidiaries.”

Not all of our Restricted Subsidiaries will guarantee the exchange notes. Additionally, our non-wholly-owned subsidiaries are prohibited from guaranteeing the exchange notes. For the twelve months ended June 30, 2011, our non-guarantor subsidiaries accounted for approximately $53 million, or 3%, of our net revenue(1), and at June 30, 2011, accounted for approximately $103 million, or 3%, of our total assets(1), and approximately $19 million, or 1%, of our total liabilities(1).

Ranking	The exchange notes will be our general senior unsecured obligations, will rank equally in right of payment with our existing and future senior debt, including debt under our Amended Credit Facility, and will rank senior to all of our existing and future subordinated debt, including our outstanding senior subordinated notes. The guarantees will be general senior unsecured obligations of the guarantors, will rank equally in right of payment with the guarantors’ existing and future senior debt, including guarantees of our Amended Credit Facility, and will rank senior in right of payment to any of the guarantors’ subordinated debt. The exchange notes and the guarantees

(1)	Excluding amounts related to our non-wholly-owned subsidiaries.

will be effectively subordinated to our secured debt and the guarantors’ secured debt, to the extent of the value of the collateral securing such obligations, including obligations under our Amended Credit Facility. The exchange notes will be structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the exchange notes. See “Description of Exchange Notes.”

We and our wholly-owned subsidiaries had $2.38 billion of long-term debt as of June 30, 2011 and December 31, 2010 (which amounts include approximately $356.7 million and $25.7 million of current maturities of such long-term debt at June 30, 2011 and December 31, 2010, respectively, and exclude approximately $15.6 million and $17.0 million of outstanding letters of credit as of June 30, 2011 and December 31, 2010, respectively). In addition, approximately $555.7 million and $566.8 million was contractually available for borrowing under our Amended Credit Facility as of June 30, 2011 and December 31, 2010, respectively. All amounts under our Amended Credit Facility would be effectively senior to the exchange notes offered hereby to the extent of the collateral securing such facility.

See “Capitalization” and “Description of other indebtedness—Amended Credit Facility.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes.

Optional Redemption	We may redeem some or all of the exchange notes at any time prior to December 1, 2014 at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest and all amounts, if any, payable pursuant to the provisions relating to additional interest (i) as described in “Description of Exchange Notes—Events of Default and remedies” and (ii) as provided in the registration rights agreement as described in “The Exchange Offer—Additional Interest” (collectively, “Additional Interest”), up to, but excluding, the applicable redemption rate plus a make-whole premium. We may redeem some or all of the exchange notes at any time after December 1, 2014 at the redemption prices specified in “Description of Exchange Notes—Optional redemption.” In addition, at any time prior to December 1, 2013, we may redeem up to 35% of the aggregate principal amount of the exchange notes at a redemption price equal to 109.125% of the face amount thereof plus accrued and unpaid interest and Additional Interest, if any, up to, but excluding, the applicable redemption date, with the net cash proceeds that we raise in one or more equity offerings.

Change of Control Offer; Asset Sales	Upon a change of control or, if the exchange notes have investment grade status, a change of control triggering event, we must offer to repurchase the exchange notes at 101% of the principal amount, plus accured and unpaid interest and Additional Interest, if any, to, but not including, the purchase date. See “Description of Exchange Notes—Repurchase at the option of Holders—Change of Control.”

If we sell assets or experience an event of loss, we will be required under certain circumstances to make an offer to purchase the exchange notes pursuant to the terms of the indenture governing the exchange notes. See “Description of Exchange Notes—Repurchase at the option of Holders—Asset Sales; Event of Loss.”

Certain Indenture Provisions	The indenture governing the exchange notes restricts our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness or liens;

•	pay dividends or make distributions on our capital stock or repurchase our capital stock;

•	make certain investments;

•	place restrictions on the ability of subsidiaries to pay dividends or make other distributions to us; and

•	sell certain assets or merge with or into other companies.

These covenants are subject to important exceptions and qualifications, which are described in “Description of Exchange Notes—Certain Covenants.”

Risk Factors	Investing in the exchange notes involves risks. See the section entitled “Risk Factors” for a description of the risks you should consider before participating in the exchange offer, including factors affecting forward-looking statements.

Summary Consolidated Historical Financial Data

The following tables present our summary consolidated financial data and reflect the results of our operations and financial position at the dates and for the periods indicated. The data for the three and six months ended June 30, 2011 and 2010 was derived from our unaudited condensed consolidated historical financial statements and the data for each of the years ended December 31, 2010, 2009 and 2008 was derived from our audited consolidated historical financial statements. You should read the information set forth below in conjunction with “Selected Financial Data,” the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q that are incorporated herein by reference, our consolidated financial statements and condensed consolidated financial statements, including the related notes, incorporated herein by reference, as well as the other data we have incorporated by reference into this prospectus, including our Current Report on Form 8-K filed with the SEC on September 2, 2011.

	Three months ended June 30,		Six months ended June 30,		Years ended December 31,
(in thousands, except per share data)	2011	2010	2011	2010	2010	2009	2008
	(unaudited)
Statement of Operations Data:
Revenues
Gaming	$486,557	$490,132	$968,492	$840,537	$1,812,487	$1,372,091	$1,477,476
Food and beverage	94,585	94,020	186,662	154,002	347,588	229,374	251,854
Room	60,459	58,671	117,050	90,105	211,046	122,305	140,651
Other	33,276	33,813	66,307	57,635	123,603	100,396	117,574

Gross Revenues	674,877	676,636	1,338,511	1,142,279	2,494,724	1,824,166	1,987,555
Operating income (loss)	61,990	49,676	110,094	93,706	183,938	156,193	(153,429)
Income (loss) from continuing operations before income taxes(a)	(4,732)	16,938	(14,151)	30,869	26,924	5,317	(249,536)
Income taxes	(911)	(4,912)	2,197	(9,161)	(8,236)	(1,076)	26,531
Noncontrolling interest	2,692	(8,644)	5,482	(9,891)	(8,378)	—	—

Net income (loss) attributable to Boyd Gaming Corporation	$(2,951)	$3,382	$(6,472)	$11,817	$10,310	$4,241	$(223,005)

Basic net income (loss) per share from continuing operations	$(0.03)	$0.04	$(0.07)	$0.14	$0.12	$0.05	$(2.54)

Diluted net income (loss) per share from continuing operations	$(0.03)	$0.04	$(0.07)	$0.14	$0.12	$0.05	$(2.54)

(a)	Includes an aggregate of $42.7 million and $382.5 million in noncash impairment charges to write-down certain portions of our goodwill, intangible assets and other long-lived assets to their fair value during the years ended December 31, 2009 and 2008, respectively.

(in thousands, except for ratios)	June 30, 2011	December 31, 2010(a)
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$175,780	$145,623
Total assets	$5,636,535	$5,689,289
Long-term debt, net of current maturities	$2,823,049	$3,193,065
Total stockholders’ equity	$1,395,209	$1,394,743
Ratio of earnings to fixed charges (b)		1.1	x
Deficiency of earnings to fixed charges (b)	$(14,151)	$—

(a)	Balances have been retrospectively adjusted to reflect acquisition method accounting related to the change in control of Borgata on March 24, 2010.
(b)	Fixed charges include (i) interest expensed, (ii) interest capitalized, (iii) amortized debt financing costs, and (iv) an estimate of interest within rental expense.

RISK FACTORS

An investment in the exchange notes involves a high degree of risk. In addition to the other information in this prospectus, prospective investors should carefully consider the following risks before participating in the exchange offer. If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected, which, in turn, could adversely affect our ability to pay interest or principal on the exchange notes or otherwise fulfill our obligations under the indenture governing the exchange notes. As used herein, the term “notes” means both the exchange notes and the old notes, unless otherwise indicated.

Risks Related to the Exchange Offer

An active trading market may not develop for the old notes or the exchange notes.

We are offering the exchange notes to the holders of the old notes. The old notes were sold in November 2010 to a small number of qualified institutional buyers in the United States and to investors outside of the United States under Regulation S and were subject to certain restrictions on transfer. To the extent that the old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes will be adversely affected. We cannot assure you that the market will provide liquidity for you if you want to sell your old notes. The liquidity of the trading market in the old notes and the exchange notes, and the market price quoted for the exchange notes and the old notes may be adversely affected by:

•	changes in the overall market for these types of securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes; and

•	prevailing interest rates.

As a result, you cannot be sure that an active trading market will develop for the old notes or the exchange notes.

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market. Moreover, the exchange notes will not be listed on any stock exchange. We cannot assure you that all of the exchange notes will be freely tradable without a restrictive legend after the exchange offer, nor can we assure you as to the liquidity of the markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices lower than their principal amount or purchase price depending on many factors, including prevailing interest rates and the markets for similar securities. The initial purchasers of the old notes have advised us that they presently intend to make a market in the exchange notes after completion of the exchange offer, as permitted by applicable laws and regulations. However, they are not obligated to do so, and any market-making activities that the initial purchasers do engage in may be discontinued at any time without notice. In addition, such market-making activity may be limited during the pendency of the exchange offer.

Restrictions on exchange offer.

Issuance of exchange notes in exchange for old notes pursuant to the exchange offer will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal, or an agent’s message in lieu thereof, including all other documents required by such letter of transmittal. Therefore, holders of old notes desiring to tender such old notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. We and the exchange agent are under no duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “The Exchange Offer—Resale of Exchange Notes” and “Plan of Distribution.”

Consequences of failure to exchange.

Holders of old notes who do not exchange their old notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend on the old notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange.”

Pursuant to the terms of the registration rights agreement, we will be required to use commercially reasonable efforts to file a shelf registration statement pursuant to Rule 415 of the Securities Act if (i) the exchange offer is not permitted by applicable law or SEC policy, (ii) the exchange offer is not consummated by November 10, 2011 or (iii) if any holder of the old notes notifies us prior to the 10the business day following consummation of the exchange offer that (a) such holder, alone or together with other holders who hold in the aggregate at least $1.0 million in principal amount of old notes, was prohibited by applicable law or SEC policy from participating in the exchange offer, (b) such holder may not resell the exchange notes to the public without delivery of a prospectus and the prospectus contained in the exchange offer registration statement may not be used for such resales by such holder or (c) such holder is a broker-dealer who holds old notes acquired directly from us or any of our affiliates. See “The Exchange Offer—Shelf Registration Statement.”

Your ability to sell your exchange notes may be impaired because the exchange notes are non-investment grade debt.

At the time of this exchange offer, the exchange notes are non-investment grade debt. There can be no assurance that the exchange notes will ever achieve or maintain investment grade status. Many institutional investors have policies which prohibit or restrict their investment in non-investment grade debt. As a result, any trading market which may develop for the exchange notes may be relatively illiquid and you may encounter difficulties in disposing of your exchange notes. Moreover, the market for non-investment grade debt has, historically, been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market, if any, for the exchange notes will be free from similar disruptions, and any such disruptions may adversely affect the prices at which you may sell your exchange notes.

Risks Related to the Exchange Notes

Your right to receive payments on the exchange notes will be effectively subordinated to our secured debt and the secured indebtedness of the guarantors to the extent of the value of the collateral securing such debt, including obligations under our Amended Credit Facility, and structurally subordinated to the existing and future debt and other liabilities of our subsidiaries that do not guarantee the exchange notes.

The exchange notes will be effectively subordinated to any secured debt to the extent of the value of the collateral securing such debt, including debt under our Amended Credit Facility. Certain of our current and future domestic restricted subsidiaries will guarantee the exchange notes with full and unconditional guarantees that will be unsecured senior obligations of such subsidiaries and will rank senior to all of such subsidiaries’ existing and future subordinated debt. The guarantees will be effectively subordinated to any secured debt of our guarantor subsidiaries to the extent of the value of the collateral securing such debt, including debt under our Amended Credit Facility. The exchange notes will be structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the exchange notes.

We and our wholly-owned subsidiaries had $2.38 billion of long-term debt as of June 30, 2011 and December 31, 2010 (which amounts include approximately $356.7 million and $25.7 million of current maturities of such long-term debt at June 30, 2011 and December 31, 2010, respectively, and exclude approximately $15.6 million and $17.0 million, of outstanding letters of credit as of June 30, 2011 and December 31, 2010, respectively). In addition, approximately $555.7 million and $566.8 million was contractually available for borrowing under our Amended Credit Facility as of June 30, 2011 and December 31, 2010, respectively.

We are a holding company and depend on the business of our subsidiaries to satisfy our obligations under the exchange notes.

We are a holding company. Our subsidiaries conduct substantially all of our consolidated operations and own substantially all of our consolidated assets. Consequently, our cash flow and our ability to pay our debts depends on our subsidiaries’ cash flow and their payment of funds to us. Our non-guarantor subsidiaries are not obligated to make funds available to us for payment on the exchange notes. In addition, our subsidiaries’ ability to make any payments to us will depend on their earnings, the terms of their indebtedness, business and tax considerations, legal and regulatory restrictions, and economic conditions. The ability of our subsidiaries to make payments to us is also governed by the gaming laws of certain jurisdictions, which place limits on the amount of funds which may be transferred to us and may require prior or subsequent approval for any payments to us. Payments to us are also subject to legal and contractual restrictions. The terms of Borgata’s credit agreement limits the amount of funds that can be distributed to us. The funds generated by Borgata are primarily used to service its own indebtedness and are not generally available (except to the extent distributions are allowed to be paid to us, primarily for payment of our share of liabilities for income taxes incurred by MDDC) to service our indebtedness.

We are permitted to create unrestricted subsidiaries, which will not be subject to any of the covenants in the indenture, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

Unrestricted subsidiaries will not be subject to the covenants under the indenture. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the exchange notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the exchange notes.

The exchange notes and the related guarantees will not be secured by any of our assets and your right to enforce remedies will be limited by the rights of holders of secured debt.

The exchange notes and the related guarantees will not be secured by any of our assets. Our obligations under our Amended Credit Facility, subject to certain exceptions, are guaranteed by our material subsidiaries and are secured by the capital stock of each subsidiary that holds a gaming license (other than Eldorado Inc.). In addition, subject to certain exceptions, Boyd Gaming Corporation and each of its “significant subsidiaries” (as determined under the Amended Credit Facility) granted the administrative agent, for the benefit of the lenders, first priority liens and security interests on substantially all of their real and personal property, other than gaming licenses and subject to certain other exceptions, as additional security for the performance of the secured obligations under our Amended Credit Facility. If we become insolvent or are liquidated, or if payment under our Amended Credit Facility is accelerated, the agent under our Amended Credit Facility will be entitled to exercise the remedies available to a secured lender under applicable law and our Amended Credit Facility. Accordingly, the lenders under our Amended Credit Facility will have a prior claim with respect to such assets and there may not be sufficient assets remaining to pay amounts due on the exchange notes then outstanding. Furthermore, in certain circumstances, we and our subsidiaries will be permitted under the terms of the indenture governing the exchange notes to incur additional secured indebtedness and the amount of such secured indebtedness may be substantial. The exchange notes are effectively subordinated to our existing and future secured indebtedness and the guarantees are effectively subordinated to the existing and future secured indebtedness of the guarantors, in each case, to the extent of the value of the assets securing that indebtedness. As a result, holders of exchange notes may receive less, ratably, than holders of our or the guarantors’ secured debt in the event of a bankruptcy or liquidation.

We may not have the funds necessary to finance the repurchase of the exchange notes required by the indenture upon the occurrence of certain change of control events and asset sales.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes. In addition, upon the occurrence of certain asset sales, subject to our right to reinvest the proceeds from such sales within 360 days of such sales or repay other senior indebtedness, we will be required to offer to repurchase outstanding notes as specified in the indenture governing the exchange notes. However, it is possible that we will not have sufficient funds at the time of the change of control or the time of the repurchase obligation resulting from asset sales to make the required repurchase of notes or that restrictions in our Amended Credit Facility will not allow such repurchases.

Our failure to repurchase the notes would be a default under the indenture governing the exchange notes and could result in a cross default under our Amended Credit Facility and our outstanding senior subordinated notes. In addition, events constituting a change of control would generally require us to offer to repurchase our 6 3/4% senior subordinated notes due 2014, of which an aggregate principal amount of $215.7 million was outstanding, and our 7 1/8% senior subordinated notes due 2016, of which an aggregate principal amount of $240.8 million was outstanding, in each case at June 30, 2011, respectively. To the extent that proceeds from certain asset sales are not reinvested or used to repay the notes, our obligations under the Amended Credit Facility or other senior debt, we are required by the terms of such senior subordinated notes to make an offer to purchase such notes. It is possible that we will not have sufficient funds at such time to make the required repurchase of such senior subordinated notes or that restrictions in our Amended Credit Facility will not allow such repurchases.

The indenture governing the exchange notes contains restrictions and limitations that could significantly affect our ability to operate our business, as well as significantly affect our liquidity, and adversely affect you, as holders of the exchange notes.

The indenture governing the exchange notes contains a number of significant covenants that could adversely affect our ability to operate our business, as well as significantly affect our liquidity, and therefore could adversely affect our results of operations. These covenants restrict, among other things, our ability to:

•	incur additional indebtedness or liens;

•	pay dividends or make distributions on our capital stock or repurchase our capital stock;

•	make certain investments;

•	place restrictions on the ability of subsidiaries to pay dividends or make other distributions to us; and

•	sell certain assets or merge with or into other companies.

These covenants are subject to important exceptions and qualifications as described under “Description of Exchange Notes.” For example, the asset sale covenant does not prohibit the sale or transfer of assets with a fair market value of $100 million or less and therefore we may dispose of assets with significant value without restriction.

Our ability to comply with these covenants may be affected by events beyond our control. The breach of any such covenants or obligations not otherwise waived or cured could result in a default under the indenture and could trigger acceleration of those obligations, which in turn could trigger cross defaults under other agreements governing our long-term indebtedness. Any default under the indenture governing the exchange notes could adversely affect our growth, our financial condition, our results of operations and our ability to make payments on our debt, and could force us to seek protection under the bankruptcy laws.

Fraudulent transfer matters—federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor, if the guarantor at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We, meaning only Boyd Gaming Corporation, have no significant operations of our own and derive substantially all of our revenue from our subsidiaries. If a guarantee of the exchange notes by a subsidiary were avoided as a fraudulent transfer, holders of other indebtedness of, and trade creditors of, that subsidiary would generally be entitled to payment of their claims from the assets of the subsidiary before such assets could be made available for distribution to us to satisfy our own obligations, such as the exchange notes.

You may have to dispose of the notes if your ownership of the notes is determined to be harmful to us.

The gaming authority of any jurisdiction in which we currently or in the future conduct or propose to conduct gaming may require that a holder of the exchange notes be registered, licensed, qualified or found suitable, or comply with any other requirement under applicable gaming laws. Under the indenture governing the exchange notes, we will be able to redeem or require you to dispose of all or a portion of your exchange notes, and if required by the applicable gaming authority, we will be required to redeem or require you to dispose of, all or a portion of your exchange notes to the extent required by the gaming authority or deemed necessary or advisable by us.

The redemption price will be equal to the lesser of:

•

the lowest closing sale price of the exchange notes on any trading day during the 120-day period ending on the date upon which we shall have received notice from a gaming authority of your disqualification, or

•	the price that you or the beneficial owner paid for the exchange notes,

unless a different amount is required by such gaming authority.

By accepting an exchange note, each holder or beneficial owner of an exchange note agrees that the exchange notes held by such holder or beneficial owner shall be subject to the aforementioned provisions.

The market valuation of the exchange notes may be exposed to substantial volatility.

A real or perceived economic downturn or higher interest rates could cause a decline in the exchange notes, and to high-yield bonds generally, and thereby negatively impact the market for high-yield bonds, and more specifically, the exchange notes. Because the exchange notes may be thinly traded, it may be more difficult to sell and accurately value the exchange notes. In addition, as has recently been evident in the recent turmoil in the global financial markets, the present economic slowdown and the uncertainty over its breadth, depth and duration, the entire high-yield bond market can experience sudden and sharp price swings, which could be exacerbated by large or sustained sales by major investors in the notes, a high-profile default by another issuer, or simply a change in the market’s psychology regarding high-yield notes. Moreover, if one of the major rating corporations lowers its credit rating of the exchange notes, the price of the exchange notes will likely decline.

Risks Related to our Indebtedness

We have a significant amount of indebtedness.

We had total consolidated long-term debt, net of current maturities, of approximately $2.82 billion at June 30, 2011. If we pursue, or continue to pursue, any expansion, development, investment or renovation projects, we expect that our long-term debt will substantially increase in connection with related capital expenditures. This indebtedness could have important consequences, including:

•	difficulty in satisfying our obligations under our current indebtedness;

•	increasing our vulnerability to general adverse economic and industry conditions;

•

requiring us to dedicate a substantial portion of our cash flows from operations to payments on our indebtedness, which would reduce the availability of our cash flows to fund working capital, capital expenditures, expansion efforts and other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	placing us at a disadvantage compared to our competitors that have less debt; and

•	limiting, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could have a significant adverse effect on our business, results of operations and financial condition.

Our debt instruments contain, and any future debt instruments likely will contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	incur additional debt, including providing guarantees or credit support;

•	incur liens securing indebtedness or other obligations;

•	dispose of assets;

•	make certain acquisitions;

•	pay dividends or make distributions and make other restricted payments;

•	enter into sale and leaseback transactions;

•	engage in any new businesses; and

•	enter into transactions with our stockholders and our affiliates.

On December 3, 2010, we entered into the Amendment and Restatement Agreement, pursuant to which our Amended Credit Facility, was amended and restated to, among other things, (i) reduce the aggregate commitments under the Credit Facility and (ii) permit consenting Lenders to extend the maturity date of their commitments, new Lenders to issue revolving commitments and term loans and existing Lenders to increase their commitments (each, an “Extending Lender”) in each case with a maturity date five years from the restatement effective date.

Each of the Extending Lenders permanently reduced their commitments under the former credit facility by up to 50% of the amount thereof. As a result, the aggregate commitments under the Amended Credit Facility were reduced from $3 billion to approximately $1.5 billion (including $500 million of term loans, and excluding $331.0 million in non-extending amounts), which commitments may be increased from time to time by up to $500 million (instead of $1 billion commitment increases provided for under the former credit facility) through additional revolving credit or term loans under the Amended Credit Facility.

Our current debt service requirements on the extending amounts under the Amended Credit Facility primarily consist of interest payments on the outstanding borrowings. However, pursuant to the terms of the Amended Credit Facility, the term loans amortize in an annual amount equal to 5% of the original principal amount thereof, and commenced March 31, 2011, payable on a quarterly basis. The interest rate per annum applicable to revolving and term loans under the Amended Credit Facility is based upon, at our option, LIBOR or the “base rate,” plus an applicable margin in either case. Debt service requirements under our current outstanding senior subordinated and senior notes consist of semi-annual interest payments (based upon fixed annual interest rates ranging from 6.75% to 9.125%) and repayment of our senior subordinated and senior notes due April 15, 2014, February 1, 2016 and December 1, 2018 for each of our 6 3/4 and 7 1/8% senior subordinated notes and our 9 1/8% senior notes, respectively.

The Amended Credit Facility contains certain financial and other covenants, including, without limitation, various covenants (i) requiring the maintenance of a minimum consolidated interest coverage ratio, (ii) establishing a maximum permitted consolidated total leverage ratio, (iii) establishing a maximum permitted secured leverage ratio, (iv) imposing limitations on the incurrence of indebtedness, (v) imposing limitations on transfers, sales and other dispositions and (vi) imposing restrictions on investments, dividends and certain other payments. Subject to certain exceptions, we may be required to repay the amounts outstanding under the Amended Credit Facility in connection with certain asset sales and issuances of certain additional secured indebtedness.

In addition, our Amended Credit Facility requires us to maintain certain ratios, including a minimum Interest Coverage Ratio (as defined in the Amended Credit Facility) of 2.00 to 1.00, a Total Leverage Ratio and a Secured Leverage Ratio (both as defined in the Amended Credit Facility) that adjust over the life of our Amended Credit Facility. We believe that we were in compliance with the Amended Credit Facility covenants at June 30, 2011, including the minimum consolidated Interest Coverage Ratio, the maximum permitted consolidated Total Leverage Ratio and the maximum permitted Secured Leverage Ratio, which, at June 30, 2011, were 2.42 to 1.00, 6.95 to 1.00 and 4.14 to 1.00, respectively. Our future debt agreements could contain financial or other covenants more restrictive than those applicable under our existing instruments.

At June 30, 2011, assuming our current level of Consolidated Funded Indebtedness remains constant, we estimate that a 10.3% or greater decline in our twelve-month trailing Consolidated EBITDA, as compared to June 30, 2011, would cause us to exceed our maximum permitted consolidated Total Leverage Ratio covenant for that period. In addition, at June 30, 2011, assuming our current level of Secured Indebtedness remains constant, we estimate that a 8.0% or greater decline in our twelve-month trailing Consolidated EBITDA, as compared to June 30, 2011, would cause us to exceed our maximum permitted Secured Leverage Ratio covenant for that period. Additionally, at June 30, 2011, assuming our current level of interest expense remains constant, we estimate that a 17.2% or greater decline in our twelve-month trailing Consolidated EBITDA, as compared to June 30, 2011, would cause us to go below our minimum consolidated Interest Coverage Ratio covenant for that period. However, in the event that we project our Consolidated EBITDA may decline by such levels or more, we could implement certain actions in an effort to minimize the possibility of a breach of the maximum permitted consolidated Total Leverage Ratio, the maximum permitted Secured Leverage Ratio and the minimum consolidated Interest Coverage Ratio covenants. These actions may include, among others, reducing payroll, benefits and certain other operating costs, deferring or eliminating certain maintenance, expansion or other capital expenditures, reducing our outstanding indebtedness through repurchases or redemption, and/or increasing cash by selling assets or issuing equity.

Debt service requirements under our current outstanding senior subordinated notes consist of semi-annual interest payments (based upon fixed annual interest rates ranging from 6.75% to 7.125%) and repayment of our senior subordinated notes due on April 15, 2014 and February 1, 2016 for each of our 6 3/4% and 7 1/8% senior subordinated notes, respectively. The indenture governing the exchange notes offered hereby is subject to a number of exceptions that will permit the repayment of these subordinated obligations.

In addition, Borgata has significant indebtedness which could affect its ability to pay dividends to us. While we received a one-time distribution from Borgata of approximately $135.4 million in August 2010 in connection with Borgata’s financing, any future distribution from Borgata (other than distributions to satisfy tax liabilities relating to income of Borgata) will be subject to the limitations on dividends, distributions and certain other restricted payments under Borgata’s bank credit agreement and the indenture governing Borgata’s senior secured notes.

We did not receive distributions from Borgata during the six months ended June 30, 2011 and received $17.5 million from Borgata during the six months ended June 30, 2010. Other than the August 2010 distribution, the distributions from Borgata have generally declined as a result of the decline in Borgata’s operating results. Borgata has significant uses for its cash flows, including maintenance capital expenditures, interest payments, state income taxes and the repayment of debt. Borgata’s cash flows are primarily used for its business needs and are not generally available, except to the extent distributions are paid to us, to service our indebtedness.

In addition, Borgata’s credit facility contains customary affirmative and negative covenants, including covenants that limit Borgata’s ability to:

•	incur additional debt;

•	pay dividends and make other distributions;

•	create liens;

•	enter into transactions with affiliates;

•	merge or consolidate; and

•	engage in unrelated business activities.

In the event that Borgata fails to comply with its covenants, it may be prevented from making any distributions to us during such period of noncompliance, except for distributions to pay our share of liabilities for income taxes incurred by MDDC.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the exchange notes, and to fund planned capital expenditures and expansion efforts will depend upon our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

It is unlikely that our business will generate sufficient cash flows from operations, or that future borrowings will be available to us under our Amended Credit Facility in amounts sufficient to enable us to pay our indebtedness, including the exchange notes, as such indebtedness matures and to fund our other liquidity needs. We believe that we will need to refinance all or a portion of our indebtedness, before maturity, and cannot provide assurances that we will be able to refinance any of our indebtedness, including our Amended Credit Facility and these notes, on commercially reasonable terms, or at all. We may have to adopt one or more alternatives, such as reducing or delaying planned expenses and capital expenditures, selling assets, restructuring debt, or obtaining additional equity or debt financing or joint venture partners. These financing strategies may not be effected on satisfactory terms, if at all. In addition, certain states’ laws contain restrictions on the ability of companies engaged in the gaming business to undertake certain financing transactions. Some restrictions may prevent us from obtaining necessary capital.

We and our subsidiaries may still be able to incur substantially more debt, which could further exacerbate the risks described above.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the exchange notes will not fully prohibit us or our subsidiaries from doing so. Approximately $555.7 million and $566.8 million was available for borrowing under our Amended Credit Facility as of June 30, 2011 and December 31, 2010, respectively. All of those borrowings would be effectively senior to the exchange notes and the guarantees of our subsidiary guarantors to the extent of the value of the collateral securing such borrowings. If new debt is added to our, or our subsidiaries’, current debt levels, the related risks that we or they now face could intensify.

Borgata may be unable to refinance its indebtedness.

In August 2010, Borgata entered into a $150 million bank credit facility that matures in August 2014 and issued $800 million in senior secured debt, $400 million of which matures in October 2015 and $400 million of which matures in August 2018. Borgata’s ability to refinance its indebtedness will depend on its ability to generate future cash flow and Borgata is entirely dependent on its operations, including the Water Club, for all of its cash flow. Its ability to generate cash in the future, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control.

It is unlikely that Borgata’s business will generate sufficient cash flows from operations in amounts sufficient to enable it to pay the principal on its indebtedness at maturity and to fund its other liquidity needs. We believe Borgata will need to refinance all or a portion of its indebtedness before maturity, and we cannot provide assurances that it will be able to repay or refinance its indebtedness on commercially reasonable terms, or at all. Borgata may have to adopt one or more alternatives, such as reducing or delaying planned expenses and capital expenditures, selling assets, restructuring debt, or obtaining additional equity or debt financing or joint venture partners. These financing strategies may not be effected on satisfactory terms, if at all. In addition, New Jersey laws and regulations contain restrictions on the ability of companies engaged in the gaming business to undertake certain financing transactions. Such restrictions may prevent Borgata from obtaining necessary capital.

Risks Related to Boyd Gaming and the Gaming Industry

Our business is particularly sensitive to reductions in discretionary consumer spending as a result of downturns in the economy.

Consumer demand for entertainment and other amenities at casino hotel properties, such as ours, are particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences brought about by factors such as perceived or actual general economic conditions, effects of the current decline in consumer confidence in the economy, including the current housing, employment and credit crisis, the impact of high energy and food costs, the increased cost of travel, the potential for continued bank failures, decreased disposable consumer income and wealth, or fears of war and future acts of terrorism could further reduce customer demand for the amenities that we offer, thus imposing practical limits on pricing and negatively impacting our results of operations and financial condition.

For example, the year ended December 31, 2009 was one of the toughest periods in Las Vegas Locals history. The current housing crisis and economic slowdown in the United States has resulted in a significant decline in the amount of tourism and spending in Las Vegas. Similarly, weak economic conditions have also adversely affected tourism and spending in Atlantic City, where Borgata is located. The number of annual visitors to Atlantic City has decreased from a peak of 34.9 million visitors in 2005, to 34.5 million in 2006, 33.3 million in 2007, 31.8 million in 2008, 30.4 million in 2009 and 29.3 million in 2010. In addition, after reaching a peak of $5.22 billion in total casino win in 2006, total casino win in the Atlantic City market has since declined to $4.92 billion in 2007, $4.55 billion in 2008, $3.94 billion in 2009 and $3.57 billion in 2010. Since our business model relies on consumer expenditures on entertainment, luxury and other discretionary items, continuation or deepening of the economic downturn will further adversely affect our results of operations and financial condition.

Intense competition exists in the gaming industry, and we expect competition to continue to intensify.

The gaming industry is highly competitive for both customers and employees, including those at the management level. We compete with numerous casinos and hotel casinos of varying quality and size in market areas where our properties are located. We also compete with other non-gaming resorts and vacation destinations, and with various other casino and other entertainment businesses, and could compete with any new forms of gaming that may be legalized in the future. The casino entertainment business is characterized by competitors that vary considerably in their size, quality of facilities, number of operations, brand identities, marketing and growth strategies, financial strength and capabilities, level of amenities, management talent and geographic diversity. In most markets, we compete directly with other casino facilities operating in the immediate and surrounding market areas. In some markets, we face competition from nearby markets in addition to direct competition within our market areas.

In recent years, with fewer new markets opening for development, competition in existing markets has intensified. We have invested in expanding existing facilities, developing new facilities, and acquiring established facilities in existing markets. In addition, our competitors have also invested in expanding their existing facilities and developing new facilities. This expansion of existing casino entertainment properties, the increase in the number of properties and the aggressive marketing strategies of many of our competitors have increased competition in many markets in which we compete, and this intense competition can be expected to continue. In addition, competition may intensify if our competitors commit additional resources to aggressive pricing and promotional activities in order to attract customers.

If our competitors operate more successfully than we do, if they attract customers away from us as a result of aggressive pricing and promotion, if they are more successful than us in attracting and retaining employees, if their properties are enhanced or expanded, if they operate in jurisdictions that give them operating advantages due to differences or changes in gaming regulations or taxes, or if additional hotels and casinos are established in and around the locations in which we conduct business, we may lose market share or the ability to attract or retain employees. In particular, the expansion of casino gaming in or near any geographic area from which we attract or expect to attract a significant number of our customers could have a significant adverse effect on our business, financial condition and results of operations.

Also, our business may be adversely impacted by the additional gaming and room capacity in states which may be competitive in the other markets where we operate or intend to operate. Several states are also considering enabling the development and operation of casinos or casino-like operations in their jurisdictions.

For example, the expansion of casino gaming in or near the mid-Atlantic region from which Borgata attracts and expects to attract most of its customers has had an adverse effect on its business, results of operations and financial condition. In January 2010, table game legislation was signed into Pennsylvania law which allows up to 250 table games at each of the twelve largest authorized casinos and up to 50 table games at each of the remaining two smaller authorized casinos. Table games became operational at the seven existing casinos in the Philadelphia region in mid-July 2010. In addition, other states near New Jersey, including New York and Delaware, either have or are currently contemplating gaming legislation. In January 2010, Delaware legalized table games, which became operational in June 2010 at all three Delaware casinos. Convenience may be a more important factor than amenities for some customers, especially mid-week and repeat customers. These customers may prefer the convenience of a closer drive to a nearby casino rather than dealing with a longer drive to enjoy the amenities that Borgata has to offer. Expansion of gaming facilities in Pennsylvania and other nearby states therefore has resulted in fewer customer visits to Borgata, which has adversely impacted Borgata’s business, results of operations and financial condition.

We also compete with legalized gaming from casinos located on Native American tribal lands. Expansion of Native American gaming in areas located near our properties, or in areas in or near those from which we draw our customers, could have an adverse effect on our operating results. For example, increased competition from federally recognized Native American tribes near Blue Chip and Sam’s Town Shreveport has had a negative impact on our results. Native American gaming facilities typically have a significant operating advantage over our properties due to lower gaming taxes, allowing those facilities to market more aggressively and to expand or update their facilities at an accelerated rate. Although we have expanded our facility at Blue Chip in an effort to be more competitive in this market, these competing Native American properties could continue to have an adverse impact on the operations of Blue Chip and Sam’s Town Shreveport.

The global financial crisis and decline in consumer spending may have an effect on our business and financial condition in ways that we currently cannot accurately predict.

The significant distress recently experienced by financial institutions has had, and may continue to have, far-reaching adverse consequences across many industries, including the gaming industry. The ongoing credit and liquidity crisis has greatly restricted the availability of capital and has caused the cost of capital (if available) to be much higher than it has traditionally been. Therefore, we have no assurance that we will have further access to credit or capital markets at desirable times or at rates that we would consider acceptable, and the lack of such funding could have a material adverse effect on our business, results of operations and financial condition, including our ability to refinance our or Borgata’s indebtedness, our flexibility to react to changing economic and business conditions and our ability or willingness to fund new development projects.

We are not able to predict the duration or severity of the economic downturn, and the resulting impact on the solvency of many of the financial institutions, that have been negatively impacted. If a large percentage of our lenders were to file for bankruptcy or otherwise default on their obligations to us, we may not have the liquidity under our Amended Credit Facility to fund our current projects. There is no certainty that our lenders will continue to remain solvent or fund their respective obligations under our Amended Credit Facility. If we were otherwise required to renegotiate or replace our Amended Credit Facility, there is no assurance that we will be able to secure terms that are as favorable to us, if at all.

We may incur impairments to goodwill, indefinite-lived intangible assets, or long-lived assets.

In accordance with the authoritative accounting guidance for goodwill and other intangible assets, we test our goodwill and indefinite-lived intangible assets for impairment annually or if a triggering event occurs. We perform the annual impairment testing for goodwill and indefinite-lived intangible assets in the second quarter of each fiscal year. The results of our annual scheduled impairment test of goodwill and indefinite-lived intangible assets did not require us to record an impairment charge during the three and six months ended June 30, 2011; however, as discussed below, if our estimates of projected cash flows related to these assets are not achieved, we may be subject to a future impairment charge, which could have a material adverse impact on our consolidated financial statements. In addition, in accordance with the provisions of the authoritative accounting guidance for the impairment or disposal of long-lived assets, we test long-lived assets for impairment if a triggering event occurs.

We are entirely dependent upon our properties for future cash flows and our continued success depends on our ability to draw customers to our properties. Significant negative industry or economic trends, reduced estimates of future cash flows, disruptions to our business, slower growth rates or lack of growth in our business, have resulted in significant write-downs and impairment charges during the years ended December 31, 2009 and 2008, and, if one or more of such events continue, additional impairment charges may be required in future periods. If we are required to record additional impairment charges, this could have a material adverse impact on our consolidated financial statements.

On August 1, 2008, due to the difficult environment in the capital markets, as well as weak economic conditions, we announced the delay of Echelon. At such time, we did not anticipate the severity or the long-term effects of the current economic downturn, evidenced by lower occupancy rates, declining room rates and reduced consumer spending across the country, but particularly in the Las Vegas geographical area; nor did we predict that the incremental supply becoming available on the Las Vegas Strip would face such depressed demand levels, thereby elongating the time for absorption of this additional supply into the market. As we do not yet believe that a significant level of economic recovery has occurred along the Las Vegas Strip, as previously disclosed, we do not expect to resume construction of Echelon for three to five years. We also do not believe that financing for a development project such as Echelon is currently available on terms satisfactory to us.

The change in circumstances implies that the carrying amounts of the assets related to Echelon may not be recoverable; therefore, we performed an impairment test of these assets during the year ended December 31, 2009. While the outcome of this evaluation resulted in no impairment of Echelon’s assets, as the estimated weighted net undiscounted cash flows from the project exceeded the current carrying value of the assets of approximately $928 million at December 31, 2009, we can provide no assurances that future evaluations will not result in impairment charges. As we further develop and explore the viability of alternatives for the project, we will continue to monitor these assets for recoverability. If we are subject to a non-cash write-down of these assets, it could have a material adverse impact on our consolidated financial statements.

Due to the circumstances regarding the final development plan of Echelon, we reviewed our former investment in the Morgans joint venture for impairment during 2009. Considering the subsequent mutual termination of this joint venture, certain of our contributions, primarily related to the architectural and design plans, will ultimately not be realizable, as a result, we recorded an other-than-temporary non-cash impairment charge of $13.5 million during the year ended December 31, 2009 related to such costs.

In addition, during the year ended December 31, 2009, in conjunction with an amendment to the Dania Jai-Alai purchase agreement to settle the contingent payment prior to the satisfaction of the legal conditions, we recorded the remaining $28.4 million of the $75 million contingent liability as an additional cost of the acquisition (goodwill). We tested the goodwill for recoverability, which resulted in a noncash impairment charge of $28.4 million during the year ended December 31, 2009.

During the year ended December 31, 2008, we recorded $290.2 million in aggregate noncash impairment charges to write-down certain portions of our goodwill, intangible assets and other long-lived assets to their fair value at December 31, 2008. The impairment test for these assets was principally due to the decline in our stock price that caused our book value to exceed our market capitalization, which was an indication that these assets may not be recoverable. The primary reason for these impairment charges relates to the ongoing economic downturn and increased discount rates in the credit and equity markets, which has caused us to reduce our estimates for projected cash flows, and has reduced overall industry valuations.

Our partner in MDDHC, the limited liability company that owns and operates Borgata Hotel Casino and Spa in Atlantic City, New Jersey, has transferred its 50% interest to the Divestiture Trust and we do not have the ability to select the new partner.

We own a 50% interest in the limited liability company that operates Borgata. MGM currently beneficially owns the other 50% interest. As a result of the NJDGE’s investigation of MGM’s relationship with its joint venture partner in Macau, MGM entered into a settlement agreement with the NJDGE and the NJCCC under which MGM placed its 50% ownership interest in Borgata into a Divestiture Trust, which was established for the purpose of selling the MGM Interest to a third party.

We are the managing member of the limited liability company that operates Borgata, and have been, and will continue to be responsible for the day-to-day operations of Borgata, including the operations and improvement of the facility and business. Additionally, we hold a right of first refusal on any sale of the MGM Interest in Borgata. However, we believe we will expend managerial resources to effectuate the eventual sale of the MGM Interest from the Divesture Trust to a new partner, regardless of whether we exercise our right of first refusal. Other than exercising our right of first refusal, we generally do not have the ability to affect the selection of the potential new partner at Borgata.

While we believe we will retain direct control of the operations of Borgata, based on our current and amended operating agreement, a new partner may want to negotiate greater rights or different terms. If we agree to consider changes to the operating agreement, these negotiations may decrease our ability to directly control the facility and effectively manage our financial risk. Any new partner could have economic or business interests or goals that are inconsistent with our economic or business interests or goals. The ongoing operation of the facility could change if we agree to negotiate agreements with a new partner that contain terms that differ from our existing operating agreement.

In addition, Borgata’s existing amended credit facility matures in August 2014. At the time of maturity, if Borgata is unable to refinance its existing amended credit facility on favorable terms, additional credit support and/or capital contributions in the form of equity may be necessary to fund the ongoing operations of Borgata, which may need to be contributed by us or the new partner, or both. Any new partner might become bankrupt or not have the financial resources to meet its share of the obligations, which could require us to fund more than our 50% share. If we are unable to obtain adequate financing in a timely manner, or at all, we may be unable to meet the operating cash flows of Borgata, and our investment would be at risk.

We face risks associated with growth and acquisitions.

As part of our business strategy, we regularly evaluate opportunities for growth through development of gaming operations in existing or new markets, through acquiring other gaming entertainment facilities or through redeveloping our existing gaming facilities. For example, in 2011, we announced the sale of Dania Jai Alai and the pending acquisition of the IP Casino Resort Spa. In February 2007, we completed the Barbary Coast exchange transaction. In January 2009, we completed the hotel construction project at Blue Chip. We may also pursue expansion opportunities, including joint ventures, in jurisdictions where casino gaming is not currently permitted in order to be prepared to develop projects upon approval of casino gaming. The expansion of our operations, whether through acquisitions, development or internal growth, could divert management’s attention and could also cause us to incur substantial costs, including legal, professional and consulting fees. There can be no assurance that we will be able to identify, acquire, develop or profitably manage additional companies or operations or successfully integrate such companies or operations into our existing operations without substantial costs, delays or other problems. Additionally, there can be no assurance that we will receive gaming or other necessary licenses or approvals for our new projects or that gaming will be approved in jurisdictions where it is not currently approved. With respect to the sale of Dania Jai-Alai and the pending acquisition of the IP Casino Resort Spa, there can be no assurance that the respective transactions will close as anticipated, or at all.

Ballot measures or other voter-approved initiatives to allow gaming in jurisdictions where gaming, or certain types of gaming (such as slots), was not previously permitted could be challenged, and, if such challenges are successful, these ballot measures or initiatives could be invalidated. Furthermore, there can be no assurance that there will not be similar or other challenges to legalized gaming in existing or current markets in which we may operate or have development plans, and successful challenges to legalized gaming could require us to abandon or substantially curtail our operations or development plans in those locations, which could have a material adverse effect on our financial condition and results of operations.

On August 1, 2008, due to the difficult environment in the capital markets, as well as weak economic conditions, we announced the delay of Echelon. As previously disclosed, we do not expect to resume construction of Echelon for three to five years. We can provide no assurances regarding the timing or effects of our delay of construction at Echelon and when, or if, construction will recommence, or the effect that such delay will have on our business, operations or financial condition. In addition, our agreements or arrangements with third parties could require additional fees or terms in connection with modifying their agreements that may be unfavorable to us, and we can provide no assurances that we will be able to reach agreement on any modified terms.

Additionally, in February 2008, management determined to indefinitely postpone redevelopment of our Dania Jai-Alai facility, and in connection with that determination we recorded an $84.0 million noncash impairment charge to write-off Dania Jai-Alai’s intangible license rights and to write-down its property and equipment to their estimated fair values. Our decision to postpone the development was based on numerous factors, including the introduction of expanded gaming at a nearby Native American casino, the potential for additional casino gaming venues in Florida, and the existing Broward County pari-mutuel casinos performing below our expectations for the market. There can be no assurance that we will not face similar challenges and difficulties with respect to new development projects or expansion efforts that we may undertake, which could result in significant sunk costs that we may not be able to fully recoup or that otherwise have a material adverse effect on our financial condition and results of operations.

We own facilities that are located in areas that experience extreme weather conditions.

Extreme weather conditions may interrupt our operations, damage our properties and reduce the number of customers who visit our facilities in the affected areas.

For example, as a result of the potential impact of Hurricane Irene, Borgata was temporarily closed for approximately two and a half days in August 2011. In addition, in May 2011, due to flooding of the Mississippi River, the Mississippi Gaming Commission ordered the nine casinos located in Tunica, Mississippi to close indefinitely to ensure the safety of visitors and employees. Accordingly, effective May 1, 2011, we closed Sam’s Town Hotel and Gambling Hall in Tunica. We were able to reopen on May 28, 2011; however, Sam’s Town Hotel and Gambling Hall suffered minor damage, and we are still negotiating a settlement with our insurer.

In addition, our Treasure Chest casino, which is located near New Orleans, Louisiana, suffered minor damage and was closed on August 30, 2008 for eight days over Labor Day weekend, as the New Orleans area was under mandatory evacuation orders during Hurricane Gustav. Hurricane Ike resulted in a two-day closure starting September 12, 2008 at Treasure Chest. Although Hurricane Katrina in 2005 caused only minor damage at Treasure Chest, it was closed for 44 days as a result of that hurricane. Additionally, at our Delta Downs Racetrack Casino & Hotel, which is located in Southwest Louisiana, Hurricane Gustav forced us to close for six days, beginning on August 30, 2008, and Hurricane Ike led to a second closure from September 11, 2008 to September 17, 2008. The hurricane closures during the three months ended September 30, 2008 totaled 10 days for Treasure Chest and 13 days for Delta Downs, including two full weekends at both properties. In 2005, Delta Downs suffered significant property damage as a result of Hurricane Rita and closed for 42 days.

Moreover, Blue Chip, Par-A-Dice, Sam’s Town Tunica, Sam’s Town Shreveport, Treasure Chest and Borgata are each located in an area that has been identified by the director of the Federal Emergency Management Agency (“FEMA”) as a special flood hazard area, which, according to the FEMA statistics, has a 1% chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

In addition to the risk of flooding, hurricanes, snowstorms and other adverse weather conditions may interrupt our operations, damage our properties and reduce the number of customers who visit our facilities in the affected area. For example, during January and February 2011, much of the country was impacted by some of the worst winter weather in decades, particularly in the Midwest. Although our properties at Blue Chip and Par-A-Dice were not closed as a result, these storms made it very difficult for our customers to visit, and we believe such winter weather had a material and adverse impact on the results of our operations during such time. Additionally, February 2010 was the snowiest month ever recorded in Atlantic City, which kept would-be gamblers in their homes, contributing to a drop in Borgata’s monthly revenues from January to February. The 2010 winter season was the worst on record, and travel throughout the entire Northeast was extremely difficult. The residual impact from these record winter storms resulted in day trip visitations to Atlantic City that were reduced or delayed as regional school calendars were extended in order to make up for prior school closures. Additionally, extreme heat and low precipitation levels in the latter half of the first six months of 2010, particularly in the month of June, had an adverse impact on visitation and spending at Borgata’s property. If there is a prolonged disruption at Borgata or any of our other properties due to natural disasters, terrorist attacks or other catastrophic events, our results of operations and financial condition could be materially adversely affected.

While we maintain insurance coverage that may cover certain of the costs and loss of revenue that we incur as a result of some extreme weather conditions, our coverage is subject to deductibles and limits on maximum benefits. There can be no assurance that we will be able to fully collect, if at all, on any claims resulting from extreme weather conditions. If any of our properties are damaged or if their operations are disrupted as a result of extreme weather in the future, or if extreme weather adversely impacts general economic or other conditions in the areas in which our properties are located or from which they draw their patrons, our business, financial condition and results of operations could be materially adversely affected.

Our expansion, development, investment and renovation projects may face significant risks inherent in construction projects or implementing a new marketing strategy, including receipt of necessary government approvals.

We regularly evaluate expansion, development, investment and renovation opportunities. On January 4, 2006, we announced our planned Las Vegas Strip development, Echelon, which represents the largest and most expensive development project we have undertaken to date.

This project and any other development projects we may undertake will be subject to the many risks inherent in the expansion or renovation of an existing enterprise or construction of a new enterprise, including unanticipated design, construction, regulatory, environmental and operating problems and lack of demand for our projects. Our current and future projects could also experience:

•	delays and significant cost increases;

•	shortages of materials;

•	shortages of skilled labor or work stoppages;

•	poor performance or nonperformance by any of our joint venture partners or other third parties on whom we place reliance;

•	unforeseen construction scheduling, engineering, environmental, permitting, construction or geological problems; and

•	weather interference, floods, fires or other casualty losses.

The completion dates of any of our projects could differ significantly from expectations for construction-related or other reasons. In addition, actual costs and construction periods for any of our projects can differ significantly from initial expectations. Our initial project costs and construction periods are based upon budgets, conceptual design documents and construction schedule estimates prepared at inception of the project in consultation with architects and contractors. Many of these costs can increase over time as the project is built to completion. We have incurred significant incremental costs in connection with delaying construction of Echelon and anticipate that additional cost increases could continue to occur if and when we recommence development of Echelon.

Additional costs upon restarting construction of Echelon could include, without limitation, costs associated with remobilization, changes in design, increases in material, labor, or insurance costs, construction code changes during the delay period, corrosive damage risk, damage to uncompleted structures, etc. The cost of any project may vary significantly from initial budget expectations and we may have a limited amount of capital resources to fund cost overruns. If we cannot finance cost overruns on a timely basis, the completion of one or more projects may be delayed until adequate funding is available. We can provide no assurance that any project will be completed on time, if at all, or within established budgets, or that any project will result in increased earnings to us. Significant delays, cost overruns, or failures of our projects to achieve market acceptance could have a material adverse effect on our business, financial condition and results of operations.

LVE Energy Partners, LLC (“LVE”) is a joint venture between Marina Energy LLC and DCO ECH Energy, LLC. Through our wholly-owned subsidiary, Echelon Resorts LLC (“Echelon Resorts”), we have entered into an Energy Sales Agreement (“ESA”) with LVE, to design, build, own (other than the underlying real property which is leased from Echelon Resorts) and operate a central energy center and related distribution system for our planned Echelon resort development. Pursuant to the ESA, LVE will provide chilled and hot water, electricity and emergency electricity generation to Echelon and potentially other joint venture entities associated with the Echelon development project or other third parties. However, since we are obligated to purchase substantially all of the output of the central energy center, we are the primary beneficiary under the terms of the ESA.

LVE has suspended construction of the central energy center while the Echelon project is delayed. On April 3, 2009, LVE notified us that, in its view, Echelon Resorts would be in breach of the ESA unless it recommences and proceeds with construction of the Echelon development project by May 6, 2009. We believe that LVE’s position is without merit; however, in the event of litigation, we cannot state with certainty the eventual outcome nor estimate the possible loss or range of loss, if any, associated with this matter. On March 7, 2011, Echelon Resorts and LVE entered into both a purchase option agreement (the “Purchase Option Agreement”) and a periodic fee agreement (the “Periodic Fee Agreement”). Under the Periodic Fee Agreement, Echelon Resorts and LVE have mutually agreed that neither LVE nor Echelon Resorts would give notice of, file or otherwise initiate any claim or cause of action, in or before any court, administrative agency, arbitrator, mediator or other tribunal, that arises under the ESA, subject to certain exceptions, and that any statute of limitations or limitation periods for defenses, claims, causes of actions and counterclaims shall be tolled while the Periodic Fee Agreement is in effect. The prohibition on the initiation of litigation and the tolling of the statute of limitations provided for in the Periodic Fee Agreement should be applicable to any litigation with respect to LVE’s April 3, 2009 claim of an alleged breach of the ESA. Under the Periodic Fee Agreement, Echelon Resorts has agreed to pay LVE, beginning March 4, 2011, the Periodic Fee and an operation and maintenance fee until either (i) Echelon notifies LVE that it has resumed construction of a portion of the Echelon development project that it will own in fee simple and Echelon and LVE have mutually agreed to changes to the dates in their respective construction milestones under the ESA: or (ii) Echelon exercises its option to purchase LVE’s assets pursuant to the terms of the Purchase Option Agreement. The amount of the Periodic Fee is fixed at $11.9 million annually through November 2013. Thereafter, the amount of the Periodic Fee is estimated to be approximately $10.8 million annually. The operation and maintenance fee cannot exceed $0.6 million per annum without Echelon Resorts’ prior approval. We have posted a letter of credit in the amount of $6.0 million to secure Echelon Resorts’ obligation to pay the Periodic Fee and the operation and maintenance fee.

Under the Purchase Option Agreement, Echelon Resorts has the right, at its sole discretion, upon written notice to LVE, to purchase the assets of LVE including the central energy center and related distribution system for a price of $195.1 million, subject to certain possible adjustments. The ESA will be terminated concurrent with the purchase of LVE’s assets.

Certain permits, licenses and approvals necessary for some of our current or anticipated projects have not yet been obtained. The scope of the approvals required for expansion, development, investment or renovation projects can be extensive and may include gaming approvals, state and local land-use permits and building and zoning permits. Unexpected changes or concessions required by local, state or federal regulatory authorities could involve significant additional costs and delay the scheduled openings of the facilities. We may not obtain the necessary permits, licenses and approvals within the anticipated time frames, or at all.

In addition, although we design our projects to minimize disruption of our existing business operations, expansion and renovation projects require, from time to time, all or portions of affected existing operations to be closed or disrupted. For example, to make way for the development of Echelon, we closed Stardust in November 2006 and demolished the property in March 2007. Any significant disruption in operations of a property could have a significant adverse effect on our business, financial condition and results of operations.

If we are unable to finance our expansion, development, investment and renovation projects, as well as other capital expenditures, through cash flow, borrowings under our Amended Credit Facility and additional financings, our expansion, development, investment and renovation efforts will be jeopardized.

We intend to finance our current and future expansion, development, investment and renovation projects, as well as our other capital expenditures, primarily with cash flow from operations, borrowings under our Amended Credit Facility, and equity or debt financings. If we are unable to finance our current or future expansion, development, investment and renovation projects, or our other capital expenditures, we will have to adopt one or more alternatives, such as reducing, delaying or abandoning planned expansion, development, investment and renovation projects as well as other capital expenditures, selling assets, restructuring debt, reducing the amount or suspending or discontinuing the distribution of dividends, obtaining additional equity financing or joint venture partners, or modifying our Amended Credit Facility. These sources of funds may not be sufficient to finance our expansion, development, investment and renovation projects, and other financing may not be available on acceptable terms, in a timely manner, or at all. In addition, our existing indebtedness contains certain restrictions on our ability to incur additional indebtedness.

Recently, there have been significant disruptions in the global capital markets that have adversely impacted the ability of borrowers to access capital. We anticipate that these disruptions may continue for the foreseeable future. We anticipate that funding for any of our expansion projects would come from cash flows from operations and availability under our Amended Credit Facility (to the extent that availability exists under our Amended Credit Facility after we meet our working capital needs).

If availability under our Amended Credit Facility does not exist or we are otherwise unable to make sufficient borrowings thereunder, any additional financing that is needed may not be available to us or, if available, may not be on terms favorable to us. As a result, if we are unable to obtain adequate project financing in a timely manner, or at all, we may be forced to sell assets in order to raise capital for projects, limit the scope of, or defer such projects, or cancel the projects altogether. In the event that capital markets do not improve and we are unable to access capital with more favorable terms, additional equity and/or credit support may be necessary to obtain construction financing for the remaining cost of the project.

We are subject to extensive governmental regulation, as well as federal, state and local laws affecting business in general, which may harm our business.

We are subject to a variety of regulations in the jurisdictions in which we operate. Regulatory authorities at the federal, state and local levels have broad powers with respect to the licensing of casino operations and may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines and take other actions, any one of which could have a significant adverse effect on our business, financial condition and results of operations. A more detailed description of the governmental gaming regulations to which we are subject is included in Exhibit 99.1 to our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 15, 2011, as updated in this prospectus. If additional gaming regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a significant adverse effect on us. From time to time, various proposals are introduced in the legislatures of some of the jurisdictions in which we have existing or planned operations that, if enacted, could adversely affect the tax, regulatory, operational or other aspects of the gaming industry and our company. Legislation of this type may be enacted in the future. See “Governmental Gaming Regulations” filed as Exhibit 99.4 to the registration statement of which this prospectus is a part.

Regulation of smoking

Each of New Jersey and Illinois has adopted laws that significantly restrict, or otherwise ban, smoking at our properties in those jurisdictions. The New Jersey and Illinois laws that restrict smoking at casinos, and similar legislation in other jurisdictions in which we operate, could materially impact the results of operations of our properties in those jurisdictions.

Additionally, on April 15, 2007, an ordinance in Atlantic City became effective which extended smoking restrictions under the New Jersey Smoke-Free Air Act. This ordinance mandated that casinos restrict smoking to designated areas of up to 25% of the casino floor. During April 2008, Atlantic City’s City Council unanimously approved an amendment to the ordinance, banning smoking entirely on all casino gaming floors and casino simulcasting areas, but allowing smoking in separately exhausted, non-gaming, smoking lounges. The amendment to the ordinance became effective on October 15, 2008, however, on October 27, 2008, Atlantic City’s City Council voted to postpone the full smoking ban for at least one year due to, among other things, the weakened economy and increased competition in adjoining states. The postponement of the full smoking ban became effective on November 16, 2008. In December 2009, Atlantic City’s City Council announced that it would not consider a full smoking ban in casinos until at least the end of 2011.

Regulation of directors, officers, key employees and partners

Our directors, officers, key employees and joint venture partners must meet approval standards of certain state regulatory authorities. If state regulatory authorities were to find a person occupying any such position or a joint venture partner unsuitable, we would be required to sever our relationship with that person or the joint venture partner may be required to dispose of their interest in the joint venture. State regulatory agencies may conduct investigations into the conduct or associations of our directors, officers, key employees or joint venture partners to ensure compliance with applicable standards.

Certain public and private issuances of securities and other transactions that we are party to also require the approval of some state regulatory authorities.

Regulations affecting businesses in general

In addition to gaming regulations, we are also subject to various federal, state and local laws and regulations affecting businesses in general. These laws and regulations include, but are not limited to, restrictions and conditions concerning alcoholic beverages, environmental matters, smoking, employees, currency transactions, taxation, zoning and building codes, and marketing and advertising. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. For example, Nevada recently enacted legislation that eliminated, in most instances, and, for certain pre-existing development projects such as Echelon, reduced, property tax breaks and retroactively eliminated certain sales tax exemptions offered as incentives to companies developing projects that meet certain environmental “green” standards. As a result, we, along with other companies developing projects that meet such standards, may not realize the full tax benefits that were originally anticipated.

We are subject to extensive taxation policies, which may harm our business.

The federal government has, from time to time, considered a federal tax on casino revenues and may consider such a tax in the future. In addition, gaming companies are currently subject to significant state and local taxes and fees, in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. For example, in June 2006, the Illinois legislature passed certain amendments to the Riverboat Gambling Act, which affected the tax rate at Par-A-Dice. The legislation, which imposes an incremental 5% tax on adjusted gross gaming revenues, was retroactive to July 1, 2005. As a result of this legislation, we were required to pay additional taxes, resulting in a $6.7 million tax assessment in June 2006. Also, in May 2007, Blue Chip received a valuation notice indicating an unanticipated increase of nearly 400% to its assessed property value as of January 1, 2006. At that time, we estimated that the increase in assessed property value could result in a property tax assessment ranging between $4 million and $11 million for the eighteen-month period ended June 30, 2007. We recorded an additional charge of $3.2 million during the three months ended June 30, 2007 to increase our property tax liability to $5.8 million at June 30, 2007 as we believed that was the most likely amount to be assessed within the range. We subsequently received a property tax bill related to our 2006 tax assessment for $6.2 million in December 2007. As we have appealed the assessment, Indiana statutes allow for a minimum required payment of $1.9 million, which was paid against the $6.2 million assessment in January 2008. In February 2009, we received a notice of revaluation, which reduced the property’s assessed value by $100 million and the tax assessment by approximately $2.2 million per year. We have subsequently paid the minimum required payment of $1.9 million against provisional bills received in 2007 through 2010, all of which were based on the 2006 valuation notice. In March 2011, we reached a settlement with the assessor, reducing the valuation by an additional $96.0 million and $74.0 million for the 2006 and 2007 tax years, respectively. As a result of the agreement reached on the 2006 and 2007 valuations, we have revised our accrual for years 2008 through 2011 to reflect the expected carryforward effect of the reductions received in the prior year settlements. Such reduction resulted in an income statement benefit of approximately $3.1 million and $2.8 million, net of fees, in the first and second quarter of 2011, respectively. We are currently in negotiations related to the 2008 and 2009 years but have not received valuation notices for years 2008 through 2011. We believe the assessment for the period from January 1, 2008 through June 30, 2011 could result in a property tax assessment, net of payments, ranging between $14.0 million and $18.0 million. We have accrued, net of the payments discussed above, approximately $18.0 million of property tax liability as of June 30, 2011, based on what we believe to be the most likely assessment within our range, once all appeals have been exhausted; however, we can provide no assurances that the estimated amount will approximate the actual amount. The final assessment notices for the period January 1, 2008 through June 30, 2011, which have not been received as of June 30, 2011, could result in further adjustment to our estimated property tax liability at Blue Chip.

If there is any material increase in state and local taxes and fees, our business, financial condition and results of operations could be adversely affected.

On March 27, 2008, the Nevada Supreme Court issued a decision in Sparks Nugget, Inc. vs. The State of Nevada Department of Taxation (the “Department”), holding that food purchased for subsequent use in the provision of complimentary and/or employee meals was exempt from use tax. On April 14, 2008, the Department filed a Petition for Rehearing (the “Petition”) on the decision. Additionally, on the same date the Nevada Legislature filed an Amicus Curiae brief in support of the Department’s position. The Nevada Supreme Court denied the Department’s Petition on July 17, 2008. We paid use tax, over the period November 2000 through

May 2008, on food purchased for subsequent use in complimentary and employee meals at our Nevada casino properties and estimate the refund to be in the range of $17.5 million to $19.9 million, including interest. In late 2009, the Department audited and denied our refund claim and subsequently issued a $12.3 million sales tax deficiency assessment, plus interest of $7.5 million. We appealed both the denial of the refund claim as well as the deficiency assessment in a hearing before the Nevada Administrative Law Judge in September 2010. In April 2011, the judge issued a split decision, granting a refund on employee meals and applying a sales tax measure on complimentary meals; however, the ruling barred retroactive application of the sales tax measure to all years included in the refund claim period, effectively overturning the Department’s 2009 deficiency assessment. Both we and the Department appealed the decision, with the exception of the portion related to the deficiency assessment, to the Nevada State Tax Commission (the “Commission”). Our Appeals hearing is scheduled for August 8, 2011. The Department did not appeal the Judge’s decision overturning the 2009 deficiency assessment and therefore, the ruling on the deficiency assessment is final and non-appealable. Due to uncertainty surrounding the ultimate resolution of the Commission appeal, as well as subsequent appeals to higher levels of the state judicial system, we will not record any gain until both we and the Department have exhausted all appeal options and a final, non-appealable decision has been rendered. For periods subsequent to May 2008, we have not collected, remitted or accrued a liability for sales tax on complimentary and employee meals at our Nevada casino properties, as we do not believe it is probable, based on both procedural issues and the technical merits of the Department’s arguments, that we will owe this tax.

Atlantic City casinos, including Borgata, currently pay a 9.25% effective tax rate on gross gaming revenues. We also pay property taxes, sales and use taxes, payroll taxes, franchise taxes, room taxes, parking fees, various license fees, investigative fees and our proportionate share of regulatory costs. Our profitability depends on generating enough revenues to pay gaming taxes and other largely variable expenses, such as payroll and marketing, as well as largely fixed expenses, such as property taxes and interest expense. Borgata is treated as a partnership for federal income tax purposes and therefore federal income taxes are the responsibility of its members. Casino partnerships in New Jersey, however, are subject to state income taxes under the Casino Control Act. Therefore Borgata is required to record New Jersey state income taxes. We cannot assure you that the State of New Jersey will not enact legislation that increases gaming tax rates.

If we are not ultimately successful in dismissing the action filed against Treasure Chest, we may potentially lose our ability to operate the Treasure Chest property and our business, financial condition and results of operations could be materially adversely affected.

Alvin C. Copeland, the sole shareholder (deceased) of an unsuccessful applicant for a riverboat license at the location of our Treasure Chest casino, has made several attempts to have the Treasure Chest license revoked and awarded to his company. In 1999 and 2000, Copeland unsuccessfully opposed the renewal of the Treasure Chest license and has brought two separate legal actions against Treasure Chest. In November 1993, Copeland objected to the relocation of Treasure Chest from the Mississippi River to its current site on Lake Pontchartrain. The predecessor to the Louisiana Gaming Control Board allowed the relocation over Copeland’s objection. Copeland then filed an appeal of the agency’s decision with the Nineteenth Judicial District Court. Through a number of amendments to the appeal, Copeland unsuccessfully attempted to transform the appeal into a direct action suit and sought the revocation of the Treasure Chest license. Treasure Chest intervened in the matter in order to protect its interests. The appeal/suit, as it related to Treasure Chest, was dismissed by the District Court and that dismissal was upheld on appeal by the First Circuit Court of Appeal. Additionally, in 1999, Copeland filed a direct action against Treasure Chest and certain other parties seeking the revocation of Treasure Chest’s license, an award of the license to him, and monetary damages. The suit was dismissed by the trial court, citing that Copeland failed to state a claim on which relief could be granted. The dismissal was appealed by Copeland to the Louisiana First Circuit Court of Appeal. On September 21, 2002, the First Circuit Court of Appeal reversed the trial court’s decision and remanded the matter to the trial court. On January 14, 2003, we filed a motion to dismiss the matter and that motion was partially denied. The Court of Appeal refused to reverse the denial of the motion to dismiss. In May 2004, we filed additional motions to dismiss on other grounds. There was no activity regarding this matter during 2005 and 2006, and the case was set to be dismissed by the court for failure to prosecute by the plaintiffs in mid-May 2007;

however on May 1, 2007, the plaintiff filed a motion to set a hearing date related to the motions to dismiss. The hearing was scheduled for September 10, 2007, at which time all parties agreed to postpone the hearing indefinitely. The hearing has not yet been rescheduled. Mr. Copeland has since passed away and his son, the executor of his estate, has petitioned the court to be substituted as plaintiff in the case. On June 9, 2009, the plaintiff filed to have the exceptions set for hearing. The parties decided to submit the exceptions to the court on the previously filed briefs. The court issued a ruling denying the exceptions on August 9, 2010. Copeland’s counsel indicated a desire to move forward with the litigation and requested that the parties respond to outstanding discovery. Subsequently, on August 11, 2010, Robert J. Guidry, the co-defendant, filed a third party demand against the U.S. Attorney’s Office seeking enforcement of Guidry’s plea agreement which would limit Guidry’s exposure in the case. On September 9, 2010, the U.S. Attorney’s Office removed the suit to the U.S. District Court, Middle District of Louisiana. Pending before the District Court are a motion to dismiss for failing to state a cause of action filed by Guidry, asserting the same arguments he tried in state court, which the Company joined, and a motion to dismiss for lack of subject matter jurisdiction filed by the U.S. Attorney, which may result in the case being remanded to state court. The U.S. District Court heard the motions on March 16, 2011. A ruling has not yet been issued. On April 1, 2011, the U.S. Attorney’s Office moved for summary judgment, maintaining its jurisdictional argument as well as seeking substantive relief. We currently are vigorously defending the lawsuit. If this matter ultimately results in the Treasure Chest license being revoked, it could have a significant adverse effect on our business, financial condition and results of operations.

Our insurance coverage may not be adequate to cover all possible losses that our properties could suffer. In addition, our insurance costs may increase and we may not be able to obtain similar insurance coverage in the future.

Although we have “all risk” property insurance coverage for our operating properties, which covers damage caused by a casualty loss (such as fire, natural disasters, acts of war, or terrorism), each policy has certain exclusions. In addition, our property insurance coverage is in an amount that may be significantly less than the expected replacement cost of rebuilding the facilities if there was a total loss. Our level of insurance coverage also may not be adequate to cover all losses in the event of a major casualty. In addition, certain casualty events, such as labor strikes, nuclear events, acts of war, loss of income due to cancellation of room reservations or conventions due to fear of terrorism, deterioration or corrosion, insect or animal damage and pollution, may not be covered at all under our policies. Therefore, certain acts could expose us to substantial uninsured losses.

We also have “builder’s risk” insurance coverage for our development and expansion projects, including Echelon. Builder’s risk insurance provides coverage for projects during their construction for damage caused by a casualty loss. In general, our builder’s risk coverage is subject to the same exclusions, risks and deficiencies as those described above for our all risk property coverage. Our level of builder’s risk insurance coverage may not be adequate to cover all losses in the event of a major casualty.

Blue Chip, Par-A-Dice, Sam’s Town Tunica, Sam’s Town Shreveport, Treasure Chest and Borgata are each located in an area that has been identified by the director of FEMA as a special flood hazard area. According to the FEMA statistics, a special flood hazard area has a 1% chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year. Over a 30-year period, the risk of a 100-year flood in a special flood hazard area is 26%. At all times when we have a loan or credit facility from federally insured or regulated lender or lenders, we are required to maintain flood insurance at least equal to the lesser of (i) the outstanding principal balance of the loan; (ii) the maximum amount of coverage allowed for the type of property under the National Flood Insurance Program (“NFIP”) managed by FEMA; or (iii) the full replacement cost value of the collateral. The maximum amount of NFIP insurance currently available on a commercial building is currently $500,000. Our level of flood insurance coverage may not be adequate to cover all losses in the event of a major flood.

Due to flooding of the Mississippi River, Sam’s Town Hotel and Gambling Hall was closed from May 1, 2011 until May 28, 2011. Sam’s Town Hotel and Gambling Hall was damaged, and while we carry business interruption insurance and general liability insurance, we have not settled on our claims, and this insurance may not be adequate to cover all losses in any such event.

We renew our insurance policies (other than our builder’s risk insurance) on an annual basis. The cost of coverage may become so high that we may need to further reduce our policy limits or agree to certain exclusions from our coverage.

Our debt instruments and other material agreements require us to meet certain standards related to insurance coverage. Failure to satisfy these requirements could result in an event of default under these debt instruments or material agreements.

We draw a significant percentage of our customers from certain geographic regions. Events adversely impacting the economy or these regions, including public health outbreaks and man-made or natural disasters, may adversely impact our business.

The California, Fremont and Main Street Station draw a substantial portion of their customers from the Hawaiian market. For the three months ended June 30, 2011, patrons from Hawaii comprised 66% of the room nights sold at the California, 54% at Fremont and 58% at Main Street Station. For the six months ended June 30, 2011, patrons from Hawaii comprised 67% of the room nights sold at the California, 52% at Fremont and 54% at Main Street Station. Decreases in discretionary consumer spending, as well as an increase in fuel costs or transportation prices, a decrease in airplane seat availability, or a deterioration of relations with tour and travel agents, particularly as they affect travel between the Hawaiian market and our facilities, could adversely affect our business, financial condition and results of operations.

Our Las Vegas properties also draw a substantial number of customers from certain other specific geographic areas, including the Southern California, Arizona and Las Vegas local markets. Native American casinos in California and other parts of the United States have diverted some potential visitors away from Nevada, which has had and could continue to have a negative effect on Nevada gaming markets. In addition, due to our significant concentration of properties in Nevada, any man-made or natural disasters in or around Nevada, or the areas from which we draw customers to our Las Vegas properties, could have a significant adverse effect on our business, financial condition and results of operations. Each of our properties located outside of Nevada depends primarily on visitors from their respective surrounding regions and are subject to comparable risk.

Additionally, the expansion of casino gaming in or near the mid-Atlantic region from which Borgata attracts and expects to attract most of its customers could have a significant adverse effect on its business, results of operations and financial condition. In 2010, Pennsylvania passed legislation allowing table games at certain casinos in the state, and other states near New Jersey, including New York, Delaware, Connecticut, and Maryland have or are currently contemplating gaming legislation. The expansion of gaming facilities in nearby states will further increase competition and may adversely impact our business, financial condition and results of operations.

Borgata also competes with Native American tribes in the Northeast and Mid-Atlantic region. Expansion of Native American gaming could have an adverse effect on Borgata’s business, results of operations and financial condition, as Native American gaming facilities typically have a significant operating advantage over Borgata due to lower gaming taxes, allowing those facilities to market more aggressively and to expand or update their facilities at an accelerated rate.

The strength and profitability of our business depends on consumer demand for hotel casino resorts in general and for the type of amenities our properties offer. Changes in consumer preferences or discretionary consumer spending could harm our business. The terrorist attacks of September 11, 2001, other terrorist activities in the United States and elsewhere, military conflicts in Iraq, Afghanistan and in the Middle East, outbreaks of infectious disease and pandemics, adverse weather conditions and natural disasters, among other things, have had negative impacts on travel and leisure expenditures. In addition, other factors affecting travel and discretionary consumer spending, including general economic conditions, disposable consumer income, fears of further economic decline and reduced consumer confidence in the economy, may negatively impact our business. We cannot predict the extent to which similar events and conditions may continue to affect us in the future. An extended period of reduced discretionary spending and/or disruptions or declines in tourism could significantly harm our operations.

Furthermore, our facilities are subject to the risk that operations could be halted for a temporary or extended period of time, as a result of casualty, flooding, forces of nature, adverse weather conditions, mechanical failure, or extended or extraordinary maintenance, among other causes. If there is a prolonged disruption at any of our properties due to natural disasters, terrorist attacks or other catastrophic events, our results of operations and financial condition could be materially adversely affected.

The outbreak of public health threats at any of our properties or in the areas in which they are located, or the perception that such threats exist, including pandemic health threats, such as the avian influenza virus, SARS, or the H1N1 flu, among others, could have a significant adverse affect on our business, financial condition and results of operations. Likewise, adverse economic conditions that affect the national or regional economies in which we operate, whether resulting from war, terrorist activities or other geopolitical conflict, weather, general or localized economic downturns or related events or other factors, could have a significant adverse effect on our business, financial condition and results of operations.

In addition, to the extent that the airline industry is negatively impacted due to the effects of the economic recession and continued economic downturn, outbreak of war, public health threats, terrorist or similar activity, increased security restrictions or the public’s general reluctance to travel by air, our business, financial condition and results of operations could be adversely affected.

Some of our hotels and casinos are located on leased property. If we default on one or more leases, the applicable lessors could terminate the affected leases and we could lose possession of the affected hotel and/or casino.

We lease certain parcels of land on which The Orleans, Suncoast, Treasure Chest, Sam’s Town Shreveport and Borgata’s hotel and gaming facility are located. In addition, we lease other parcels of land on which portions of the Cal and the Fremont are located. As a ground lessee, we have the right to use the leased land; however, we do not retain fee ownership in the underlying land. Accordingly, with respect to the leased land, we will have no interest in the land or improvements thereon at the expiration of the ground leases. Moreover, since we do not completely control the land underlying the property, a landowner could take certain actions to disrupt our rights in the land leased under the long term leases. While such interruption is unlikely, such events are beyond our control. If the entity owning any leased land chose to disrupt our use either permanently or for a significant period of time, then the value of our assets could be impaired and our business and operations could be adversely affected. If we were to default on any one or more of these leases, the applicable lessors could terminate the affected leases and we could lose possession of the affected land and any improvements on the land, including the hotels and casinos. This would have a significant adverse effect on our business, financial condition and results of operations as we would then be unable to operate all or portions of the affected facilities.

Borgata is a participant in a multiemployer pension plan, and the plan has been certified in critical status by the fund’s actuary.

In connection with Borgata’s collective bargaining agreement with the culinary and hotel workers union, Local 54/UNITE HERE, it participates in the UNITE HERE National Retirement Fund pension plan (the “Fund”). On March 31, 2010, as a result of the extraordinary decline in the financial markets and downturn in the economy, the Fund was certified in critical status by the Fund’s actuary under the federal multiemployer plan funding laws pursuant to the Pension Protection Act of 2006 (the “PPA”). In connection with the certification, the Fund’s board of trustees has adopted a rehabilitation plan effective on April 1, 2010 (the “Rehabilitation Plan”) with the goal of enabling the Fund to emerge from critical status by January 1, 2023. The Rehabilitation

Plan provides for certain increases in employer contributions and, in some cases, a reduction in participant benefits. On May 28, 2010, Borgata agreed upon a schedule with Local 54/UNITE HERE pursuant to which it will begin making increased monthly contributions to the Fund on October 1, 2011.

Borgata’s current monthly pension contributions to the Fund range from $0.4 million to $0.5 million, and its unfunded vested liability to the Fund is $47.1 million for the plan year beginning on January 1, 2010. A renewed economic decline could have a significant adverse effect on the financial condition of the Fund, which may require Borgata to make contributions in addition to those already contemplated. Any such increases in required contributions could adversely affect Borgata’s results of operations.

Additionally, in connection with Borgata’s collective bargaining agreements with the Local 68 Engineers Union Pension Plan and the NJ Carpenters Pension Fund, it participates in other multiemployer pension plans that have been certified in critical status under the federal multiemployer plan funding laws pursuant to the PPA. The boards of trustees of these plans have adopted rehabilitation plans and Borgata is currently in discussions with the boards regarding its level of participation in the rehabilitation plans. The impact of the rehabilitation plans is not expected to have a material adverse effect on Borgata’s financial condition, results of operations or cash flows. Borgata’s current monthly pension contributions to the funds associated with these plans approximate less than $0.1 million per month in the aggregate. Borgata’s aggregate unfunded vested liability to these funds is approximately $4.3 million.

Under applicable federal law, any employer contributing to a multiemployer pension plan that completely ceases participating in the plan while it is underfunded is subject to payment of such employer’s assessed share of the aggregate unfunded vested benefits of the plan. In certain circumstances, an employer can also be assessed withdrawal liability for a partial withdrawal from a multiemployer pension plan. Based on an estimate provided by the Fund in April 2010, Borgata has estimated that its pre-tax withdrawal, assuming a hypothetical immediate and complete withdrawal from the Fund, could be in excess of $47 million. In addition, Borgata estimates the pre-tax withdrawal liability for the other funds to which it contributes to be approximately $4.0 million. However, the exact amount of potential exposure could be higher or lower than the estimate, depending on, among other things, the nature and timing of any triggering events and the funded status of the Fund, or other funds to which it contributes, at that time.

Energy price increases may adversely affect our cost of operations and our revenues.

Our casino properties use significant amounts of electricity, natural gas and other forms of energy. In addition, our Hawaiian air charter operation uses a significant amount of jet fuel. While no shortages of energy or fuel have been experienced to date, substantial increases in energy and fuel prices, including jet fuel prices, in the United States have, and may continue to, negatively affect our results of operations. The extent of the impact is subject to the magnitude and duration of the energy and fuel price increases, of which the impact could be material. In addition, energy and gasoline price increases could result in a decline of disposable income of potential customers, an increase in the cost of travel and a corresponding decrease in visitation and spending at our properties, which could have a significant adverse effect on our business, financial condition and results of operations.

Borgata has an executory contract with a wholly-owned subsidiary of a local utility company with terms that extend to June 2028, 20 years from the opening of The Water Club. The utility company provides Borgata with electricity and thermal energy (hot water and chilled water). Obligations under the thermal energy executory contract contain both fixed fees and variable fees based upon usage rates. The fixed fee components under the thermal energy executory contract were estimated at approximately $11.4 million per annum as of June 30, 2011. Borgata is also obligated to purchase a certain portion of its electricity demand at essentially a fixed rate which is estimated at approximately $1.7 million per annum. Electricity demand in excess of the commitment is subject to market rates based on Borgata’s tariff class.

Our facilities, including our riverboats and dockside facilities, are subject to risks relating to mechanical failure and regulatory compliance.

Generally, all of our facilities are subject to the risk that operations could be halted for a temporary or extended period of time, as the result of casualty, forces of nature, mechanical failure, or extended or extraordinary maintenance, among other causes. In addition, our gaming operations, including those conducted on riverboats or at dockside facilities could be damaged or halted due to extreme weather conditions.

We currently conduct our Treasure Chest, Par-A-Dice, Blue Chip and Sam’s Town Shreveport gaming operations on riverboats. Each of our riverboats must comply with United States Coast Guard (“USCG”) requirements as to boat design, on-board facilities, equipment, personnel and safety. Each riverboat must hold a Certificate of Inspection for stabilization and flotation, and may also be subject to local zoning codes. The USCG requirements establish design standards, set limits on the operation of the vessels and require individual licensing of all personnel involved with the operation of the vessels. Loss of a vessel’s Certificate of Inspection would preclude its use as a casino.

USCG regulations require a hull inspection for all riverboats at five-year intervals. Under certain circumstances, alternative hull inspections may be approved. The USCG may require that such hull inspections be conducted at a dry-docking facility, and if so required, the cost of travel to and from such docking facility, as well as the time required for inspections of the affected riverboats, could be significant. To date, the USCG has allowed in-place underwater inspections of our riverboats twice every five years on alternate two and three year schedules. The USCG may not continue to allow these types of inspections in the future. The loss of a dockside casino or riverboat casino from service for any period of time could adversely affect our business, financial condition and results of operations.

Indiana and Louisiana have adopted alternate inspection standards for riverboats in those states. The standards require inspection by the American Bureau of Shipping Consulting (“ABSC”). ABSC inspection for our riverboats at Blue Chip, Treasure Chest and Sam’s Town Shreveport commenced during 2010. The Par-A-Dice riverboat will remain inspected by the USCG for the foreseeable future. ABSC imposes essentially the same design, personnel, safety, and hull inspection standards as the USCG. Therefore, the risks to our business associated with USCG inspection should not change by reason of inspection by ABSC. Failure of a vessel to meet the applicable USCG or ABSC standards would preclude its use as a casino.

USCG regulations also require us to prepare and follow certain security programs. In 2004, we implemented the American Gaming Association’s Alternative Security Program at our riverboat casinos and dockside facilities. The American Gaming Association’s Alternative Security Program is specifically designed to address maritime security requirements at riverboat casinos and their respective dockside facilities. Only portions of those regulations will apply to our riverboats inspected by ABSC. Changes to these regulations could adversely affect our business, financial condition and results of operations.

We own real property and are subject to extensive environmental regulation, which creates uncertainty regarding future environmental expenditures and liabilities.

We may incur costs to comply with environmental requirements, such as those relating to discharges into the air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of our property affected by hazardous substances. Under these and other environmental requirements we may be required to investigate and clean up hazardous or toxic substances or chemical releases at our property. As an owner or operator, we could also be held responsible to a governmental entity or third parties for property damage, personal injury and investigation and cleanup costs incurred by them in connection with any contamination. These laws typically impose cleanup responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. The liability under those laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of the responsibility.

The costs of investigation, remediation or removal of those substances may be substantial, and the presence of those substances, or the failure to remediate a property properly, may impair our ability to use our property.

Certain of our stockholders own large interests in our capital stock and may significantly influence our affairs.

William S. Boyd, our Executive Chairman of the Board of Directors, together with his immediate family, beneficially owned approximately 37.2% of the Company’s outstanding shares of common stock as of June 30, 2011. As such, the Boyd family has the ability to significantly influence our affairs, including the election of members of our Board of Directors and, except as otherwise provided by law, approving or disapproving other matters submitted to a vote of our stockholders, including a merger, consolidation, or sale of assets.

USE OF PROCEEDS

We are making the exchange offer to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the exchange of the exchange notes for the old notes pursuant to the exchange offer. In consideration of issuing the exchange notes in the exchange offer, we will receive an equal principal amount of old notes. We will cancel and retire all old notes surrendered in exchange for exchange notes. As a result, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness.

We used the aggregate net proceeds from the offering of the old notes, which were approximately $489 million, after deducting, selling and offering expenses as follows:

•	to finance a tender offer for, and the subsequent redemption of, all of our 7.75% senior subordinated notes due 2012;

•	to repay a portion of the outstanding balance of our prior credit facility; and

•	to pay fees and expenses related to the offering and the foregoing transactions.

CAPITALIZATION

The following table sets forth our cash position and our consolidated capitalization as of June 30, 2011. The information presented in the table below should be read in conjunction with “Use of Proceeds” and “Summary Consolidated Historical Financial Data” included elsewhere in this prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated historical financial statements and notes thereto incorporated into this prospectus by reference.

As of June 30, 2011
(in millions)
Cash and cash equivalents	$175,780

Boyd Gaming Corporation debt (at face amount):
Amended credit facility	$1,425,000
9 1/8% senior notes due 2018	$500,000
6 3/4% senior subordinated notes due 2014	$215,668
7 1/8% senior subordinated notes due 2016	$240,750
Other	$11,421

Total Boyd Gaming Corporation debt	$2,392,839

Borgata debt (at face amount):
Borgata credit facility	$20,000
Borgata 9 1/2% senior secured notes due 2015	$400,000
Borgata 9 7/8% senior secured notes due 2018	$400,000

Total Borgata debt	$820,000

Consolidated debt	$3,212,839
Boyd Gaming Corporation stockholders’ equity	$1,195,961

Total capitalization	$4,408,800

SELECTED FINANCIAL DATA

The following table presents our summary consolidated historical financial data and reflects the results of our operations and financial position at the dates and for the periods indicated. The data for the three and six months ended June 30, 2011 and 2010 was derived from our unaudited condensed consolidated historical financial statements and the data for each of the years ended December 31, 2010, 2009, 2008, 2007 and 2006 was derived from our audited consolidated historical financial statements. You should read the information set forth below in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q that are incorporated herein by reference, our consolidated financial statements and condensed consolidated financial statements, including the related notes, incorporated herein by reference, as well as the other data we have incorporated by reference into this prospectus, including our Current Report on Form 8-K filed with the SEC on September 2, 2011.

	Three months ended June 30,		Six months ended June 30,		Years ended December 31,
(in thousands, except per	2011	2010	2011	2010	2010	2009	2008	2007	2006
share data)	(unaudited)
Statement of Operations Data:
Revenues
Gaming	$486,557	$490,132	$968,492	$840,537	$1,812,487	$1,372,091	$1,477,476	$1,666,422	$1,811,716
Food and beverage	94,585	94,020	186,662	154,002	347,588	229,374	251,854	273,036	304,864
Room	60,459	58,671	117,050	90,105	211,046	122,305	140,651	153,691	172,781
Other	33,276	33,813	66,307	57,635	123,603	100,396	117,574	128,870	145,560

Gross Revenues	674,877	676,636	1,338,511	1,142,279	2,494,724	1,824,166	1,987,555	2,222,019	2,434,921
Operating income (loss)	61,990	49,676	110,094	93,706	183,938	156,193	(153,429)	354,232	404,650
Income (loss) from continuing operations before income taxes(a)	(4,732)	16,938	(14,151)	30,869	26,924	5,317	(249,536)	184,935	246,839
Income taxes	(911)	(4,912)	2,197	(9,161)	(8,236)	(1,076)	26,531	(64,027)	(85,491)
Net income (loss) from discontinued operations	—	—	—	—	—	—	—	182,127	(44,570)
Noncontrolling interest	2,692	(8,644)	5,482	(9,891)	(8,378)	—	—	—	—

Net income (loss) attributable to Boyd Gaming Corporation	$(2,951)	$3,382	$(6,472)	$11,817	10,310	4,241	$(223,005)	$303,035	$116,778

Basic net income (loss) per share from continuing operations	$(0.03)	$0.04	$(0.07)	$0.14	0.12	0.05	$(2.54)	$1.38	$1.83
Basic net income (loss) per share from discontinued operations	$—	$—	$—	$—	—	—	$—	$2.08	$(0.51)

Diluted net income (loss) per share from continuing operations	$(0.03)	$0.04	$(0.07)	$0.14	0.12	0.05	$(2.54)	$1.36	$1.80
Diluted net income (loss) per share from discontinued operations	$—	$—	$—	$—	—	—	$—	$2.06	$(0.50)

(a)	Includes an aggregate of $42.7 million, $382.5 million and $31.8 million in noncash impairment charges to write-down certain portions of our goodwill, intangible assets and other long-lived assets to their fair value during the years ended December 31, 2009, 2008 and 2006, respectively. Also includes recoveries related to hurricane insurance settlements of $36.3 million during the year ended December 31, 2006.

(in thousands, except ratios)	June 30, 2011	December 31, 2010(a)		December 31, 2009	December 31, 2008	December 31, 2007		December 31, 2006
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$175,780	$145,623		$93,202	$98,152	$165,701		$169,397
Total assets	$5,636,535	$5,689,289		$4,459,957	$4,605,427	$4,487,596		$3,901,299
Long-term debt, net of current maturities	$2,823,049	$3,193,065		$2,576,911	$2,647,058	$2,265,929		$2,133,016
Total stockholders’ equity	$1,395,209	$1,394,743		$1,156,369	$1,143,522	$1,385,406		$1,109,952
Ratio of earnings to fixed charges (b)		1.1	x			1.9	x	2.5	x
Deficiency of earnings to fixed charges (b)	$(14,151)	$—		$(7,051)	$(323,980)	$—		$—

(a)	Balances have been retrospectively adjusted to reflect acquisition method accounting related to the change in control of Borgata on March 24, 2010.
(b)	Fixed charges include (i) interest expensed, (ii) interest capitalized, (iii) amortized debt financing costs, and (iv) an estimate of interest within rental expense.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of certain of our and Borgata’s indebtedness that is outstanding. To the extent such summary contains descriptions of our or Borgata’s specific debt instruments, such descriptions do not purport to be complete and are qualified in their entirety by reference to those and related documents, copies of which have been filed with the SEC and which we will provide you upon request. See the sections entitled “Incorporation of Certain Documents by Reference” and “Where You Can find Additional Information.”

Amended Credit Facility

On December 17, 2010, we entered into a Second Amended and Restated Credit Agreement to, among other things, (i) reduce the aggregate commitments under the former credit facility and (ii) permit consenting Lenders to extend the maturity date of their commitments, new Lenders to issue revolving commitments and term loans and existing Lenders to increase their commitments (each, an “Extending Lender”) in each case with a maturity date five years from the restatement effective date.

Each of the Extending Lenders permanently reduced their commitments under the Amended Credit Facility by up to 50% of the amount thereof. As a result, the aggregate commitments under the Amended Credit Facility were reduced from $3 billion to approximately $1.5 billion (including $500 million of term loans, and excluding $331.0 million in non-extending amounts), which commitments may be increased from time to time by up to $500 million (instead of $1 billion commitment increases provided for under the former credit facility) through additional revolving credit or term loans under the Amended Credit Facility.

Pursuant to the terms of the Amended Credit Facility, the term loans amortize in an annual amount equal to 5% of the original principal amount thereof, which commenced on March 31, 2011, payable on a quarterly basis. The interest rate per annum applicable to revolving and term loans under the Amended Credit Facility are based upon, at our option, LIBOR or the “base rate,” plus an applicable margin in either case. The applicable margin under the Amended Credit Facility is a percentage per annum determined in accordance with a specified pricing grid based on the total leverage ratio. The applicable margin on the outstanding balance on the revolving commitments of the Extending Lenders (the “Extended Revolving Facility”) ranges from 2.50% to 3.50% (if using LIBOR), and from 1.50% to 2.50% (if using the base rate). The applicable margin on the outstanding balance of the loans and commitments of the non-extending lenders continues to range from 0.625% to 1.625% (if using LIBOR), and from 0.0% to 0.375% (if using the base rate). A fee of a percentage per annum (which ranges from 0.200% to 0.500%) determined by the level of the total leverage ratio is payable on the unused portions of the Amended Credit Facility.

The “base rate” under the Amended Credit Facility is the highest of (x) Bank of America’s publicly-announced prime rate, (y) the federal funds rate plus 0.50%, or (z) the Eurodollar rate for a one month period plus 1.00%.

The letter of credit fees under the Amended Credit Facility remain the same as those under the Credit Facility; however, the margins payable to Extending Lenders are based on the margins applicable to the Extended Revolving Facility.

Subject to certain conditions, amounts outstanding under the Amended Credit Facility may be prepaid without premium or penalty, and the unutilized portion of any of the commitments may be terminated without penalty.

The blended interest rates for outstanding borrowings under our Amended Credit Facility were 3.2% and 3.3% at June 30, 2011 and December 31, 2010, respectively. At June 30, 2011, approximately $1.43 billion was outstanding under our Amended Credit Facility, with $15.6 million allocated to support various letters of credit, leaving remaining contractual availability of approximately $555.7 million. Our ability to borrow under the Amended Credit Facility is also limited by the Secured Leverage Ratio financial covenant. Based on such covenant, availability at June 30, 2011 was $91.7 million.

Our obligations under the Amended Credit Facility, subject to certain exceptions, are guaranteed by certain of our subsidiaries and are secured by the capital stock of certain subsidiaries. In addition, subject to certain exceptions, we and each of the guarantors granted the administrative agent first priority liens and security interests on substantially all of our real and personal property (other than gaming licenses and subject to certain other exceptions) as additional security for the performance of the secured obligations under the Amended Credit Facility.

The Amended Credit Facility contains certain financial and other covenants, including, without limitation, various covenants (i) requiring the maintenance of a minimum consolidated interest coverage ratio of 2.00 to 1.00, (ii) establishing a maximum permitted consolidated total leverage ratio (discussed below), (iii) establishing a maximum permitted secured leverage ratio (discussed below), (iv) imposing limitations on the incurrence of indebtedness, (v) imposing limitations on transfers, sales and other dispositions and (vi) imposing restrictions on investments, dividends and certain other payments. Subject to certain exceptions, we may be required to repay the amounts outstanding under the Amended Credit Facility in connection with certain asset sales and issuances of certain additional secured indebtedness.

The minimum consolidated Interest Coverage Ratio (as defined in our Amended Credit Facility) is calculated as (a) twelve-month trailing Consolidated EBITDA (as defined in our Amended Credit Facility) to (b) consolidated interest expense (as also defined in our Amended Credit Facility).

The maximum permitted consolidated Total Leverage Ratio (as defined in our Amended Credit Facility) is calculated as Consolidated Funded Indebtedness to twelve-month trailing Consolidated EBITDA (all capitalized terms are defined in the Amended Credit Facility). Presently, and through December 31, 2011, our maximum Total Leverage Ratio is set at 7.75 to 1.00. Thereafter, on a scheduled basis in 0.25 increments, the maximum ratio decreases to a low 5.50 to 1.00 at March 15, 2015 through the duration of the term.

The maximum permitted Secured Leverage Ratio (as defined in our Amended Credit Facility) is calculated as Indebtedness secured by collateral for the Amended Credit Facility to twelve-month trailing Consolidated EBITDA (all capitalized terms are defined in the Amended Credit Facility). Presently, and through March 31, 2012, our maximum Secured Leverage Ratio is set at 4.50 to 1.00. Thereafter, on a scheduled basis in 0.25 increments, the maximum ratio decreases to a low 3.25 to 1.00 at June 30, 2014 through the duration of the term.

6 3/4% Senior Subordinated Notes due April 2014

On April 15, 2004, we issued $350 million principal amount of 6 3/4% senior subordinated notes due April 2014. The notes require semi-annual interest payments on April 15 and October 15 of each year, through April 2014, at which time the entire principal balance becomes due and payable. The notes contain certain restrictive covenants regarding, among other things, incurrence of debt, sales of assets, mergers and consolidations, and limitations on restricted payments (as defined in the indenture governing the notes). We currently may redeem all or a portion of the notes at a redemption price (expressed as percentages of the principal amount) of 101.125%, which redemption price reduces to 100.00% on April 15, 2012, in each case, plus accrued and unpaid interest.

As of June 30, 2011, we had purchased and retired an aggregate $134.3 million principal amount of our 6 3/4% senior subordinated notes. The total purchase price of the notes was approximately $104.8 million resulting in a gain of approximately $29.2 million, net of associated deferred financing fees, which is recorded on our condensed consolidated statements of operations for the respective periods in which the notes were purchased. The transactions were primarily funded by availability under our prior bank credit facility.

7  1/8% Senior Subordinated Notes due February 2016

On January 30, 2006, we issued $250 million principal amount of 7 1/8% senior subordinated notes due February 2016. The notes require semi-annual interest payments on February 1 and August 1 of each year, through February 2016, at which time the entire principal balance becomes due and payable. The notes contain certain restrictive covenants regarding, among other things, incurrence of debt, sales of assets, mergers and consolidations, and limitations on restricted payments (as defined in the indenture governing the notes). We may redeem all or a portion of such notes at redemption prices (expressed as percentages of the principal amount) ranging from 103.563% in 2011 to 100% beginning February 1, 2014 and thereafter, plus accrued and unpaid interest.

As of June 30, 2011, we had purchased and retired $9.3 million principal amount of our 7 1/8% senior subordinated notes. The total purchase price of such notes was approximately $7.7 million resulting in a gain of approximately $1.5 million, net of associated deferred financing fees, which is recorded on our condensed consolidated statements of operations for the respective periods in which the notes were purchased. The transactions were primarily funded by availability under our prior bank credit facility.

Other debt

Aircraft financing. In February 2003, we issued a note in the amount of $16 million to finance the purchase of a company airplane. The note bears interest at the rate of 5.7% per annum. The note is payable in 120 equal monthly installments of principal and interest until March 2013, when the remaining balance of approximately $10.2 million becomes due and payable. The note is secured by the airplane.

Borgata bank credit facility. On August 6, 2010, Marina District Finance Company, Inc. (“MDFC”) and MDDC entered into a $150 million payment priority secured revolving credit facility with certain financial institutions and Wells Fargo Bank, National Association, as administrative agent. The credit facility matures in August 2014 and is guaranteed on a senior secured basis by MDDC and any future subsidiaries of MDDC and is secured by a first priority lien on substantially all of the assets of MDFC, MDDC and any future subsidiaries of MDDC, subject to certain exceptions.

Outstanding borrowings under Borgata’s bank credit facility accrue interest at a rate based upon either: (i) the highest of (a) the agent bank’s quoted prime rate, (b) the one-month Eurodollar rate plus 1.00%, and (c) the daily federal funds rate plus 1.50%, and in any event not less than 1.50% (such highest rate, the “base rate”), or (ii) the Eurodollar rate, plus with respect to each of clause (i) and (ii) an applicable margin as provided in Borgata’s bank credit facility. In addition, a commitment fee is incurred on the unused portion of Borgata’s bank credit facility ranging from 0.50% per annum to 1.00% per annum.

Borgata’s bank credit facility contains customary affirmative and negative covenants, including covenants that, among other things, limit its ability to: incur additional debt; pay dividends and make other distributions; make certain other restricted payments; create liens; enter into transactions with affiliates; merge or consolidate; and engage in unrelated business activities.

Neither Boyd Gaming nor any of its wholly-owned subsidiaries is a guarantor of Borgata’s bank credit facility.

Borgata senior secured notes. On August 6, 2010, MDFC issued $400 million aggregate principal amount of 9 1/2% senior secured notes due in October 2015 and $400 million aggregate principal amount of 9 7/8% senior secured notes due in August 2018 (collectively, the “Borgata Notes”). The Borgata Notes are guaranteed on a senior secured basis by MDDC and any future subsidiaries of MDDC, and are secured by a first priority lien on substantially all of the assets of MDFC, MDDC and any future subsidiaries of MDDC, subject to certain exceptions. The Borgata Notes are redeemable at MDFC’s option, subject to certain limitations, at various pre-determined redemption prices as provided by the terms of the indenture.

The indenture governing the Borgata Notes contains covenants that, subject to exceptions and qualifications specified in the indenture, among other things, limit MDFC’s ability and the ability of MDDC to (i) incur additional indebtedness or liens; (ii) pay dividends or make distributions; (iii) make certain investments; (iv) sell or merge with other companies and (v) enter into certain types of transactions. Upon the occurrence of a change of control (as defined in the indenture), MDFC will be required, unless certain conditions are met, to make an offer to repurchase the Borgata Notes at price equal to 101% of the principal amount of the Borgata Notes, plus any accrued and unpaid interest to the date of purchase.

Neither Boyd Gaming nor any of its wholly-owned subsidiaries is a guarantor of the Borgata Notes.

Fair value of debt and scheduled maturities

The estimated fair value of our debt at June 30, 2011 was approximately $3.14 billion, versus its book value of $3.21 billion. The estimated fair value of our long-term debt at December 31, 2010 was approximately $3.09 billion, versus its book value of $3.25 billion. The estimated fair value amounts were based on quoted market prices on or about June 30, 2011 and December 31, 2010, respectively, for our debt securities that are traded. For the debt securities that are not traded, fair value was based on book value due primarily to the short maturities of the debt components.

The scheduled maturities of our long-term debt, as of December 31, 2010, for the years ending December 31 are as follows (in thousands):

	For the Year Ending December 31,
	Boyd Gaming Long-Term Debt	Borgata Long-Term Debt	Total Long-Term Debt
2011	$25,690	$—	$25,690
2012	353,094	—	353,094
2013	35,341	—	35,341
2014	240,668	60,900	301,568
2015	997,636	400,000	1,397,636
Thereafter	740,750	400,000	1,140,750

	$2,393,179	$860,900	$3,254,079

THE EXCHANGE OFFER

The following summarizes the terms of the exchange offer and certain provisions of the registration rights agreement. The summary of the registration rights agreement does not purport to be complete and reference is made to the provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Purpose of the Exchange Offer

The old notes were issued and sold in a private offering to J.P. Morgan Securities LLC, Banc of America Securities LLC, Wells Fargo Securities, LLC, Barclays Capital Inc., RBS Securities Inc., Deutsche Bank Securities Inc., and Commerz Markets LLC, as the initial purchasers, on November 10, 2010. The initial purchasers subsequently sold the old notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and outside the United States under Regulation S of the Securities Act. As a condition to the sale of the old notes, we entered into a registration rights agreement with the initial purchasers on November 10, 2010. Pursuant to the registration rights agreement, we agreed that we would, among other things:

•	cause to be filed an exchange offer registration statement with the SEC under the Securities Act concerning the exchange offer; and;

•	use commercially reasonable efforts to:

•	cause such registration statement to be declared effective by the SEC in accordance with the requirements of the registration rights agreement;

•	keep the registration statement effective until the exchange offer is consummated;

•	hold the exchange offer open for at least 20 business days after the date that notice of the exchange offer is mailed to holders of the old notes;

•	consummate the exchange offer no later than November 10, 2011; and

•

keep the registration statement effective for a period ending on the earlier of (i) 90 days after the registration statement is declared effective by the SEC, and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities.

We are making the exchange offer to satisfy certain of our obligations under the registration rights agreement. Other than pursuant to the registration rights agreement, we are not required to file any registration statement to register any outstanding old notes. Holders of old notes who do not tender their old notes or whose old notes are tendered but not accepted in the exchange offer must rely on an exemption from the registration requirements under the securities laws, including the Securities Act, if they wish to sell their old notes. See “Risk Factors—Risk Related to this Exchange Offer—Consequences of failure to exchange.”

Resale of Exchange Notes

We are making the exchange offer in reliance on the position of the staff of the SEC as set forth in several no action letters addressed to third parties in other transactions. However, we have not sought our own no action letter and we can provide no assurance that the staff would make a similar determination with respect to the exchange offer as it has in no action letters to third parties. Based on these interpretations by the staff, we believe that the exchange notes issued in the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by a holder other than any holder who is a broker-dealer, without further compliance with the registration and prospectus delivery requirements of the Securities Act; provided that,

•	holders are acquiring the exchange notes issued in the exchange offer in the ordinary course of their business;

•

holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes issued in the exchange offer; and

•	holders are not an “affiliate” of ours or any guarantor within the meaning of Rule 144 under the Securities Act.

If you are a broker-dealer, an “affiliate” of ours or any guarantor, or have an arrangement or understanding with any person to participate in, a distribution of the exchange notes issued in the exchange offer, you cannot rely on the position of the staff of the SEC contained in the no action letters mentioned above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

Each broker-dealer that receives exchange notes for its own account in exchange for old notes, which the broker-dealer acquired the old notes as a result of market-making activities or other trading activities, may be deemed an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. Each such broker-dealer that receives exchange notes for its own account in exchange for old notes, where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities, must acknowledge, as provided in the letter of transmittal, that it will deliver a prospectus in connection with any resale of such exchange notes. For more detailed information, see “Plan of Distribution.” We have agreed to make available, for a period ending on the earlier of (i) 90 days from the date on which the registration statement of which this prospectus is a part is declared effective by the SEC, and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, a prospectus meeting the requirements of the Securities Act to any broker-dealer and any other persons with similar prospectus delivery requirements for use in connection with any resale of exchange notes. A broker-dealer or any other person that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement (including certain indemnification rights and obligations thereunder).

In addition, to comply with the securities laws of various jurisdictions, if applicable, the exchange notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and is complied with. We have agreed, pursuant to the registration rights agreement and subject to specified limitations therein, to register or qualify the exchange notes for offer or sale under the securities or blue sky laws of the jurisdictions as any holder of the exchange notes reasonably requests.

Terms of the Exchange

We are offering to exchange, subject to the conditions described in this prospectus and in the letter of transmittal accompanying this prospectus, up to $500.0 million aggregate principal amount of our exchange notes for $500.0 million aggregate principal amount of our old notes.

For each old note surrendered to us pursuant to this exchange offer, the holder who surrendered such old note will receive an exchange note having a principal amount equal to that of the surrendered old note. Exchange notes may be issued in minimum denominations of $2,000 and additional integral multiples of $1,000 in excess of $2,000. To be exchanged, an old note must be properly tendered and accepted. All outstanding old notes that are validly tendered and not validly withdrawn will be exchanged for respective exchange notes issued on or promptly after the expiration date of the exchange offer. Currently, there is $500.0 million aggregate principal amount of old notes outstanding and no exchange notes outstanding.

We will accept for exchange any and all old notes that are validly tendered prior to 5:00 p.m., New York City time, on the expiration date. Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of the old notes being tendered for exchange. However, the exchange offer is subject to the terms and provisions of the registration rights agreement. See “—Conditions to the Exchange Offer.”

The exchange notes will evidence the same indebtedness as the old notes and will be entitled to the benefits of the indenture. The form and terms of the exchange notes will be substantially identical to those of the respective old notes except that the exchange notes will have been registered under the Securities Act. Therefore, the exchange notes will not be subject to certain transfer restrictions, registration rights and certain terms with respect to Applicable Interest applicable to the old notes. See “Description of Exchange Notes.”

Expiration Date; Extensions; Amendments

The exchange offer will expire at 5:00 p.m. New York City time, on —, 2011, unless we, in our sole discretion, extend the exchange offer. The time and date, as it may be extended, is referred to herein as the “expiration date.”

In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

We expressly reserve the right at our sole discretion:

•	to delay accepting the old notes, provided that any such delay is done in a manner consistent with Rule 14e-1(c) of the Exchange Act;

•	to extend the exchange offer;

•

to terminate the exchange offer and not accept old notes not previously accepted if any of the conditions listed under “—Conditions to the Exchange Offer” are not satisfied or waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

Following the commencement of the exchange offer, the Company anticipates that it would only delay accepting old notes tendered in the exchange offer due to an extension of the expiration date.

We will follow any delay in acceptance, extension or termination as promptly as practicable by oral or written notice to the exchange agent. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders of the old notes. We will also extend the exchange offer for a period of at least five business days, or any longer period of time, that we determine, in accordance with applicable law, depending upon the significance of the amendment, the manner of disclosure and the expiration date of the exchange offer. In the event of a material change in the exchange offer, including the waiver of a material condition to the exchange offer, we will extend the expiration date, if necessary, so that a period of at least five business days remains in the exchange offer following notice of the material change.

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any old notes, and may terminate the exchange offer as provided in this prospectus, if, at any time before the expiration of the exchange offer, in our sole judgment, the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC.

If we determine in our sole discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any old notes and return all tendered old notes to you;

•	extend the exchange offer and retain all old notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the old notes;

•	waive the unsatisfied conditions (to the extent we are legally permitted to do so) with respect to the exchange offer and accept all properly tendered old notes that have not been withdrawn; or

•	amend the terms of the exchange offer in any manner.

If the waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose the waiver or amendment by means of a prospectus supplement that we will distribute to the registered holders of the old notes, and will extend the exchange offer for a period of at least five business days, or any longer period of time, that we determine, in accordance with applicable law, depending on the significance of the waiver, the manner of disclosure to the registered holders of the old notes and the expiration date of the exchange offer. In the event of a material change in the exchange offer, including the waiver of a material condition to the exchange offer, we will extend the expiration date, if necessary, so that a period of at least five business days remains in the exchange offer following notice of the material change.

The exchange offer is not conditioned upon any minimal principal amount of old notes being tendered.

Accrued Interest

Interest on the exchange notes will accrue at a rate of 9.125% per annum and will be payable semi-annually in arrears on December 1 and June 1 of each year. The first interest payment date was June 1, 2011.

Interest on the exchange notes will accrue from the date of original issuance of the corresponding old notes or, if interest has already been paid on the corresponding old notes or the exchange notes, as the case may be, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the old notes accepted for exchange will cease to accrue on the day prior to the issuance of the exchange notes.

Procedures for Tendering Old Notes

Our acceptance of old notes tendered by a holder will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal accompanying this prospectus.

A holder of old notes may tender the old notes by:

•	properly completing and signing the letter of transmittal;

•	properly completing any required signature guarantees;

•	properly completing any other documents required by the letter of transmittal; and

•

delivering all of the above, together with the certificate or certificates representing the old notes being tendered, to the exchange agent at its address set forth under “—Exchange Agent” prior to the expiration date; or

•	complying with all the procedures for book-entry transfer described below; or

•	complying with the guaranteed delivery procedures described below.

THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF THE DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. HOLDERS SHOULD NOT SEND OLD NOTES OR LETTERS OF TRANSMITTAL TO US.

The signature on the letter of transmittal need not be guaranteed if:

•	tendered old notes are registered in the name of the signer of the letter of transmittal;

•	the exchange notes to be issued in exchange for the respective old notes are to be issued in the name of the holder; and

•	any untendered old notes are to be reissued in the name of the holder.

In any other case:

•

the certificates representing the tendered old notes must be properly endorsed for transfer by the registered holder or be accompanied by a properly completed bond power from the registered holder or appropriate powers of attorney, in form satisfactory to us;

•	the tendered old notes must be duly executed by the holder; and

•

signatures on the endorsement, bond power or powers of attorney must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution, each an “eligible guarantor institution” that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act.

If the exchange notes or old notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note registrar for the old notes, the signature in the letter of transmittal must be guaranteed by an eligible guarantor institution.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, such persons must submit proper evidence satisfactory to us of their authority to so act.

The exchange agent will make a request within at least two (2) business days after the date of receipt of this prospectus to establish accounts with respect to the old notes at The Depository Trust Company for the purpose of facilitating the exchange offer. We refer to The Depository Trust Company in this prospectus as “DTC” and the “book-entry transfer facility.” Subject to establishing the accounts, any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer the old notes into the exchange agent’s account with respect to the old notes in accordance with the book-entry transfer facility’s procedures for the transfer. Although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, an appropriate letter of transmittal with any required signature guarantee and all other required documents, or an agent’s message, must in each case be properly transmitted to and received or confirmed by the exchange agent at its address set forth below prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

The exchange agent and DTC have confirmed that the exchange offer is eligible for DTC’s Automated Tender Offer Program, which we refer to as “ATOP.” Accordingly, DTC participants may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send an agent’s message.

The term “agent’s message” means a message which:

•	is transmitted by DTC;

•	is received by the exchange agent and forms part of the book-entry transfer;

•	states that DTC has received an express acknowledgment from a participant in DTC that is tendering old notes which are the subject of the book-entry transfer;

•	states that the participant has received and agrees to be bound by all of the terms of the letter of transmittal; and

•	states that we may enforce the agreement against the participant.

If you beneficially own the old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender your beneficially owned old notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender the old notes on your behalf. The beneficial owner may also obtain and include with the letter of transmittal the old notes properly endorsed for transfer by the registered holder or accompanied by a properly completed bond power from the registered holder, with signatures on the endorsement or bond power guaranteed by an eligible guarantor institution. If the beneficial owner wishes to tender directly, the beneficial owner must, prior to completing and executing the letter of transmittal and tendering the old notes, make appropriate arrangements to register ownership of the old notes in the beneficial owner’s name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

By tendering, each registered holder of old notes will represent to us that, among other things:

•

the exchange notes to be acquired in connection with the exchange offer by the holder and each beneficial owner of the old notes are being acquired by the holder and each beneficial owner in the ordinary course of business of the holder and each beneficial owner;

•

the holder and each beneficial owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes;

•

the holder and each beneficial owner acknowledge and agree that any person participating in the exchange offer for the purpose of distributing the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes acquired by such person and cannot rely on the position of the staff of the SEC set forth in no action letters that are discussed herein under “—Resale of Exchange Notes”;

•

if the holder is a broker-dealer that acquired the old notes as a result of market-making or other trading activities, it will comply with the applicable provisions of the Securities Act and the applicable no action positions of the SEC and it will deliver a prospectus in connection with any resale of exchange notes acquired in the exchange offer;

•	the holder has full corporate (or similar) power and authority to transfer the old notes in exchange for the exchange notes;

•

the holder and each beneficial owner understand that a secondary resale transaction described above should either be exempt under the applicable securities laws or be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K of the SEC;

•	neither the holder nor any beneficial owner is an “affiliate,” as defined under Rule 144 of the Securities Act, of ours; and

•	in connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the letter of transmittal.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders of any old notes not properly tendered or not to accept any old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

The interpretation of the terms and conditions of the exchange offer including the letter of transmittal and the instructions contained in the letter of transmittal by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor will any of us incur any liability for failure to give such notification.

Guaranteed Delivery Procedures

If you desire to tender your old notes, but:

•	your old notes are not immediately available;

•	you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date; or

•	the procedures for book-entry transfer of your old notes cannot be completed prior to the expiration date;

you may effect a tender according to the guaranteed delivery procedures set forth in the letter of transmittal.

Pursuant to such procedures:

•

your tender of old notes must be made by or through an eligible guarantor institution and you must properly complete and duly execute a notice of guaranteed delivery (as defined in the letter of transmittal);

•

prior to the expiration date, the exchange agent must have received from you and the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of the tendered old notes, and the principal amount of tendered old notes, stating that the tender is being made thereby and guaranteeing that, within three (3) business days after the date of delivery of the notice of guaranteed delivery, the tendered old notes, a duly executed letter of transmittal and any other required documents will be deposited by the eligible guarantor institution with the exchange agent; and

•

such properly completed and executed documents required by the letter of transmittal and the tendered old notes in proper form for transfer (or confirmation of a book-entry transfer of such old notes into the exchange agent’s account at DTC) must be received by the exchange agent within three (3) business days after the expiration date.

Any holder who wishes to tender their old notes pursuant to the guaranteed delivery procedures described above must ensure that the exchange agent receives the notice of guaranteed delivery relating to such old notes prior to 5:00 p.m., New York City time, on the expiration date.

Unless old notes being tendered by the above-described method are deposited with the exchange agent, a tender will be deemed to have been received as of the date when the tendering holder’s properly completed and duly signed letter of transmittal, or a properly transmitted agent’s message, accompanied by the old notes or a confirmation of book-entry transfer of the old notes into the exchange agent’s account at the book-entry transfer facility is received by the exchange agent.

Issuances of exchange notes in exchange for old notes tendered pursuant to a notice of guaranteed delivery will be made only against deposit of the letter of transmittal and any other required documents and the tendered old notes or a confirmation of book-entry and an agent’s message.

Withdrawal Rights

Tenders of old notes may be withdrawn at any time prior to the expiration date. For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission, with receipt confirmed by telephone, or letter must be received by the exchange agent at the address set forth in this prospectus prior to the expiration date. Any notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes;

•	specify the principal amount of old notes to be withdrawn;

•	include a statement that the holder is withdrawing its election to have the old notes exchanged;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the old notes into the name of the person withdrawing the tender; and

•	specify the name in which any such old notes are to be registered, if different from that of the person who tendered the old notes.

The exchange agent will return the properly withdrawn old notes promptly following receipt of the notice of withdrawal. If old notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us in our sole discretion and our determination will be final and binding on all parties.

Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the old notes will be credited to an account with the book-entry transfer facility specified by the holder. In either case, the old notes will be returned as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time prior to the expiration date.

Acceptance of Old Notes for Exchange and Delivery of Exchange Notes

Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept any and all old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. For purposes of the exchange offer, we will be deemed to have accepted validly tendered old notes, when, as, and if we have given oral or written notice thereof to the exchange agent.

In all cases, issuances of exchange notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of such old notes, a properly completed and duly executed letter of transmittal and all other required documents (or of confirmation of a book-entry transfer of such old notes into the exchange agent’s account at DTC); provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender or conditions of the exchange offer. If any tendered old notes are not accepted for any reason, such unaccepted old notes will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below:

U.S. BANK NATIONAL ASSOCIATION

By Registered or Certified Mail, Overnight Delivery, or Hand Delivery:

U.S. Bank National Association

Corporate Trust Services

60 Livingston Avenue St. Paul, Minnesota 55107 Attention: Specialized Finance

By Facsimile Transmission:

Fax Number: (651) 495-8158

Attention: Specialized Finance

Fax cover sheets should provide a call back phone number and request a call back, upon receipt.

For Additional Information:

U.S. Bank National Association

Brandi Steward, Rachel Muehlbauer or Daniel Strantz

Specialized Finance, 2nd Floor

U.S. Bank, Corporate Trust Services

60 Livingston Avenue

St. Paul, Minnesota 55107

(651) 495- 3513

You may also contact U.S. Bank National Association at: (800) 934-6802

You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and telephone number set forth in the letter of transmittal.

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH IN THE LETTER OF TRANSMITTAL, OR TRANSMISSION OF INSTRUCTIONS VIA A FACSIMILE NUMBER OTHER THAN THE ONE SET FORTH IN THE LETTER OF TRANSMITTAL, WILL NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

Pursuant to the registration rights agreement, we are required to pay all reasonable and customary expenses incident to the consummation of the exchange offer, including our compliance with the registration rights agreement, including without limitation:

•	all registration and filing fees and expenses;

•	all fees and expenses of compliance with federal securities and state blue sky or securities laws;

•	all expenses of printing (including printing certificates for the exchange notes to be issued in the exchange offer and printing of prospectuses), messenger and delivery services and telephone;

•	all fees and disbursements of our counsel;

•

all application and filing fees in connection with listing the exchange notes on a national securities exchange or automated quotation system pursuant to the requirements of the registration rights agreement; and

•	all fees and disbursements of our independent certified public accountants (including the expenses of any special audit and comfort letters required by or incident to such performance).

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize a gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the exchange notes.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the old notes as described in the legend on the old notes. Old notes not exchanged pursuant to the exchange offer will continue to remain outstanding in accordance with their terms. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act.

Participation in the exchange offer is voluntary, and holders of old notes should carefully consider whether to participate. Holders of old notes are urged to consult their financial and tax advisors in making their own decision on what action to take. As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. Holders of old notes who do not tender their old notes in the exchange offer will continue to hold the old notes and will be entitled to all the rights and limitations applicable to the old notes under the indenture, except for any rights under the registration rights agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this exchange offer. All untendered old notes will continue to be subject to the restrictions on transfer described in the indenture governing the old notes. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered old notes could be adversely affected.

Shelf Registration Statement

If, pursuant to the terms of the registration rights agreement:

(1)	the exchange offer is not permitted by applicable law or SEC policy;

(2)	for any other reason the exchange offer is not consummated within the time period as described above under “The Exchange Offer—Purpose of the Exchange Offer”; or

(3)	any holder of the old notes notifies us prior to the 10th business day following consummation of the exchange offer that:

(a)	such holder, alone or together with other holders who hold in the aggregate at least $1.0 million in principal amount of old notes, was prohibited by applicable law or SEC policy from participating in the exchange offer;

(b)	such holder may not resell the exchange notes to the public without delivery of a prospectus and the prospectus contained in the exchange offer registration statement may not be used for such resales by such holder; or

(c)	such holder is a broker-dealer who holds old notes acquired directly from us or any of our affiliates, then, upon such holder’s request prior to the 10th business day following the consummation of the exchange offer, then we shall, subject to our Suspension Rights discussed below, use commercially reasonable efforts to (i) cause to be filed a shelf registration statement covering resales of the old notes pursuant to Rule 415 under the Securities Act and (ii) cause such shelf registration statement to be declared effective by the SEC not later than November 10, 2011.

In addition, pursuant to the registration rights agreement, we are required, to use commercially reasonable efforts to keep the shelf registration statement effective for a period ranging from at least two years from the date of issuance of the old notes to less than one, depending on the circumstances, all as set forth in the registration rights agreement.

We will, in the event of the filing of such shelf registration statement, provide to each holder of old notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes. A holder of old notes that sells its old notes pursuant to the shelf registration statement generally (1) will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, (2) will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and (3) will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations thereunder). In addition, each holder of old notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement to have their old notes included in the shelf registration statement and to benefit from the provisions regarding additional interest described below.

Suspension Rights

Notwithstanding any of the above, we may delay the filing or the effectiveness of the exchange offer registration statement or, if applicable, any shelf registration statement, and the related prospectus, or we may allow any such registration statements or the related prospectus, if then filed or effective, to cease to remain effective and usable, from time to time but in no event for more than 90 days in the aggregate in any six month period if (i) the board of directors of Boyd Gaming (or a committee thereof) determines in good faith that it is in the best interest of Boyd Gaming not to disclose the existence of or facts surrounding any proposed or pending material event involving Boyd Gaming or any of its affiliates, or (ii) the prospectus contained in the exchange offer registration statement or shelf registration statement, as the case may be, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case, if Boyd Gaming determines reasonably and in good faith that compliance with the disclosure obligations of the applicable registration statement at such time would reasonably be expected to materially adversely effect Boyd Gaming or any of its affiliates, or a pending financing, acquisition, disposition, merger or other material corporate event involving Boyd Gaming or any of its affiliates (collectively, the “Suspension Rights”).

Upon receipt of notice from Boyd Gaming of the exercise of its Suspension Rights (a “Suspension Notice”), each holder of old notes agrees to discontinue disposition of the old notes pursuant to the applicable registration statement until the date on which it has received a supplemented or amended prospectus for use for such resale, or have been advised by Boyd Gaming in writing that the use of the prospectus may be resumed (such date, the “Recommencement Date”). If Boyd Gaming exercises its Suspension Rights, the time period during which we are required to keep effective the prospectus contained in the exchange offer registration statement for use by a broker-dealer or any shelf registration statement as described above shall be extended by the number of days equal to the number of days in the period from and including the date of delivery of the Suspension Notice to the Recommencement Date (which extension shall be the holders’ sole remedy for the exercise by Boyd Gaming of its Suspension Rights).

Additional Interest

Subject to the Suspension Rights, if, pursuant to the terms of the registration rights agreement, one of the following occurs (each such event is referred to as a “Registration Default”):

•	any such shelf registration statement has not been declared effective by the SEC on or prior to the applicable date specified in the registration rights agreement as described above;

•	we fail to consummate the exchange offer on or before November 10, 2011; or

•

any registration statement required by the registration rights agreement is filed and declared effective but shall thereafter cease to be effective or fail to be usable for its intended purpose for a period in excess of 30 days without being succeeded immediately by a post-effective amendment to such registration statement that cures such failure that is itself declared effective;

then, additional interest shall accrue on the principal amount of the old notes at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any Registration Default (provided that the additional interest may not accrue under more than one Registration Default at any one time) and shall increase by 0.25% per annum at the end of each subsequent 90-day period during which such Registration Default continues, up to a maximum additional rate of 1.00% per annum thereafter, until such Registration Default is cured.

A Registration Default shall be deemed not to have occurred and be continuing with respect to any registration statement required by the registration rights agreement if such Registration Default has occurred solely as a result of the exercise of a Suspension Right by Boyd Gaming under the registration rights agreement.

DESCRIPTION OF EXCHANGE NOTES

In this description, the term “Boyd Gaming” refers only to Boyd Gaming Corporation and not to any of its Subsidiaries or Affiliates, and “we,” “our” and “us” refer to Boyd Gaming.

Boyd Gaming will issue the exchange notes under an indenture dated as of November 10, 2010 (the “indenture”) among itself, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as Holders of the exchange notes.

You can find the definitions of certain terms used in this description under “—Certain definitions.” Certain defined terms used in this description but not defined in this “Description of Exchange Notes” including under “—Certain definitions,” have the meanings assigned to them in the indenture. A copy of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

Except as otherwise indicated below, the following summary applies to both the exchange notes and the old notes. As used in this section of the prospectus, the term “notes” means both the exchange notes and the old notes, unless otherwise indicated.

The form and term of the exchange notes will be identical in all material respects to the form and term of the respective old notes, except that the exchange notes will be registered under the Securities Act, and therefore the exchange notes will not be subject to certain transfer restrictions, registration rights and certain provisions regarding additional interest applicable to the old notes prior to the consummation of the exchange offer. See “The Exchange Offer.”

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief description of the notes

The notes:

•	are general unsecured obligations of Boyd Gaming;

•	are pari passu in right of payment to all existing and future senior Indebtedness of Boyd Gaming, including its obligations under the Credit Facility;

•	are senior in right of payment to all existing and future subordinated Indebtedness of Boyd Gaming;

•

are effectively junior to secured Indebtedness of Boyd Gaming to the extent of the value of the collateral securing such Indebtedness, including obligations under our existing Credit Facility secured by the Capital Stock of the Guarantors;

•	are unconditionally guaranteed by the Guarantors;

•	are structurally subordinated to all Indebtedness of Boyd Gaming’s Subsidiaries that are not Guarantors; and

•	are subject to registration with the Commission pursuant to the registration rights agreement.

See “Risk factors—Your right to receive payments on the exchange notes will be effectively subordinated to our secured debt and the secured indebtedness of the guarantors to the extent of the value of the collateral securing such debt, including obligations under our Amended Credit Facility, and structurally subordinated to the existing and future debt and other liabilities of our subsidiaries that do not guarantee the exchange notes.”

Brief description of the Note Guarantees

The notes are guaranteed by each of the existing and, subject to compliance with applicable Gaming Laws, future Significant Subsidiaries of Boyd Gaming.

The guarantees of the notes:

•	are general unsecured obligations of each Guarantor;

•	are pari passu in right of payment to all existing and future senior Indebtedness of each Guarantor, including its obligations as a guarantor of the obligations under the Credit Facility;

•	are senior in right of payment to all existing and future subordinated Indebtedness of each Guarantor;

•

are effectively junior to all secured Indebtedness of each Guarantor to the extent of the value of the assets securing such Indebtedness, including obligations under our existing Credit Facility secured by the Capital Stock of the Guarantors;

•	are structurally subordinated to all Indebtedness of Boyd Gaming’s Subsidiaries that are not Guarantors; and

•	are subject to release in the circumstances specified in the indenture.

The Note Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee are subject to a net worth limitation to reduce the risk that a Note Guarantee would constitute a fraudulent conveyance under applicable law.

As of the date of this prospectus, all of our Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain covenants—Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not guarantee the notes.

Not all of our “Restricted Subsidiaries” will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. Additionally, our non-wholly-owned subsidiaries are prohibited from guaranteeing the exchange notes. For the twelve months ended June 30, 2011, our non-guarantor subsidiaries accounted for approximately $53 million, or 3%, of our net revenue(1), and at June 30, 2011, accounted for approximately $103 million, or 3%, of our total assets(1), and approximately $19 million, or 1%, of our total liabilities(1).

We and our wholly-owned subsidiaries had $2.38 billion of long-term debt as of June 30, 2011 and December 31, 2010 (which amounts include approximately $356.7 million and $25.7 million of current maturities of such long-term debt at June 30, 2011 and December 31, 2010, respectively, and exclude approximately $15.6 million and $17.0 million, of outstanding letters of credit as of June 30, 2011 and December 31, 2010, respectively). In addition, approximately $555.7 million and $566.8 million was contractually available for borrowing under our Amended Credit Facility as of June 30, 2011 and December 31, 2010, respectively. All amounts under our Amended Credit Facility would be effectively senior to the exchange notes offered hereby to the extent of the collateral security such facility.

(1)	Excluding amounts related to our non-wholly-owned subsidiaries.

Principal, maturity and interest

Boyd Gaming will exchange the old notes, which have an aggregate principal amount of $500.0 million, for the exchange notes. Boyd Gaming may issue additional notes under the indenture from time to time after this exchange offer. Any issuance of additional notes is subject of all of the covenants in the indenture, including the covenant described below under the caption “—Certain covenants—Limitation on Indebtedness.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. It is possible, however, that any such additional notes will not be treated as part of the same issue for U.S. federal income tax purposes. Boyd Gaming will issue exchange notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The exchange notes will mature on December 1, 2018.

Interest on the exchange notes will accrue at the rate of 9.125% per annum and will be payable semi-annually in arrears on December 1 and June 1. The first interest payment date was June 1, 2011. Boyd Gaming will make each interest payment to the Holders of record on the immediately preceding November 15 and May 15. Interest on overdue principal and interest and Additional Interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. Additional Interest may accrue on the notes in certain circumstances if we do not consummate the exchange offer or shelf registration, as applicable, as provided in the registration rights agreement and if we fail to comply with certain reporting requirements.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of receiving payments on the notes

All payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Boyd Gaming elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders. Principal and interest shall be considered paid on the date due if on such date the Trustee or paying agent holds money sufficient to pay all principal and interest then due.

Paying agent and registrar for the notes

The Trustee will initially act as paying agent and registrar. Boyd Gaming may change the paying agent or registrar without prior notice to the Holders of the notes, and Boyd Gaming or any of its Subsidiaries may act as paying agent or registrar.

Transfer and exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Boyd Gaming is not required to transfer or exchange any note selected for redemption. Also, Boyd Gaming is not required to transfer or exchange any note for a period of fifteen days before a selection of notes to be redeemed.

Subsidiaries providing Note Guarantees

The notes are guaranteed by each of the existing and, subject to compliance with applicable Gaming Laws, future Significant Subsidiaries of Boyd Gaming. The Note Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee contain a net worth limitation to reduce the risk that a Note Guarantee would constitute a fraudulent conveyance under applicable law. See “Risk Factors—Fraudulent transfer matters—federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Boyd Gaming or another Guarantor, unless:

(1)	immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under its Note Guarantee, the indenture and the registration rights agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the “Asset Sale” provisions of the indenture.

The Note Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) Boyd Gaming or a Restricted Subsidiary of Boyd Gaming, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Boyd Gaming or a Restricted Subsidiary of Boyd Gaming, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture and the Guarantor ceases to be a Restricted Subsidiary of Boyd Gaming as a result of the sale or other disposition;

(3)	if Boyd Gaming designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4)	upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and discharge.”

See “—Repurchase at the option of Holders—Asset Sales; Event of Loss.”

Optional redemption

At any time prior to December 1, 2013, Boyd Gaming may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 109.125% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the Net Cash Proceeds of one or more Public Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Boyd Gaming and its Subsidiaries); and

(2)	the redemption occurs within 90 days of the date of the closing of such Public Equity Offering.

At any time prior to December 1, 2014, Boyd Gaming may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of the date of redemption, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption, subject to the rights of Holders of notes on any relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the two preceding paragraphs, the notes will not be redeemable prior to December 1, 2014.

On or after December 1, 2014, Boyd Gaming may redeem all or part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable redemption date (subject to the rights of Holders of notes on any relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year Percentage
2014	104.563%
2015	102.281%
2016 and thereafter	100.000%

Notices of redemption may be conditional.

Mandatory redemption

Boyd Gaming is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Mandatory disposition or redemption pursuant to Gaming Laws

If a Holder or beneficial owner of a note is required to be licensed, qualified or found suitable under applicable Gaming Laws and is not so licensed, qualified or found suitable within any time period specified by the applicable Gaming Authority, the Holder shall be obligated, at the request of Boyd Gaming, to dispose of such Holder’s notes within a time period prescribed by Boyd Gaming or such other time period prescribed by such Gaming Authority (in which event Boyd Gaming’s obligation to pay any interest after the receipt of such notice shall be limited as provided in such Gaming Laws). Thereafter, Boyd Gaming shall have the right to redeem, on the date fixed by Boyd Gaming for the redemption of such notes, such Holder’s notes at a redemption price equal to the lesser of (1) the lowest closing sale price of the notes on any trading day during the 120-day period ending on the date upon which Boyd Gaming shall have received notice from a Gaming Authority of such Holder’s disqualification or (2) the price at which such Holder or beneficial owner acquired the notes, unless a different redemption price is required by such Gaming Authority, in which event such required price shall be the redemption price. Boyd Gaming is not required to pay or reimburse any Holder or beneficial owner of a note for the costs of licensure, qualification or finding of suitability or investigation for such licensure, qualification or finding of suitability. Any Holder or beneficial owner of a note required to be licensed, qualified or found suitable under applicable Gaming Laws must pay all investigative fees and costs of the Gaming Authorities in connection with such licensure, qualification, finding of suitability or application therefor.

Repurchase at the option of Holders

Change of Control

If (i) a Change of Control (if, at the Change of Control Time, the notes do not have Investment Grade Status) or (ii) a Change of Control Triggering Event (if, at the Change of Control Time, the notes have Investment Grade Status) occurs, each Holder of notes will have the right to require Boyd Gaming to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Boyd Gaming will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased, to the date of purchase. Within 30 days following (i) any Change of Control or (ii) in the event the notes have

Investment Grade Status at the earlier of the public announcement of (x) a Change of Control or (y) (if applicable) our intention to effect a Change of Control or a Change of Control Triggering Event, Boyd Gaming will mail a notice (which notice may be conditional) to each Holder stating, among other things:

(1)	that a Change of Control or Change of Control Triggering Event, as the case may be, has occurred and a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the option of Holders—Change of Control” and that all notes (or portions thereof) timely tendered will be accepted for payment;

(2)	the purchase price and the Change of Control Payment Date, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice;

(3)	that any note (or portion thereof) accepted for payment (and for which payment has been duly provided on the Change of Control Payment Date) pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(4)	that any notes (or portions thereof) not tendered will continue to accrue interest;

(5)	a description of the transaction or transactions constituting the Change of Control or Change of Control Triggering Event, as the case may be; and

(6)	the procedures that Holders must follow in order to tender their notes (or portions thereof) for payment and the procedures that Holders must follow in order to withdraw an election to tender notes (or portions thereof) for payment.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer. In addition, Boyd Gaming will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control made by Boyd Gaming and such third party purchases all notes properly tendered and not withdrawn under such Change of Control Offer.

Boyd Gaming will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control or Change of Control Triggering Event, as the case may be. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Boyd Gaming will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Payment Date, Boyd Gaming will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by Boyd Gaming.

The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000.

The provisions described above that require Boyd Gaming to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that Boyd Gaming repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

There can be no assurance that Boyd Gaming will be able to fund any repurchase of the notes pursuant to a Change of Control Offer. Boyd Gaming’s future credit facilities or other agreements relating to Indebtedness of Boyd Gaming may contain prohibitions or restrictions on Boyd Gaming’s ability to effect such a repurchase. In the event a Change of Control Offer is mandated at a time when such prohibitions or restrictions are in effect, Boyd Gaming could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Boyd Gaming does not obtain such a consent or repay such borrowings, Boyd Gaming will be effectively prohibited from purchasing notes. In such case, Boyd Gaming’s failure to purchase tendered notes would constitute an Event of Default under the indenture. See “Risk Factors—We may not have the funds necessary to finance the repurchase of the exchange notes required by the indenture upon the occurrence of certain change of control events and asset sales.”

The definition of Change of Control includes a phrase relating to the sale, lease, conveyance or other transfer of “all or substantially all” of the Property of Boyd Gaming, determined on a consolidated basis. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Boyd Gaming to repurchase its notes as a result of a sale, lease, conveyance or other transfer of less than all of the assets of Boyd Gaming, determined on a consolidated basis, to another Person or group may be uncertain.

Prior to the occurrence of a Change of Control, the provisions under the indenture relating to Boyd Gaming’s obligation to make an offer to purchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Asset Sales; Event of Loss

Other than upon an Event of Loss, Boyd Gaming shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale after the Issue Date, unless:

(1)	Boyd Gaming or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

(2)	at least 75% of such consideration consists of cash, Temporary Cash Investments or any stock or assets of the kind referred to in clause (1) or (3) of the definition of “Additional Assets”; provided, however, that for purposes of this clause (2):

(a)	the assumption of Indebtedness of Boyd Gaming or a Restricted Subsidiary which is not subordinated to the notes or any Note Guarantee shall be deemed to be Temporary Cash Investments if Boyd Gaming, such Restricted Subsidiary and all other Restricted Subsidiaries of Boyd Gaming, to the extent any of the foregoing are liable with respect to such Indebtedness, are expressly released from all liability for such Indebtedness by the holder thereof in connection with such Asset Sale;

(b)	any securities or notes received by Boyd Gaming or such Restricted Subsidiary, as the case may be, from such transferee that are converted by Boyd Gaming or such Restricted Subsidiary into cash or Temporary Cash Investments within 30 days of the date of such Asset Sale shall be deemed to be Temporary Cash Investments; and

(c)	Boyd Gaming and its Restricted Subsidiaries may receive consideration in the form of securities exceeding 25% of the consideration for one or more Asset Sales so long as Boyd Gaming and its Restricted Subsidiaries do not hold such securities having an aggregate Fair Market Value in excess of $100.0 million at any time outstanding; and

(3)	no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such Asset Sale.

The definition of “Asset Sale” and “Event of Loss” each exclude any single transaction or series of related transactions that involve assets having a Fair Market Value of $100.0 million or less and therefore Boyd Gaming and its Restricted Subsidiaries may dispose of assets or suffer an Event of Loss with significant value without restrictions under this covenant.

Upon an Event of Loss incurred by Boyd Gaming or any of its Restricted Subsidiaries, the Net Proceeds received from such Event of Loss shall be applied in the same manner as proceeds from Asset Sales described below and pursuant to the procedures set forth below.

Within 360 days after the receipt of the Net Proceeds of an Asset Sale or Event of Loss, an amount equal to 100% of the Net Proceeds from such Asset Sale or Event of Loss may be applied by Boyd Gaming or a Restricted Subsidiary:

(1)	to permanently repay, redeem or repurchase senior Indebtedness of Boyd Gaming or any Guarantor, including Indebtedness under the Credit Facility or the notes; or

(2)	to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Proceeds received by Boyd Gaming or another Restricted Subsidiary);

provided, however, that if Boyd Gaming or any Restricted Subsidiary contractually commits within such 360-day period to apply such Net Proceeds within 180 days of such contractual commitment in accordance with the above clause (1) or (2), and such Net Proceeds are subsequently applied as contemplated in such contractual commitment, then the requirement for application of Net Proceeds set forth in this paragraph shall be considered satisfied.

Any Net Proceeds from an Asset Sale or Event of Loss that are not used in accordance with the preceding paragraph shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100.0 million, Boyd Gaming shall make an offer to purchase (the “Prepayment Offer”), on a pro rata basis, from all Holders of the notes, and, at the election of Boyd Gaming, the holders of any other outstanding Pari Passu Indebtedness containing comparable repurchase rights, an aggregate principal amount of notes and, if applicable, such other Pari Passu Indebtedness equal to the Excess Proceeds, at a price in cash at least equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, in accordance with the procedures summarized herein and set forth in the indenture. To the extent that any portion of the Excess Proceeds remains after compliance with the preceding sentence and provided that all Holders have been given the opportunity to tender the notes for repurchase in accordance with the indenture, Boyd Gaming or such Restricted Subsidiary may use such remaining amount for general corporate purposes or the repurchase of Indebtedness subordinated in right of payment to the notes or the Note Guarantee if required to be repurchased pursuant to their respective terms and the amount of Excess Proceeds shall be reset to zero. Pending application of Net Proceeds pursuant to clauses (1) and (2) above, such Net Proceeds will be invested in Temporary Cash Investments or used to temporarily repay Pari Passu Indebtedness that is revolving Indebtedness.

Within 15 Business Days after the amount of Excess Proceeds exceeds $100.0 million, Boyd Gaming shall send a prepayment offer notice, by first-class mail, to the Holders, accompanied by such information regarding Boyd Gaming and its Subsidiaries as Boyd Gaming in good faith believes will enable such Holders to make an informed decision with respect to the Prepayment Offer. The prepayment offer notice will state, among other things:

(1)	that Boyd Gaming is offering to purchase notes pursuant to the provisions of the indenture described herein;

(2)	that any note (or any portion thereof) accepted for payment (and for which payment has been duly provided on the purchase date) pursuant to the Prepayment Offer shall cease to accrue interest after the purchase date;

(3)	the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days from the date the prepayment offer notice is mailed;

(4)	the aggregate principal amount of notes (or portions thereof) to be purchased;

(5)	a description of any conditions to such Prepayment Offer; and

(6)	a description of the procedure which Holders must follow in order to tender their notes (or portions thereof) and the procedures that Holders must follow in order to withdraw an election to tender their notes (or portions thereof) for payment.

Future credit agreements or other agreements relating to Indebtedness of Boyd Gaming may contain, prohibitions or restrictions on Boyd Gaming’s ability to effect a Prepayment Offer. If Boyd Gaming is required to make a Prepayment Offer at a time when any such prohibitions or restrictions are in effect, Boyd Gaming could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. In such case, if Boyd Gaming does not obtain such a consent or repay such borrowings, Boyd Gaming will be effectively prohibited from purchasing notes and Boyd Gaming’s failure to purchase tendered notes would constitute an Event of Default under the indenture.

Boyd Gaming will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of notes as a result of a Prepayment Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Prepayment Offer, Boyd Gaming will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the indenture by virtue of such conflict.

Selection and notice

If less than all of the notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select notes to be redeemed or purchased among the holders of the notes, as applicable, that are subject to redemption or purchase, by lot unless otherwise required by law or applicable stock exchange requirements; provided that as long as DTC serves as the depository for a Global Note, any redemption shall comply with DTC’s procedural requirements with respect to such note.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note (so long as such amount is in a denomination of $2,000 or an integral multiple of $1,000 in excess of $2,000) will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless Boyd Gaming defaults in making such redemption payment, interest ceases to accrue on notes or portions of them called for redemption.

Certain covenants

Changes in covenants when notes rated investment grade

Set forth below are certain covenants contained in the indenture. During any period of time that:

(1)	the notes have Investment Grade Status, and

(2)	no Default or Event of Default has occurred and is continuing under the indenture with respect to the notes,

Boyd Gaming and its Restricted Subsidiaries will not be subject to the provisions of the indenture with respect to the notes described under “Repurchase at the option of Holders—Asset Sales; Event of Loss,” “—Limitation on Indebtedness” and “—Limitation on Restricted Payments” (collectively, the “Suspended Covenants”); provided, that with respect to those covenants that will remain in effect (the “Effective Covenants”), references in such Effective Covenants to clauses in the Suspended Covenants will be deemed to continue to exist for purposes of interpretation of the Effective Covenants.

In the event that Boyd Gaming and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the notes for any period of time as a result of the preceding sentence and, subsequently, at least one of the two designated Rating Agencies withdraws its rating or assigns the notes a rating below the required Investment Grade Ratings, then Boyd Gaming and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants for the benefit of the notes. Calculations under the reinstated “—Limitation on Restricted Payments” covenant will be made as if such covenant had been in effect since the date of the indenture except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended.

There can be no assurance that the notes will ever achieve or maintain Investment Grade Status.

Limitation on Indebtedness

Boyd Gaming shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that Boyd Gaming or any Guarantor may Incur Indebtedness if no Event of Default has occurred and is continuing and Boyd Gaming’s Consolidated Fixed Charge Coverage Ratio would exceed 2.0 to 1.0, after giving effect to:

(1)	the Incurrence of such Indebtedness as if such Indebtedness was Incurred at the beginning of the Reference Period and (if applicable) the application of the net proceeds thereof to repay other Indebtedness as if the application of such proceeds occurred at the beginning of the Reference Period;

(2)	the Incurrence and retirement of any other Indebtedness since the first day of the Reference Period as if such Indebtedness was Incurred or retired at the beginning of the Reference Period; and

(3)	the acquisition or disposition of any Property or any company or business by Boyd Gaming or any Restricted Subsidiary since the first day of the Reference Period including any acquisition or disposition which will be consummated contemporaneously with the Incurrence of such Indebtedness, as if such acquisition or disposition occurred at the beginning of the Reference Period, including without limitation any net reduction of lease payments in connection with any acquisition of Property.

Notwithstanding the foregoing limitation, Boyd Gaming or any Restricted Subsidiary, as specified below, may Incur the following Indebtedness:

(1)	Indebtedness of Boyd Gaming represented by the notes to be issued on the date of the indenture and of the Guarantors under the Note Guarantees and the exchange notes and related Note Guarantees, if any, that may be issued pursuant to the registration rights agreement;

(2)	Indebtedness of Boyd Gaming or any Restricted Subsidiary outstanding on the Issue Date (other than the senior subordinated notes to be repaid with the proceeds of this offering);

(3)	Indebtedness of Boyd Gaming or any Guarantor under the Credit Facility in an aggregate amount outstanding at any time not to exceed $2.2 billion;

(4)	Indebtedness of Boyd Gaming or a Restricted Subsidiary owing to and held by a Restricted Subsidiary or Boyd Gaming; provided, however, that (A) if Boyd Gaming or any Guarantor is the obligor on such Indebtedness and the payee is not Boyd Gaming or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all obligations then due with respect to the notes, in the case of Boyd Gaming, or the Notes Guarantees, in the case of a Guarantor; (B) any subsequent issuance or transfer of any Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness except to Boyd Gaming or a Restricted Subsidiary shall be deemed in each case to constitute the Incurrence of such Indebtedness by the issuer thereof;

(5)	Indebtedness of Boyd Gaming or a Restricted Subsidiary under Interest Rate Agreements, provided that the obligations under such agreements were entered into in connection with payment obligations on Indebtedness otherwise permitted by the terms of this covenant;

(6)	Indebtedness of Boyd Gaming or a Restricted Subsidiary under Currency Exchange Protection Agreements, provided that such Currency Exchange Protection Agreements were entered into for the purpose of limiting exchange rate risks in connection with transactions entered into in the ordinary course of business;

(7)	Indebtedness of Boyd Gaming or any Restricted Subsidiary in connection with one or more standby letters of credit, performance bonds or completion guarantees issued in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(8)	Indebtedness of Boyd Gaming or any Restricted Subsidiary outstanding under Permitted FF&E Financings which are either:

(A)	Non-Recourse Indebtedness of Boyd Gaming and its Restricted Subsidiaries; or

(B)	limited in amount (including all Permitted Refinancing Indebtedness Incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this clause (8)(B)) for each Gaming Facility owned or leased by Boyd Gaming or any of its Restricted Subsidiaries to the lesser of:

(1)	the amount of FF&E used in such Gaming Facility and financed by such Permitted FF&E Financing, or

(2)	$25.0 million;

(9)	So long as no Event of Default has occurred and is continuing, Indebtedness (including under a Credit Facility) of Boyd Gaming or any Restricted Subsidiary not otherwise permitted to be Incurred pursuant to the provisions of the first paragraph of this covenant or this paragraph in an aggregate amount outstanding as of the date of any Incurrence of such Indebtedness not to exceed 7.5% of Boyd Gaming’s Consolidated Net Tangible Assets; or

(10)	Permitted Refinancing Indebtedness Incurred by Boyd Gaming or any Restricted Subsidiary in respect of Indebtedness of Boyd Gaming or any Restricted Subsidiary outstanding pursuant to the provisions of the first paragraph of this covenant or clauses (1), (2), (8) and this clause (10) of this paragraph; provided, however, any such Permitted Refinancing Indebtedness may be Incurred up to 60 days prior to the repayment, repurchase or redemption of the Indebtedness being refinanced, redeemed or repaid with such Permitted Refinancing Indebtedness; provided, further, that prior to any repayment, repurchase or redemption of the Indebtedness being refinanced with such Permitted Refinancing Indebtedness, Boyd Gaming or the applicable Restricted Subsidiary may temporarily invest the proceeds of such Permitted Refinancing Indebtedness in Temporary Cash Investments or use the proceeds of such Permitted Refinancing Indebtedness to pay down Indebtedness under the revolving credit portion of the Credit Facility.

For purposes of determining compliance with the “Limitation on Indebtedness” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (10) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, Boyd Gaming will be permitted to (a) classify such item of Indebtedness on the date of its Incurrence in any manner that complies with this covenant and (b) divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in clauses (1) through (10) above or as Incurred pursuant to the first paragraph of this covenant. Boyd Gaming may reclassify such Indebtedness from time to time in its sole discretion and may classify any item of Indebtedness in part under one or more of the categories described in clauses (1) through (10) above and/or in part as Indebtedness entitled to be Incurred pursuant to the first paragraph of this section. Notwithstanding the foregoing, Indebtedness outstanding under Boyd Gaming’s Credit Facility on the Issue Date, after giving effect to the application of the proceeds from the issuance of the notes that are applied on the Issue Date, initially was deemed to have been Incurred on such date under clause (3) of the preceding paragraph. As of the Issue Date and after giving pro forma effect to the issuance of the old notes, Boyd Gaming’s Consolidated Fixed Charge Coverage Ratio exceeded 2.0 to 1.0. Accordingly, Boyd Gaming reclassified all of the Indebtedness outstanding under its Credit Facility on the Issue Date as having been Incurred pursuant to the first paragraph of this covenant.

Accrual of interest, the accretion of principal amount, the payment of interest on any Indebtedness in the form of additional Indebtedness and the payment of dividends in the form of additional Disqualified Stock or Preferred Stock, as applicable, in each case will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Boyd Gaming may rely on internal or publicly reported financial reports even though there may be subsequent adjustments (including review and audit adjustments) to such financial statements. For the avoidance of doubt, any Incurrence of Indebtedness which is based upon or made in reliance on a computation based on such internal or publicly reported financial statements, shall be deemed to continue to comply with the applicable covenant, notwithstanding any subsequent adjustments that may result in changes to such internal or publicly reported financial statements.

Limitation on layered lndebtedness

Boyd Gaming will not Incur, and will not permit any Guarantor to Incur, any Indebtedness (including any Indebtedness described in clauses (1) through (10) of the second paragraph of the covenant described under the caption “—Limitation on Indebtedness”) that is contractually subordinated in right of payment to any other Indebtedness of Boyd Gaming or such Guarantor, as applicable, unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Boyd Gaming or any Guarantor solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

Limitation on Restricted Payments

Boyd Gaming shall not make, and shall not permit any Restricted Subsidiary to make, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment:

(1)	a Default or an Event of Default shall have occurred and be continuing;

(2)	Boyd Gaming could not Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption “—Limitation on Indebtedness;” or

(3)	the aggregate amount of such Restricted Payment and all other Restricted Payments made from and after July 22, 1997 (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal, without duplication, to the sum of:

(A)	50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from April 1, 1997 to the end of the most recent fiscal quarter ended immediately prior to the date of such Restricted Payment (or, in the case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

(B)	the aggregate proceeds received by Boyd Gaming from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to March 31, 1997 (other than an issuance or sale (i) to a Subsidiary of Boyd Gaming or an employee stock ownership plan or other trust established by Boyd Gaming or any of its Subsidiaries, (ii) pursuant to clauses (3) or (4) in the following paragraph or (iii) in connection with the acquisition of Coast Casinos, Inc.);

(C)	the amount by which Indebtedness of Boyd Gaming or any Restricted Subsidiary is reduced on Boyd Gaming’s balance sheet upon the conversion or exchange (other than an issuance or sale to a Subsidiary of Boyd Gaming or an employee stock ownership plan or other trust established by Boyd Gaming or any of its Subsidiaries) subsequent to March 31, 1997, of any Indebtedness of Boyd Gaming or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Boyd Gaming (less the amount of any cash or other property distributed by Boyd Gaming or any Restricted Subsidiary upon such conversion or exchange);

(D)	the amount equal to the net reduction in Investments that were treated as Restricted Payments subsequent to March 31, 1997 resulting from:

(1)	payments of dividends, repayments of loans or advances or other transfers of assets to Boyd Gaming or any Restricted Subsidiary or the satisfaction or reduction (other than by means of payments by Boyd Gaming or any Restricted Subsidiary) of obligations of other Persons which have been Guaranteed by Boyd Gaming or any Restricted Subsidiary; or

(2)	the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries, in each case such net reduction in Investments being:

(x)	valued as provided in the definition of “Investment,”

(y)	an amount not to exceed the aggregate amount of Investments previously made by Boyd Gaming or any Restricted Subsidiary which were treated as a Restricted Payment when made, and

(z)	included in this clause (D) only to the extent not included in Consolidated Net Income;

(E)	payments of dividends, repayments of loans or advances or other transfers of assets to Boyd Gaming or any Restricted Subsidiary from the Borgata Joint Venture to the extent such dividends, repayments, advances or other transfers exceed $100.0 million; but only to the extent that any such payments are excluded from the computation of Consolidated Net Income and in an aggregate amount not in excess of the amount of Investments in the Borgata Joint Venture that were treated as Restricted Payments when made; and

(F)	$150.0 million.

As of June 30, 2011, the aggregate amount of availability for Restricted Payments pursuant to the foregoing provisions was approximately $419.1 million.

The provisions of the preceding paragraph shall not prohibit:

(1)	the payment of any dividend within 60 days after the date of its declaration if such dividend could have been paid on the date of its declaration in compliance with the provisions of the indenture;

(2)	the redemption or repurchase of any Capital Stock or Indebtedness of Boyd Gaming (other than any Capital Stock or Indebtedness which is held or beneficially owned by, any member of the Boyd Family, Boyd Gaming or any Affiliate of Boyd Gaming);

(A)	if the holder or beneficial owner of such Capital Stock or Indebtedness is required to qualify under the Gaming Laws and does not so qualify; or

(B)	if necessary in the reasonable, good faith judgment of the Board of Directors, as evidenced by a Board Resolution, to prevent the loss or secure the reinstatement of any Gaming License which if lost or not reinstated, as the case may be, would have a material adverse effect on the business of Boyd Gaming and its Subsidiaries, taken as a whole, or would restrict the ability of Boyd Gaming or any of its Subsidiaries to conduct business in any gaming jurisdiction;

(3)	any purchase, redemption or other acquisition or retirement of Capital Stock of Boyd Gaming made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock (other than Disqualified Stock) of Boyd Gaming;

(4)	any purchase, redemption or other acquisition or retirement of the Indebtedness of any Person made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock (other than Disqualified Stock) of Boyd Gaming;

(5)	any purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Boyd Gaming or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee from the proceeds of Permitted Refinancing Indebtedness Incurred within 60 days of such repurchase, redemption, defeasance or other acquisition or retirement of such Indebtedness;

(6)	cash payments in lieu of fractional shares issuable as dividends on Capital Stock of Boyd Gaming or any of its Restricted Subsidiaries;

(7)	the redemption or repurchase of any Capital Stock of Boyd Gaming to the extent required by a final non-appealable order or judgment entered by a court or courts of competent jurisdiction;

(8)	the purchase, redemption or other acquisition or retirement of (A) Boyd Gaming’s 7.75% Senior Subordinated Notes due December 15, 2012, and (B) other Indebtedness subordinated in right of payment to the notes or any Note Guarantee in an aggregate amount not to exceed $250.0 million for repurchases, redemptions, acquisitions and retirements pursuant to this clause (B);

(9)	so long as no Default or Event of Default has occurred and is continuing, repurchases by Boyd Gaming of its common stock or options, warrants or other securities exercisable or convertible into such common stock (excluding any debt security that is convertible into, or exercisable for, common stock) held by employees, officers, consultants or directors of Boyd Gaming or any of its direct or indirect Subsidiaries upon death, disability or termination of employment or directorship of such employees, officers, consultants or directors not to exceed $10.0 million in the aggregate in any fiscal year, with unused amounts in any fiscal year permitted to be carried over for the two succeeding fiscal years;

(10)	the repurchase of Capital Stock deemed to occur upon the exercise of stock options to the extent such Capital Stock represents a portion of the exercise price of those stock options;

(11)	the repurchase of Capital Stock upon the vesting of restricted stock, restricted stock units or performance share units to the extent necessary to satisfy tax withholding obligations attributable to such vesting;

(12)	other Investments in an aggregate amount not to exceed 10% of Boyd Gaming’s Consolidated Total Assets (in each case with Investments calculated at the time of such Investment); and

(13)	so long as no Default or Event of Default has occurred and is continuing, the repurchase of Indebtedness subordinated in right of payment to the notes or any Note Guarantee with any Excess Proceeds as provided under “Repurchase at the option of Holders—Asset Sales; Event of Loss” or pursuant to provisions requiring such repurchase similar to those described under the caption “Repurchase at the option of Holders—Change of Control”; provided that all notes tendered by Holders in connection with a Change of Control Offer or Prepayment Offer, as applicable, have been repurchased, redeemed or acquired for value.

The full amount of any Restricted Payments made subsequent to March 31, 1997 pursuant to clauses (1) and (2) of the preceding paragraph (but not pursuant to any other clause of the immediately preceding paragraph) shall be included in the calculation of the aggregate amount of Restricted Payments referred to under clause (3) in the first paragraph of this covenant.

Limitation on Liens

Boyd Gaming shall not, and shall not permit any Guarantor to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property, whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, which secures Indebtedness that ranks pari passu with or is subordinated to the notes unless:

(1)	if such Lien secures Indebtedness that ranks pari passu in right of payment with the notes or any Note Guarantee, the notes or such Note Guarantee are secured on an equal and ratable basis with the obligations so secured; or

(2)	if such Lien secures Indebtedness that is subordinate in right of payment to the notes or any Note Guarantee, the notes or such Note Guarantee are secured on a senior basis to the obligations so secured.

Limitation on dividend and other payment restrictions affecting Restricted Subsidiaries

Boyd Gaming shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions to Boyd Gaming or any other Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

(2)	pay any Indebtedness owed to Boyd Gaming or any other Restricted Subsidiary;

(3)	make loans or advances to Boyd Gaming or any other Restricted Subsidiary;

(4)	transfer any of its Property to Boyd Gaming or any other Restricted Subsidiary,

except for such encumbrances or restrictions existing under or by reason of:

(A)	agreements in effect on the Issue Date;

(B)	applicable law, including rules, regulations or orders issued by any Gaming Authority;

(C)	customary nonassignment provisions in contracts, leases or licenses entered into in the ordinary course of business and consistent with past practices that are customary in the gaming, lodging or entertainment industry;

(D)	Permitted Refinancing Indebtedness; provided, however, that any restrictions of the type described in clauses (1) through (4) above contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

(E)	agreements in existence with respect to a Restricted Subsidiary at the time it is so designated; provided, however, that such agreements are not entered into in anticipation or contemplation of such designation;

(F)	provisions limiting the disposition or distribution of assets or Property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business with the approval of Boyd Gaming’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(G)	Liens permitted to be Incurred under the provisions of the covenant described above under the caption “—Limitation on Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(H)	purchase money obligations for Property or equipment acquired for use in the business of Boyd Gaming or any of its Restricted Subsidiaries and Capital Lease Obligations that impose restrictions on the Property or equipment purchased or leased in the ordinary course of business; or

(I)	any instrument governing Indebtedness represented by industrial revenue or development bonds issued by a municipality and guaranteed by Boyd Gaming or any of its Restricted Subsidiaries.

Nothing contained in this covenant shall prevent Boyd Gaming or any Restricted Subsidiary from granting any Lien permitted by the covenant described above under the caption “—Limitation on Liens.”

Limitation on transactions with Affiliates

Boyd Gaming shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, lease or exchange of any Property, the making of any Investment, the giving of any Guarantee or the rendering or receiving of any service) with, from or for the benefit of any Affiliate, any Related Person or any officer or director of any Affiliate or a Related Person involving aggregate consideration in excess of $25.0 million (an “Affiliate Transaction”) unless:

(1)	the terms of such Affiliate Transaction are in writing, in the best interest of Boyd Gaming or such Restricted Subsidiary, as the case may be, and at least as favorable to Boyd Gaming or such Restricted Subsidiary, as the case may be, as those that could be obtained at the time of such Affiliate Transaction in a similar transaction in arm’s-length dealings with a Person who is not such an Affiliate, Related Person or officer or director of an Affiliate or Related Person;

(2)	with respect to each Affiliate Transaction involving aggregate payments to either party in excess of $50.0 million, such Affiliate Transaction was approved by a majority of the disinterested members of the Board of Directors and that such Affiliate Transaction complies with clause (1); and

(3)	with respect to each Affiliate Transaction involving aggregate payments in excess of $100.0 million, Boyd Gaming delivers to the Trustee an opinion letter from an Independent Advisor to the effect that such Affiliate Transaction is fair, from a financial point of view;

provided, however, that the foregoing limitation shall not apply for so long as Boyd Gaming’s common stock is listed for trading on the New York Stock Exchange or NYSE Amex Equities or is quoted on the National Association of Securities Dealers Automated Quotation System and designated as a “national market system security.”

Notwithstanding the foregoing limitation, Boyd Gaming or any of its Restricted Subsidiaries may enter into or suffer to exist the following:

(1)	any transaction pursuant to any contract in existence on the Issue Date;

(2)	any Restricted Payment permitted to be made pursuant to the covenant described above under the caption “—Limitation on Restricted Payments”;

(3)	any transaction or series of transactions between Boyd Gaming and one or more of its Restricted Subsidiaries or between two or more of its Restricted Subsidiaries;

(4)	the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of, indemnity provided on behalf of, and reimbursement of expense to, officers, directors and employees of Boyd Gaming or any of its Restricted Subsidiaries;

(5)	any Investment made by Boyd Gaming or any of its Restricted Subsidiaries other than an Investment in a holder of 10% or more of the Capital Stock of Boyd Gaming or an Investment in an entity controlled by a holder of 10% or more of the Capital Stock of Boyd Gaming (other than indirect control by reason of such holder’s ownership of Capital Stock of Boyd Gaming); and

(6)	any contribution of capital to any Restricted Subsidiary.

Limitation on status as an investment company

Boyd Gaming shall not, and shall not permit any of its Restricted Subsidiaries to, become an “investment company” (as that term is defined in the Investment Company Act of 1940, as amended), to the extent such status would subject Boyd Gaming or any such Subsidiary to regulation under the Investment Company Act, except for Subsidiaries established for the purpose of financing the operating businesses of Boyd Gaming and its Subsidiaries.

Payment for consent

Boyd Gaming will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Merger, consolidation and sale of assets

Boyd Gaming shall not merge or consolidate with or into any other entity (other than a merger or consolidation of a Restricted Subsidiary with or into Boyd Gaming) or in one transaction or a series of related transactions sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its Property unless:

(1)	the entity formed by or surviving any such consolidation or merger (if Boyd Gaming is not the surviving entity) or the Person to which such sale, assignment, transfer, lease or conveyance is made (the “Successor”):

(A)	shall be a corporation organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such corporation expressly assumes, by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such corporation, the due and punctual payment of the principal, premium, if any, interest and Additional Interest, if any, on all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants, conditions and obligations under the notes, the indenture and the registration rights agreement to be performed by Boyd Gaming; and

(B)	the Successor shall have all Gaming Licenses required to operate all Gaming Facilities to be owned by such Successor;

(2)	in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of Boyd Gaming’s Property, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(3)	immediately before and after giving effect to such transaction or series of transactions on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and

(4)	immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness Incurred or anticipated to be Incurred in connection with such transaction or series of transactions), Boyd Gaming or the Successor, as the case may be, would be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption “—Limitation on Indebtedness.”

Business activities

Boyd Gaming will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Core Business, except to such extent as would not be material to Boyd Gaming and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If Boyd Gaming or any of its Restricted Subsidiaries acquires or creates a Significant Subsidiary, or any non-Guarantor Restricted Subsidiary becomes a Significant Subsidiary after the date of the indenture, then such Restricted Subsidiary shall become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel satisfying the requirements of the indenture within 30 days following the date on which it was acquired, created or otherwise became a Significant Subsidiary (or such longer period as may be required to obtain any necessary approvals under applicable Gaming Laws or other regulatory requirements). Any Subsidiary that does not constitute a Significant Subsidiary need not become a Guarantor unless and until such time as it becomes a Significant Subsidiary. Boyd Gaming shall use reasonable commercial efforts to obtain all approvals of any Gaming Authority necessary to permit any Significant Subsidiary to become a Guarantor as promptly as practicable.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary and any newly acquired or newly formed Subsidiary to be an Unrestricted Subsidiary; provided, that:

(A)	such designation would not cause a Default;

(B)	such Subsidiary has no Indebtedness other than Qualified Non-Recourse Debt;

(C)	such Subsidiary does not own any Capital Stock or Indebtedness of or own or hold any lien on any Property of Boyd Gaming or any other Subsidiary of Boyd Gaming that is not a Subsidiary of the Subsidiary to be so designated; and

(D)	such Subsidiary is not a Significant Subsidiary.

If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Boyd Gaming and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Limitation on Restricted Payments” or under one or more clauses of the definition of Permitted Investment, as determined by Boyd Gaming. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of Boyd Gaming as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that (1) such designation complied with the preceding conditions and (2) was permitted by the covenant described above under the caption “—Limitation on Restricted Payments” and giving the effective date of such designation, such filing with the Trustee to occur within 75 days after the end of the fiscal quarter of Boyd Gaming in which such designation is made (or, in the case of a designation made during the last fiscal quarter of the fiscal year, within 120 days after the end of such fiscal year). If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary of Boyd Gaming as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described under the caption “—Limitation on Indebtedness,” Boyd Gaming will be in default of such covenant.

The Board of Directors may at any time designate, or redesignate, any Unrestricted Subsidiary to be a Restricted Subsidiary of Boyd Gaming; provided that such designation, or redesignation, will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of Boyd Gaming of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation, or redesignation, will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Limitation on Indebtedness,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable Reference Period and (2) no Default or Event of Default would be in existence following such designation or redesignation.

Compliance Certificate

Boyd Gaming shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of Boyd Gaming and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether Boyd Gaming has kept, observed, performed and fulfilled its obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge Boyd Gaming has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, written notice in the form of an Officer’s Certificate as described under the heading “—Events of Default and Remedies”) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action Boyd Gaming is taking or proposes to take with respect thereto.

Reports

Whether or not required by the Commission, so long as any notes are outstanding, Boyd Gaming will furnish to the Trustee and the Holders of notes, within 15 days after the time periods specified in the Commission’s rules and regulations:

(1)	all quarterly and annual reports, including financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Boyd Gaming were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Boyd Gaming’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if Boyd Gaming were required to file such reports.

All such reports will be prepared in all material respects in accordance with the information requirements applicable to such reports. In addition, whether or not required by the Commission, Boyd Gaming will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and will post the reports on its website within those time periods. If, at any time Boyd Gaming is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Boyd Gaming will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the Commission within the time periods specified above unless the Commission will not accept such a filing. Boyd Gaming will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept Boyd Gaming’s filings for any reason, Boyd Gaming will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Boyd Gaming were required to file those reports with the Commission.

Notwithstanding the foregoing, Boyd Gaming will be deemed to have furnished such reports referred to above to the Trustee and the Holders of the notes if Boyd Gaming has filed (or, in the case of a Form 8-K, furnished) such reports with the Commission via the EDGAR filing system and such reports are publicly available.

Events of Default and remedies

Each of the following is an “Event of Default”:

(1)	default with respect to payment of interest (including Additional Interest, if any) on any of the notes when it becomes due and payable, and the continuance of such default for a period of 30 days;

(2)	default with respect to payment of principal or premium, if any, on any of the notes when due at maturity, upon acceleration, required purchase or otherwise;

(3)	failure by Boyd Gaming to observe, perform or comply with the covenants and agreements in the covenant described above under the caption “—Merger, consolidation and sale of assets”;

(4)	failure by Boyd Gaming or any Guarantor to observe, perform or comply with any of the other covenants and agreements in the indenture, the notes or the Note Guarantees and such failure to observe, perform or comply continues for a period of 60 days after receipt by Boyd Gaming of a written notice from the Trustee or Holders of not less than 25% in aggregate principal amount of the notes (including any additional notes, if any) then outstanding;

(5)	Indebtedness of Boyd Gaming or any Restricted Subsidiary is not paid when due or within any applicable grace period or is accelerated by the holders thereof and, in either case, the total amount of such unpaid or accelerated Indebtedness exceeds $50.0 million;

(6)	the entry by a court of competent jurisdiction of one or more judgments or orders against Boyd Gaming or any Restricted Subsidiary in an uninsured aggregate amount in excess of $50.0 million and such judgment or order is not discharged, waived, stayed or satisfied for a period of 60 consecutive days;

(7)	certain events of bankruptcy, insolvency or reorganization described in the indenture affecting Boyd Gaming or any Guarantor that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

(8)	except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person controlling such Guarantor, denies or disaffirms its obligations under its Note Guarantee, and such default continues for a period of 10 days; and

(9)	any revocation, suspension or loss of any Gaming License which results in the cessation of business for a period of more than 90 consecutive days of the business of any Gaming Facility or Gaming Facilities owned, leased or operated directly or indirectly by Boyd Gaming or any of its Subsidiaries which, taken together, collectively contribute more than 10% of Boyd Gaming’s Consolidated EBITDA (other than any voluntary relinquishment of a Gaming License if such relinquishment is, in the reasonable, good faith judgment of the Board of Directors, evidenced by a Board Resolution, both desirable in the conduct of the business of Boyd Gaming and its Subsidiaries, taken as a whole, and not disadvantageous in any material respect to the Holders).

A Default under clauses (5), (6) or (9) above is not an Event of Default until the Trustee or Holders of not less than 25% in aggregate principal amount of the notes notify Boyd Gaming of the Default; provided that any Default under clause (5) above resulting from a default or acceleration with respect to Indebtedness will not be considered an Event of Default if such default or acceleration is cured or annulled, respectively, within 30 days of the receipt by Boyd Gaming of the abovementioned notice of Default from the Trustee or Holders of not less than 25% in aggregate principal amount of the notes.

Boyd Gaming shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default, its status and what action Boyd Gaming and/or any Guarantor is taking or proposes to take with respect thereto.

The indenture provides that the Trustee, within 90 days after the occurrence of any continuing Default or Event of Default that is known to the Trustee, will give notice to the Holders; provided, however, that, except in the case of a default in payment of principal of or interest on the notes, the Trustee may withhold such notice as long as it in good faith determines that such withholding is in the interest of the Holders.

Subject to the last paragraph of “Events of Default and remedies,” the indenture provides that if an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization described in clause (7) above) shall have occurred and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the notes then outstanding may accelerate the maturity of all the notes by a notice in writing to the Company (and to the Trustee, if given by the Holders) specifying the Event of Default and that it is a “notice of acceleration” and on the fifth business day after delivery of such notice, the principal amount, together with any accrued and unpaid interest and premium and Additional Interest, if any, on all of the notes then outstanding will become immediately due and payable. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization described in clause (7) above shall occur, the notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders.

The Holders of a majority in aggregate principal amount of the notes then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the indenture.

The Holders of a majority in aggregate principal amount of the then outstanding notes (including any additional notes, if any) voting in a single class by written notice to the Trustee may, on behalf of the Holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium or Additional Interest, if any, or interest on the notes.

No Holder will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless:

(1)	such Holder shall have previously given to the Trustee written notice of a continuing Event of Default;

(2)	Holders of at least 25% in aggregate principal amount of the notes then outstanding shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as a trustee; and

(3)	the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a Holder for enforcement of payment of the principal of and premium and Additional Interest, if any, or interest on such Holder’s note on or after the respective due dates expressed in such note (including in connection with an offer to purchase).

Notwithstanding any other provision of the indenture, the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations described above under the heading “—Reports,” and for any failure to comply with the requirements of Section 314(a) of the Trust Indenture Act, will for the 365 days after the occurrence of such an Event of Default consist exclusively of the right to receive Additional Interest on the principal amount of the notes at a rate equal to 0.50% per annum. The Additional Interest will be payable in the same manner and subject to the same terms as other interest payable under the indenture. The Additional Interest will accrue on all outstanding notes from and including the date on which an Event of Default relating to a failure to comply with the reporting obligations described above under the heading “—Reports” or Section 314(a) of the Trust Indenture Act first occurs to but excluding the 365th day thereafter (or such earlier date on which the Event of Default relating to such reporting obligations is cured or waived). If the Event of Default resulting from such failure to comply with the reporting obligations is continuing on such 365th day, such Additional Interest will cease to accrue and the notes will be subject to the other remedies provided under the heading “—Events of Default and remedies.”

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of Boyd Gaming or any Guarantor, as such, will have any liability for any obligations of Boyd Gaming or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Boyd Gaming may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest, Additional Interest or premium, if any, on such notes when such payments are due from the trust referred to below;

(2)	Boyd Gaming’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and Boyd Gaming’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, Boyd Gaming may, at its option and at any time, elect to have the obligations of Boyd Gaming and the Guarantors released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events with respect to Boyd Gaming) described under “—Events of Default and remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Boyd Gaming must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, interest, Additional Interest and premium, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Boyd Gaming must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, Boyd Gaming has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:

(a)	Boyd Gaming has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)	since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Boyd Gaming has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Boyd Gaming or any of the Guarantors is a party or by which Boyd Gaming or any of the Guarantors is bound;

(6)	Boyd Gaming must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by Boyd Gaming with the intent of preferring the Holders of notes over the other creditors of Boyd Gaming with the intent of defeating, hindering, delaying or defrauding creditors of Boyd Gaming or others; and

(7)	Boyd Gaming must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as applicable, have been complied with.

Amendment, supplement and waiver

Except as provided in the next two succeeding paragraphs, the indenture, the notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes (including additional notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture, the notes or the Note Guarantees, may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a tender offer, exchange offer for, or purchase of, the notes).

Without the consent of each Holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):

(1)	reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the rate of or extend the time for payment of interest on any note;

(3)	reduce the principal of or extend the stated maturity of any note;

(4)	reduce the premium payable upon the redemption of any note, waive a redemption payment with respect to any note or change the time at which a note may be redeemed (other than provisions relating to the covenants described above under the caption “—Repurchase at the option of Holders”);

(5)	impair the right of any Holder to receive payment of principal of, or interest, premium or Additional Interest, if any, on the notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(6)	make any note payable in money other than that stated in the notes;

(7)	make any change in the provisions of the indenture relating to waivers of past Defaults; or

(8)	make any change in the preceding amendment and waiver provisions.

In addition, any amendment which releases any Guarantor from its obligations under any Note Guarantee (except as specified in the Guaranty release provisions contained in the indenture prior to any such amendment) will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of the notes then outstanding.

Notwithstanding the preceding, without the consent of any Holder of notes, Boyd Gaming, the Guarantors and the Trustee may amend or supplement the indenture, the notes or the Note Guarantees to, among other things:

(1)	to cure any ambiguity, defect, mistake, omission or inconsistency;

(2)	to provide for the assumption of Boyd Gaming’s or a Guarantor’s obligations to Holders of notes and Note Guarantees, as applicable, in the case of a merger or consolidation or sale of all or substantially all of Boyd Gaming’s or such Guarantor’s assets, as applicable;

(3)	to provide for uncertificated notes in addition to or in place of certificated notes;

(4)	to add any Note Guarantees with respect to the notes and to release such Note Guarantees when required or permitted by the terms of the indenture;

(5)	to secure the notes;

(6)	to add to the covenants of Boyd Gaming or any Guarantor for the benefit of the Holders of the notes or the Note Guarantees or to surrender any right or power conferred upon Boyd Gaming or any Guarantor;

(7)	to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder of notes;

(8)	to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(9)	to conform the text of the indenture, the notes or the Note Guarantees to any provision of the description of notes contained in the original offering memorandum for the old notes to the extent that such provision in the description of notes contained therein was intended to be a verbatim recitation of a provision of the indenture, the notes or the Note Guarantee;

(10)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture on the Issue Date; and

(11)	remove redemption provisions included in any additional notes that are no longer in effect.

The consent of the Holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment, supplement, or waiver of the indenture becomes effective, Boyd Gaming is required to mail to the Holders of notes affected thereby a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all Holders of notes, or any defect therein, will not impair or affect the validity of any such amended or supplemented indenture or waiver.

Satisfaction and discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Boyd Gaming, have been delivered to the Trustee for cancellation; or

(b)	all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Boyd Gaming or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest and Additional Interest, if any, to the date of maturity or redemption;

(2)	other than with respect to a discharge when the notes have become due and payable, no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Boyd Gaming or any Guarantor is a party or by which Boyd Gaming or any Guarantor is bound;

(3)	Boyd Gaming or any Guarantor has paid or caused to be paid all other sums payable by it under the indenture; and

(4)	Boyd Gaming has delivered irrevocable instructions to the Trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Boyd Gaming must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of Boyd Gaming or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional information

Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Boyd Gaming Corporation, 3883 Howard Hughes Parkway, 9th Floor, Las Vegas, NV 89169, Attention: General Counsel.

Book-entry, delivery and form

The exchange notes will be initially issued in the form of one or more notes in global form without interest coupons (the “Global Notes”) registered in the name of The Depository Trust Company (“DTC”) or its nominee.

Upon the issuance of a Global Note, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the notes represented by such Global Note. Ownership of beneficial interests in a Global Note will be limited to Persons that have accounts with DTC (“Participants”) or Persons that may hold interests through Participants. The notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interest in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. In addition, transfers of beneficial interest in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct and indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

So long as the Holder of a Global Note is the registered owner of any notes, the Holder of such Global Note will be considered the sole Holder under the indenture of any notes evidenced by the Global Notes. Beneficial owners of notes evidenced by the Global Notes will not be considered the owners or Holders of the notes under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither Boyd Gaming nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Depository procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Boyd Gaming takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters. However, Boyd Gaming will remain responsible for any actions DTC, Euroclear and Clearstream and their respective participants take in accordance with instructions provided by Boyd Gaming.

DTC has advised Boyd Gaming that DTC is a limited-purpose trust company created to hold securities for the Participants and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Boyd Gaming that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payments in respect of the principal of, and interest, Additional Interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, Boyd Gaming and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Boyd Gaming, the Trustee nor any agent of Boyd Gaming or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Boyd Gaming that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or Boyd Gaming. Neither Boyd Gaming nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Boyd Gaming and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Boyd Gaming that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC, Euroclear and Clearstream each reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Boyd Gaming nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	Boyd Gaming delivers to the Trustee notice from DTC that (a) it is unwilling or unable to continue as depositary for the Global Notes or (b) it has ceased to be a clearing agency registered under the Exchange Act and, in either case, Boyd Gaming fails to appoint a successor depositary; or

(2)	there has occurred and is continuing an Event of Default with respect to the notes;

then, upon surrender by a Holder of its Global Note, notes in such form will be issued to each Person that the Holder of the Global Note and DTC identify as being the beneficial owner of the related notes. In addition, beneficial interests in Global Notes may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interest in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Neither Boyd Gaming nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of notes and Boyd Gaming and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Holder of the Global Note or DTC for all purposes.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor complies with the applicable provisions in the indenture.

Same-day settlement and payment

Boyd Gaming will make, or cause to be made, payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Holder of the Global Note. Boyd Gaming will make all payments of principal, interest, Additional Interest, if any, and premium, if any, with respect to Certificated Notes, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Boyd Gaming that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Governing law

The indenture provides that it and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Additional Assets” means:

(1)	any Property (other than cash, cash equivalents or securities) to be owned by Boyd Gaming or a Restricted Subsidiary and used in a Related Business,

(2)	the costs of improving, restoring, replacing or developing any Property owned by Boyd Gaming or a Restricted Subsidiary which is used in a Related Business or

(3)	Investments in any other Person engaged primarily in a Related Business (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary in compliance with the procedure for designation of Restricted Subsidiaries set forth below in the definition of “Restricted Subsidiary.”

“Additional Interest” means all amounts, if any, payable (1) pursuant to the provisions relating to additional interest described above under the heading “—Events of Default and remedies” as the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations described above under the heading “Reports,” and for any failure to comply with the requirements of Section 314(a) of the Trust Indenture Act and/or (2) pursuant to the provisions relating to additional interest described under the heading “—Additional Interest” and provided for in the registration rights agreement.

“Affiliate” means, with respect to any Person, a Person:

(1)	which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person,

(2)	which directly or indirectly through one or more intermediaries beneficially owns or holds 10% or more of any class of the Voting Stock of such Person (or a 10% or greater equity interest in a Person which is not a corporation) or

(3)	of which 10% or more of any class of the Voting Stock (or, in the case of a Person which is not a corporation, 10% or more of the equity interest) is beneficially owned or held directly or indirectly through one or more intermediaries by such Person.

The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(A)	the present value at such redemption date of (i) the redemption price of the note at December 1, 2014, (such redemption price being set forth in the table appearing above under the caption “—Optional redemption”) plus (ii) all required interest payments due on the note through December 1, 2014 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(B)	the principal amount of the note, if greater.

“Asset Sale” means the sale, conveyance, transfer, lease or other disposition, whether in a single transaction or a series of related transactions (including, without limitation, dispositions pursuant to Sale/Leaseback Transactions or pursuant to the merger of Boyd Gaming or any of its Restricted Subsidiaries with or into any person other than Boyd Gaming or one of its Restricted Subsidiaries), by Boyd Gaming or one of its Restricted Subsidiaries to any Person other than Boyd Gaming or one of its Restricted Subsidiaries of:

(1)	any of the Capital Stock or other ownership interests of any Subsidiary of Boyd Gaming or

(2)	any other Property of Boyd Gaming or any Property of its Restricted Subsidiaries, in each case not in the ordinary course of business of Boyd Gaming or such Restricted Subsidiary.

Notwithstanding the foregoing, the following items will not be deemed to be Asset Sales:

(A)	any single transaction or series of related transactions that involves assets having a Fair Market Value of $100.0 million or less;

(B)	any issuance or other such disposition of Capital Stock or other ownership interests of any Restricted Subsidiary to Boyd Gaming or another Restricted Subsidiary;

(C)	any such disposition of Property between or among Boyd Gaming and its Restricted Subsidiaries;

(D)	the sale or other disposition of cash or Temporary Cash Investments;

(E)	any exchange of like Property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Related Business;

(F)	a Restricted Payment that is permitted by the covenant described above under the caption “—Certain covenants—Limitation on Restricted Payments;”

(G)	the disposition of all or substantially all of the assets of Boyd Gaming in a manner permitted pursuant to the provisions described under “—Certain covenants—Merger, consolidation and sale of assets” or any disposition that constitutes a Change of Control;

(H)	any grant of a non-exclusive license of trademarks, know-how, patents and any other intellectual property or intellectual property rights;

(I)	dispositions that occur in the ordinary course of Boyd Gaming’s or a Restricted Subsidiary’s business in connection with Permitted Liens;

(J)	any sale of inventory or other assets or any disposition of any obsolete, damaged or worn out property or equipment;

(K)	the disposition of receivables in connection with the compromise, settlement or collection thereof; and

(L)	any surrender or waiver of contractual rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind that occur in the ordinary course of Boyd Gaming’s or any Restricted Subsidiary’s business.

“Attributable Indebtedness” means Indebtedness deemed to be Incurred in respect of a Sale/ Leaseback Transaction and shall be, at the date of determination, the present value (discounted at the actual rate of interest implicit in such transaction, compounded annually), of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Board of Directors” means the Board of Directors of Boyd Gaming or any committee thereof duly authorized to act on behalf of such Board.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of Boyd Gaming to have been duly adopted by the Board of Directors, to be in full force and effect on the date of such certification and delivered to the Trustee.

“Borgata Joint Venture” means Marina District Development Holding Co., LLC and its successors and assigns.

“Boyd Family” means William S. Boyd, any direct descendant or spouse of such person, or any direct descendant of such spouse, and any trust or other estate in which each person who has a beneficial interest, directly or indirectly through one or more intermediaries, in Capital Stock of Boyd Gaming is one of the foregoing persons.

“Capital Lease Obligations” means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP. For purposes of “—Certain covenants—Limitation on Liens,” Capital Lease Obligations shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any and all shares or other equivalents (however designated) of corporate stock, partnership interests or any other participation, right, warrants, options or other interest in the nature of an equity interest in such Person, but excluding any debt security convertible or exchangeable into such equity interest.

A “Change of Control” shall be deemed to occur if:

(1)	any “person” or “group” (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders and other than a Restricted Subsidiary, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of 50% or more of the total voting power of all classes of the Voting Stock of Boyd Gaming and/or warrants or options to acquire such Voting Stock, calculated on a fully diluted basis; provided that for purposes of this clause (1), the members of the Boyd Family shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the “parent corporation”) so long as the members of the Boyd Family beneficially own (as so defined), directly or indirectly through one or more intermediaries, in the aggregate 50% or more of the total voting power of the Voting Stock of the parent corporation;

(2)	the sale, lease, conveyance or other transfer of all or substantially all of the Property of Boyd Gaming (other than to any Restricted Subsidiary), determined on a consolidated basis, shall have occurred;

(3)	the stockholders of Boyd Gaming shall have approved any plan of liquidation or dissolution of Boyd Gaming;

(4)	Boyd Gaming consolidates with or merges into another Person or any Person consolidates with or merges into Boyd Gaming in any such event pursuant to a transaction in which the outstanding Voting Stock of Boyd Gaming is reclassified into or exchanged for cash, securities or other property, other than any such transaction where:

(A)	the outstanding Voting Stock of Boyd Gaming is reclassified into or exchanged for Voting Stock of the surviving corporation that is Capital Stock and

(B)	the holders of the Voting Stock of Boyd Gaming immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction in substantially the same proportion as before the transaction; or

(5)	during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the stockholders of Boyd Gaming was approved by a vote of either:

(A)	66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, or

(B)	members of the Boyd Family who beneficially own (as defined for purposes of clause (1) above), directly or indirectly through one or more intermediaries, in the aggregate 50% or more of the total voting power of the Voting Stock of Boyd Gaming), cease for any reason to constitute a majority of the Board of Directors then in office.

“Change of Control Time” means the earlier of the public announcement of (x) a Change of Control or (y) (if applicable) our intention to effect a Change of Control.

“Change of Control Triggering Event” means both a Change of Control and a Rating Decline with respect to the notes; provided, however, that a Change of Control Triggering Event shall not be deemed to have occurred if (i) at the Change of Control Time the notes have Investment Grade Status and (ii) Boyd Gaming effects defeasance of the notes pursuant to the provisions of the indenture prior to a Rating Decline.

“Consolidated EBITDA” means, for any period, without duplication, the sum of:

(1)	Consolidated Net Income; and

(2)	to the extent Consolidated Net Income has been reduced thereby: (a) Consolidated Fixed Charges, (b) provisions for taxes based on income, (c) consolidated depreciation expense, (d) consolidated amortization expense, (e) all preopening expenses paid or accrued, and (f) other noncash items reducing Consolidated Net Income, minus other noncash items increasing Consolidated Net Income;

all as determined on a consolidated basis for Boyd Gaming and its Restricted Subsidiaries in conformity with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means the ratio of Consolidated EBITDA during the Reference Period to the aggregate amount of Consolidated Fixed Charges during the Reference Period.

“Consolidated Fixed Charges” means, for any period, the total interest expense of Boyd Gaming and its Restricted Subsidiaries including:

(1)	the interest component of Capital Lease Obligations, which shall be deemed to accrue at any interest rate reasonably determined by Boyd Gaming to be the rate of interest implicit in such Capital Lease Obligations,

(2)	one-third of the rental expense attributable to operating leases,

(3)	amortization of Indebtedness discount and commissions, discounts and other similar fees and charges owed with respect to Indebtedness,

(4)	noncash interest payments,

(5)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing,

(6)	net costs pursuant to Interest Rate Agreements,

(7)	dividends on all Preferred Stock of Restricted Subsidiaries held by Persons other than Boyd Gaming or a Restricted Subsidiary,

(8)	interest attributable to the Indebtedness of any other Person for which Boyd Gaming or any Restricted Subsidiary is responsible or liable as obligor, guarantor or otherwise and

(9)	any dividend or distribution, whether in cash, Property or securities, on Disqualified Stock of Boyd Gaming;

minus interest income during such period.

For the avoidance of doubt and consistent with GAAP, Consolidated Fixed Charges shall not include any capitalized interest.

“Consolidated Net Income” means for any period, the net income (loss) of Boyd Gaming and its Subsidiaries determined in accordance with GAAP; provided, however, that the following items shall be excluded from the computation of Consolidated Net Income:

(1)	any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that, subject to the limitations contained in (4) below,

(A)	the net income (or, if applicable, Boyd Gaming’s equity in the net income) of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Boyd Gaming or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below) and

(B)	Boyd Gaming’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income;

(2)	any net income (loss) of any Person acquired by Boyd Gaming or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(3)	any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Boyd Gaming, except that:

(A)	subject to the limitations contained in (4) below, Boyd Gaming’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Boyd Gaming or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause), and

(B)	Boyd Gaming’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4)	any gain or loss realized upon the sale or other disposition of any Property of Boyd Gaming or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

(5)	items classified as extraordinary or any non-cash item classified as nonrecurring;

(6)	any non-cash charges related to fair value adjustments; and

(7)	the cumulative effect of a change in accounting principles.

“Consolidated Net Tangible Assets” of any Person as of any date means the total assets of such Person and its Restricted Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Restricted Subsidiaries is available, minus all current liabilities of such Person and its Subsidiaries reflected on such balance sheet other than the current portion of long term debt minus total goodwill and other intangible assets of such Person and its Restricted Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with GAAP and after giving pro forma effect to the acquisition or disposition of any Property or any company or business by Boyd Gaming or any Restricted Subsidiary since such most recent fiscal quarter end, including any acquisition or disposition which will be consummated as of such date. Notwithstanding the foregoing, Consolidated Net Tangible Assets shall be reduced by the current portion of any long-term debt that is past due or that has been reclassified as a current liability in accordance with GAAP as a result of an event of default.

“Consolidated Total Assets” of any Person as of any date means the total assets of such Person and its Restricted Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Restricted Subsidiaries is available, calculated on a consolidated basis in accordance with GAAP.

“Core Business” means (1) the gaming, card club, racing, sports, entertainment, leisure, amusement, lodging, restaurant, retail operations, service station operations, riverboat operations, real estate development and all other businesses and activities necessary for or reasonably related or incident thereto, including, without limitation, related acquisition, construction, development or operation of related truck stop, transportation, retail and other facilities designed to enhance any of the foregoing and online or internet gaming, and (2) any of the types of preexisting businesses being operated on land acquired (whether by purchase, lease or otherwise) by Boyd Gaming or any Restricted Subsidiary, or similar types of businesses conducted by Boyd Gaming or such Restricted Subsidiary after such acquisition of land, and all other businesses and activities necessary for or reasonably related or incident thereto, provided that such land was acquired by Boyd Gaming or such Restricted Subsidiary for the purpose, determined in good faith by Boyd Gaming, of ultimately conducting a business or activity described in clause (1) above at some time in the future.

“Credit Facility” means (1) the Credit Agreement, dated as of May 24, 2007, among Boyd Gaming, the financial institutions named therein, Bank of America, National Association, as administrative agent and letter of credit issuer, and Wells Fargo Bank, N.A., as swing line lender, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (2) whether or not the Credit Agreement referred to in clause (1) remains outstanding, if designated by Boyd Gaming to be included in the definition of “Credit Facility,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Development Services” means, with respect to any Qualified Facility, the provision (through retained professionals or otherwise) of development, design or construction services with respect to such Qualified Facility.

“Disqualified Stock” of a Person means any Capital Stock of such Person:

(1)	that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise

(A)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(B)	is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

(C)	is convertible or exchangeable or exercisable for Indebtedness; and

(2)	as to which the maturity, mandatory redemption, conversion or exchange or redemption at the option of the holder thereof occurs, or may occur, in the case of each of clauses (1) or (2) on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that such Capital Stock of Boyd Gaming or any of its Subsidiaries shall not constitute Disqualified Stock if it is redeemable prior to the first anniversary of the Stated Maturity of the notes only if:

(A)	the holder or a beneficial owner of such Capital Stock is required to qualify under the Gaming Laws and does not so qualify, or

(B)	the Board of Directors determines in its reasonable, good faith judgment, as evidenced by a Board Resolution, that as a result of a holder or beneficial owner owning such Capital Stock, Boyd Gaming or any of its Subsidiaries has lost or may lose any Gaming License, which if lost or not reinstated, as the case may be, would have a material adverse effect on the business of Boyd Gaming and its Subsidiaries, taken as a whole, or would restrict the ability of Boyd Gaming or any of its Subsidiaries to conduct business in any gaming jurisdiction.

“Domestic Subsidiary” means any Restricted Subsidiary of Boyd Gaming that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Event of Loss” means, with respect to any Property with a Fair Market Value of more than $100.0 million, any loss, destruction or damage of such Property, or any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation or requisition of the use of such Property.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indentures” means collectively, (1) the Indenture dated as of April 15, 2004 between Boyd Gaming and Wells Fargo Bank, National Association, as trustee, relating to the 6 3/4% Senior Subordinated Notes due 2014; and (2) the Indenture dated as of January 25, 2006 between Boyd Gaming and Wells Fargo Bank, National Association, as trustee, as supplemented by the First Supplemental Indenture dated as of January 30, 2006 between Boyd Gaming and Wells Fargo Bank, National Association, as trustee, relating to the 7 1/8% Senior Subordinated Notes due 2016; each as in effect on the Issue Date and each as amended, modified or supplemented.

“Fair Market Value” means with respect to any Property, the price which could be negotiated in an arm’s- length free market transaction, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined, except as otherwise provided:

(1)	if such Property has a Fair Market Value of $25.0 million or less, by any Officer of Boyd Gaming; or

(2)	if such Property has a Fair Market Value in excess of $25.0 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction (or the date of the written agreement with respect to such transaction), delivered to the Trustee.

“GAAP” means accounting principles generally accepted in the United States of America in effect on the date of the indenture.

“Gaming Authority” means any of the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Louisiana Gaming Control Board, the Mississippi Gaming Commission, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Illinois Gaming Board, the Indiana Gaming Commission and any other agency (including, without limitation, any agency established by a federally-recognized Indian tribe to regulate gaming on such tribe’s reservation) which has, or may at any time after the date of the indenture have, jurisdiction over the gaming activities of Boyd Gaming or any of its Subsidiaries or any successor to such authority.

“Gaming Facility” means any gaming or pari-mutuel wagering establishment and other Property or assets directly ancillary thereto or used in connection therewith, including any building, restaurant, hotel, theater, parking facilities, retail shops, spa, land, golf courses and other recreation and entertainment facilities, vessel, barge, ship and equipment or 100% of the equity interest of a Person the primary business of which is ownership and operation of any of the foregoing.

“Gaming Laws” means the gaming laws of a jurisdiction or jurisdictions to which Boyd Gaming or any of its Subsidiaries is, or may at any time after the date of the indenture be, subject.

“Gaming License” means any license, permit, franchise or other authorization from any governmental authority required on the date of the indenture or at any time thereafter to own, lease, operate or otherwise conduct the gaming business of Boyd Gaming and its Subsidiaries, including all licenses granted under Gaming Laws and other Legal Requirements.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such first Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business; or (ii) any obligation in the nature of a completion guaranty which is limited solely to an obligation to complete the development, construction or opening of any new Gaming Facility entered into on behalf of any of any Person in which a Qualified Investment has been made by Boyd Gaming or any Restricted Subsidiary. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means any Subsidiary of Boyd Gaming that gives a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Incur” means, with respect to any Indebtedness or other obligation of any Person to create, issue, incur (by conversion, exchange or otherwise), extend, assume, Guarantee or become liable, in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the consolidated balance sheet of such Person including by merger or operation of law (and “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings correlative to the foregoing). The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness so long as the amount thereof is included in the computation of “Consolidated Fixed Charges” for all purposes under the indenture.

“Indebtedness” means (without duplication), with respect to any Person, any indebtedness, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the Property of such Person or only to a portion thereof), or the principal amount of such indebtedness evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding any balances that constitute customer advance payments and deposits, accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included:

(1)	any Capital Lease Obligations;

(2)	Indebtedness of other Persons secured by a Lien to which the Property owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed (the amount of such Indebtedness being deemed to be the lesser of the value of such Property or the amount of the Indebtedness so secured);

(3)	Guarantees of Indebtedness of other Persons;

(4)	any Disqualified Stock;

(5)	any Attributable Indebtedness;

(6)	all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments or credit transactions issued for the account of such Person (including reimbursement obligations with respect thereto), other than obligations with respect to letters of credit securing obligations (other than obligations described in this definition) of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit;

(7)	in the case of Boyd Gaming, Preferred Stock of its Restricted Subsidiaries; and

(8)	obligations pursuant to any Interest Rate Agreement or Currency Exchange Protection Agreement.

Notwithstanding the foregoing, Indebtedness shall not include any interest or accrued interest until due and payable. For purposes of this definition, the maximum fixed repurchase price of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture; provided, however, that if such Disqualified Stock or Preferred Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock or Preferred Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any other obligations described in clauses (1) through (8) above in respect thereof at such date.

“Independent Advisor” means, an investment banking firm of national standing with non-investment grade debt underwriting experience or any third party appraiser of national standing; provided, however, that such firm or appraiser is not an Affiliate of Boyd Gaming.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement.

“Investment” by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others), in connection with the performance of obligations under any completion guaranty or otherwise, to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person, including the designation by the Board of Directors of a Person to be an Unrestricted Subsidiary. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, and minus the amount of any portion of such Investment repaid to the Person making such Investment in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment in respect of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (or any successor to the rating agency business thereof) and BBB– (or the equivalent) by S&P (or any successor to the rating agency business thereof).

“Investment Grade Status” means any time at which the ratings of the notes by each of Moody’s (or any successor to the rating agency business thereof) and S&P (or any successor to the rating agency business thereof) are Investment Grade Ratings.

“Issue Date” means the date on which the notes are initially issued.

“Legal Requirements” means all laws, statutes and ordinances and all rules, orders, rulings, regulations, directives, decrees, injunctions and requirements of all governmental authorities, that are now or may hereafter be in existence, and that may be applicable to Boyd Gaming or any Subsidiary or Affiliate thereof or the Trustee (including building codes, zoning and environmental laws, regulations and ordinances and Gaming Laws), as modified by any variances, special use permits, waivers, exceptions or other exemptions which may from time to time be applicable.

“Lien” means with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing). Any Sale/Leaseback Transaction shall be deemed to constitute a Lien on the Property which is the subject of such Sale/Leaseback Transaction securing the Attributable Indebtedness represented thereby.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Proceeds” from any Asset Sale or Event of Loss by any Person or its Restricted Subsidiaries means cash and cash equivalents received in respect of the Property sold or with respect to which an Event of Loss occurred, excluding business interruption or delay in completion insurance proceeds, and net of:

(1)	all reasonable out-of-pocket expenses of such Person or such Restricted Subsidiary incurred in connection with an Asset Sale or Event of Loss, including, without limitation, all legal, title and recording tax expenses, commissions and fees and expenses incurred (but excluding any finder’s fee or broker’s fee payable to any Affiliate of such Person) and all Federal, state, provincial, foreign and local taxes arising in connection with such Asset Sale or Event of Loss that are paid or required to be accrued as a liability under GAAP by such Person or its Restricted Subsidiaries,

(2)	all payments made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by such Property in accordance with the terms of any Lien upon or with respect to such Property or which must, by the terms of such Lien, or in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds from such Asset Sale or Event of Loss, and

(3)	all contractually required distributions and other payments made to minority interest holders (but excluding distributions and payments to Affiliates of such Person) in Restricted Subsidiaries of such Person as a result of such Asset Sale or Event of Loss; provided, however, that, in the event that any consideration for an Asset Sale or Event of Loss (which would otherwise constitute Net Proceeds) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Proceeds only at such time as it is released to such Person or its Restricted Subsidiaries from escrow; and provided, further, that any noncash consideration received in connection with an Asset Sale or Event of Loss which is subsequently converted to cash shall be deemed to be Net Proceeds at and from the time of such conversion.

“Non-Recourse Indebtedness” means Indebtedness of a Person to the extent that under the terms thereof or pursuant to applicable law:

(1)	no personal recourse shall be had against such Person for the payment of the principal of or interest or premium, if any, on such Indebtedness, and

(2)	enforcement of obligations on such Indebtedness is limited only to recourse against interests in Property purchased with the proceeds of the Incurrence of such Indebtedness and as to which neither Boyd Gaming nor any of its Restricted Subsidiaries provides any credit support or is liable.

“Note Guarantee” means the Guarantee by each Guarantor of Boyd Gaming’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Officer” means the Chief Executive Officer, President, Treasurer, any Executive Vice President, Senior Vice President or any Vice President of Boyd Gaming.

“Officers’ Certificate” means a certificate signed by two Officers at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of Boyd Gaming.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Boyd Gaming, any Guarantor or the Trustee.

“Pari Passu Indebtedness” means:

(1)	with respect to Boyd Gaming, any Indebtedness which ranks pari passu in right of payment with the notes; and

(2)	with respect to any Guarantor, any Indebtedness which ranks pari passu in right of payment with such Guarantor’s Note Guarantee.

The determination of whether any Indebtedness ranks pari passu in right of payment shall not take into account whether or not such Indebtedness is secured by any collateral.

“Permitted FF&E Financing” means Indebtedness of Boyd Gaming or any of its Restricted Subsidiaries that is Incurred to finance the acquisition or lease after the date of the indenture of newly acquired or leased furniture, fixtures or equipment (“FF&E”) used directly in the operation of a Gaming Facility owned or leased by Boyd Gaming or its Restricted Subsidiaries and secured by a Lien on such FF&E in an amount not to exceed 100% of the cost of the FF&E so purchased or leased.

“Permitted Holders” means the Boyd Family and any group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) comprised solely of members of the Boyd Family.

“Permitted Investment” means an Investment by Boyd Gaming or any Restricted Subsidiary in:

(1)	a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2)	another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Boyd Gaming or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3)	Temporary Cash Investments;

(4)	receivables owing to Boyd Gaming or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, including without limitation credit extended to customers; provided, however, that such trade terms may include such concessionary trade terms as Boyd Gaming or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees made in the ordinary course of business consistent with past practices of Boyd Gaming or such Restricted Subsidiary, as the case may be;

(7)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Boyd Gaming or any Restricted Subsidiary or in satisfaction of judgments;

(8)	any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date so long as such extension, modification or renewal does not increase the Investment as in effect at the Issue Date or is not materially adverse to the interests of the noteholders;

(9)	securities received pursuant to clause (2) of the first paragraph under the covenant described above under the caption “—Repurchase at the option of Holders—Asset Sales; Event of Loss;”

(10)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(11)	Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property in the ordinary course of business;

(12)

Qualified Investments provided that at the time such Qualified Investment is made and giving pro forma effect thereto (A) the Consolidated Fixed Charge Coverage Ratio of Boyd Gaming on the date of the Investment would have been greater than 2.5 to 1 and (B) no Default or Event of Default would exist; provided, however, that, if an Investment in any Person made pursuant to this clause (12) would, at any time after the date such Investment is made, cease to qualify as a Qualified Investment due to a failure to satisfy the requirements of clause (2) of the definition of “Qualified Investment,” then Boyd Gaming will be deemed to have made an Investment equal to the value of its Investment in such Person at such time (valued in each case as provided in the definition of “Investment”) and the value of such Investment at such time will, for the period such Investment does not so qualify, be included in the calculation of the aggregate amount of Restricted Payments referenced under clause (3) of the first paragraph of the covenant captioned “—Limitation on Restricted Payments”; and

(13)	payments with respect to a Guarantee or other extension of credit that qualified as a Qualified Investment at the time the Guarantee was given or extension of credit was made, unless such Guarantee or extension of credit no longer qualifies as a Qualified Investment due to a failure to satisfy the requirements of clause (2) of the definition of “Qualified Investment.”

“Permitted Liens” means:

(1)	Liens securing Indebtedness and other obligations under a Credit Facility in an amount not to exceed the amount of Indebtedness permitted to be Incurred pursuant to clause (3) of the second paragraph of the covenant captioned “—Limitation on Indebtedness”;

(2)	Liens to secure Indebtedness permitted by clause (8) of the second paragraph of the covenant captioned “—Limitation on Indebtedness” covering only the assets acquired with or financed by such Indebtedness;

(3)	Liens for taxes, assessments or governmental charges or levies on the Property of Boyd Gaming or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

(4)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens which secure payment of obligations arising in the ordinary course of business;

(5)	Liens in favor of issuers of performance bonds and surety bonds obtained in the ordinary course of business;

(6)	other Liens incidental to the conduct of its business or the ownership of its Properties which were not created in connection with the Incurrence of Indebtedness or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of its Properties or materially impair the use thereof in the operation of its business, including without limitation leases, subleases, licenses and sublicenses;

(7)	Liens arising from Uniform Commercial Code financing statements regarding operating leases;

(8)	pledges or deposits under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which Boyd Gaming or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of Boyd Gaming or any Restricted Subsidiary, or deposits for the payment of rent, or deposits to secure liability to insurance carriers, in each case Incurred in the ordinary course of business;

(9)	minor survey exceptions;

(10)	utility easements, building or zoning restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and do not materially detract from the value of such Property;

(11)	Liens existing on the Issue Date (other than Liens securing Indebtedness);

(12)	Liens securing obligations to a trustee pursuant to the compensation and indemnity provisions of any indenture and Liens created for the benefit of (or to secure) the notes or the Note Guarantees;

(13)	Liens (including extensions and renewals thereof) upon real or tangible personal property acquired by that Person after the date of the indenture; provided that

(A)	any such Lien is created solely for the purpose of securing Indebtedness representing, or Incurred to finance, refinance or refund, all costs (including the cost of construction, installation or improvement) of the item of Property subject thereto,

(B)	the principal amount of the Indebtedness secured by that Lien does not exceed 100% of that cost,

(C)	that Lien does not extend to or cover any other Property other than that item of Property and any improvements on that item or is otherwise a Permitted Lien under clause (30) of this definition, and

(D)	the Incurrence of that Indebtedness is permitted by the covenant described above under the caption “—Limitation on Indebtedness;”

(14)	Liens on any property to secure all or part of the cost of improvements or construction thereon or Indebtedness incurred to provide funds for that purpose in a principal amount not exceeding the cost of those improvements or construction;

(15)	Liens upon specific items of inventory or other goods and proceeds of that Person securing that Person’s obligations in respect of bankers’ acceptances issued or created for the account of that Person to facilitate the purchase, shipment or storage of that inventory or other goods;

(16)	Liens securing reimbursement obligations with respect to commercial letters of credit issued for the account of that Person which encumber documents and other Property relating to those commercial letters of credit and the products and proceeds thereof;

(17)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods by that Person;

(18)	licenses, leases or subleases granted to others not interfering in any material adverse respect with the business of that Person or any of its Subsidiaries;

(19)	Liens encumbering Property or assets of that Person under construction arising from progress or partial payments by a customer of that Person or one of its Subsidiaries relating to that Property or assets;

(20)	Liens encumbering customary initial deposits and margin accounts, and other Liens incurred in the ordinary course of business and which are within the general parameters customary in the gaming industry;

(21)	Liens encumbering deposits made to secure obligations arising from statutory or regulatory requirements of that Person or its Subsidiaries;

(22)	Liens that are contractual rights of setoff relating to depositary relations with financial institutions and securities intermediaries;

(23)	Liens on cash collateral required to be deposited pursuant to the terms of a Credit Facility to secure the funding obligations of any defaulting lender, including cash collateral deposited with respect to any unreimbursed drawing under a letter of credit;

(24)	any interest or title of a lessor in the Property subject to any Capitalized Lease Obligation or operating lease which, in each case, is permitted under the indenture or purchase money Indebtedness which is permitted to be incurred under the indenture pursuant to the covenant captioned “—Limitation on Indebtedness”;

(25)	Liens arising out of conditional sale, title retention consignment or similar arrangements for the sale of goods entered into by that Person or any of its Subsidiaries in the ordinary course of business;

(26)	Liens for judgments or orders not giving rise to an Event of Default and deposits to secure surety or appeal bonds;

(27)	Liens on Property acquired by Boyd Gaming or any Restricted Subsidiary (including an indirect acquisition of Property by way of a merger of a Person with or into Boyd Gaming or any Restricted Subsidiary or the acquisition of a Person), provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation, and were not created in connection therewith or in anticipation thereof, and provided, further, that such Liens do not extend to any additional Property or assets of Boyd Gaming or any Restricted Subsidiary;

(28)	pledges or deposits made by such Person in connection with any letter of intent or purchase agreement;

(29)	Liens securing Permitted Refinancing Indebtedness permitted to be Incurred under the indenture; provided that such Liens extend only to the Property or assets of Boyd Gaming or any Restricted Subsidiary encumbered by the refinanced Indebtedness unless the Incurrence of such Liens is otherwise permitted under the indenture; and

(30)	Liens not specified in the foregoing; provided that the aggregate Indebtedness secured by the Liens under this clause (30) does not exceed 7.5% of Boyd Gaming’s Consolidated Net Tangible Assets at any one time outstanding as of the date any such Lien is granted or otherwise becomes effective in reliance on this clause (30). For the avoidance of doubt, Liens Incurred in reliance on clause (30) may secure Indebtedness in an amount in addition to Indebtedness that is also secured by Liens Incurred in reliance on one or more other clauses of this definition.

“Permitted Refinancing Indebtedness” means any renewals, repurchases, redemptions, extensions, substitutions, refinancings or replacements of any Indebtedness of Boyd Gaming or any of its Restricted Subsidiaries, including any successive extensions, renewals, substitutions, refinancings or replacements (and including refinancings by Boyd Gaming of Indebtedness of a Restricted Subsidiary):

(1)	to the extent that the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, repurchased, redeemed, extended, substituted, refinanced or replaced (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	so long as the Weighted Average Life to Maturity and Stated Maturity is not shortened, and

(3)	so long as the new Indebtedness is not senior in right of payment to the Indebtedness that is being renewed, repurchased, redeemed, extended, substituted, refinanced or replaced;

provided, however, that Permitted Refinancing Indebtedness shall not include Indebtedness of Boyd Gaming or any Guarantor that refinances Indebtedness of a Subsidiary that is not a Guarantor.

“Person” means any individual, corporation, company (including limited liability company), partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other Person (but excluding Capital Stock or other securities issued by such first Person).

“Public Equity Offering” means an underwritten public offering of Capital Stock of Boyd Gaming pursuant to an effective registration statement under the Securities Act.

“Qualified Investment” means an Investment by Boyd Gaming or any of its Restricted Subsidiaries in any Person primarily engaged or preparing to engage in a Related Business; provided that:

(1)	the primary purpose for which such Investment was made was to finance or otherwise facilitate the development, construction or acquisition of a facility (a “Qualified Facility”) that (A) is located in a jurisdiction in which the conduct of gaming using electronic gaming devices is permitted pursuant to applicable law and (B) conducts or, following such development, construction or acquisition, will conduct gaming utilizing electronic gaming devices or is related to, ancillary or supportive of, connected with or arising out of such gaming business;

(2)	Boyd Gaming and any of its Restricted Subsidiaries at the time of the Investment (A) own in the aggregate at least 35% of the outstanding Voting Stock of such Person or (B) (i) control the day-to-day gaming operation of such Person pursuant to a written agreement and (ii) provide or have provided Development Services with respect to the applicable Qualified Facility; and

(3)	none of the Permitted Holders or any Affiliate of such Persons, other than Boyd Gaming or any of its Subsidiaries, is a direct or indirect obligor, contingently or otherwise, of any Indebtedness of such Person or a direct or indirect holder of any Capital Stock of such Person, other than through their respective ownership interests in Boyd Gaming.

“Qualified Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Boyd Gaming nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable as a guarantor or otherwise; provided, however, that the provision by Boyd Gaming of a completion guaranty or the making of payments with respect thereto, in each case, to the extent permitted under the covenant described above under “—Certain covenants—Limitation on Restricted Payments,” shall not prevent any Indebtedness from constituting Qualified Non-Recourse Debt;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any Indebtedness of Boyd Gaming or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Boyd Gaming or any of its Restricted Subsidiaries.

“Rating Agencies” means S&P and Moody’s or any successor to the respective rating agency businesses thereof.

“Rating Decline” shall have occurred if at any date within 90 calendar days after the date of public disclosure of the occurrence of a Change of Control (which period will be extended for so long as Boyd Gaming’s debt ratings are under publicly announced review for possible downgrading (or without an indication of the direction of a possible ratings change) by either Moody’s or S&P or their respective successors) the notes no longer have Investment Grade Status.

“Reference Period” means the period of four consecutive fiscal quarters ending with the last full fiscal quarter immediately preceding the date of a proposed Incurrence, Restricted Payment or other transaction for which financial statements are available.

“Related Business” means the business conducted (or proposed to be conducted) by Boyd Gaming and its Subsidiaries in connection with any Gaming Facility and any and all reasonably related businesses necessary for, in support, furtherance or anticipation of and/or ancillary to or in preparation for, such business including, without limitation, the development, expansion or operation of any Gaming Facility (including any land-based, dockside, riverboat or other type of casino), owned, or to be owned, leased or managed by Boyd Gaming or one of its Subsidiaries.

“Related Person” means any legal or beneficial owner of 5% or more of any class of Capital Stock of Boyd Gaming or any of its Subsidiaries.

“Restricted Payment” means:

(1)	any dividend or distribution (whether made in cash, Property or securities) declared or paid on or with respect to any shares of Capital Stock of Boyd Gaming or to Boyd Gaming’s stockholders except for such dividends or distributions payable solely in Capital Stock of Boyd Gaming (other than Disqualified Stock of Boyd Gaming);

(2)	a payment made by Boyd Gaming or any Restricted Subsidiary (other than to Boyd Gaming or a Restricted Subsidiary) to purchase, redeem, acquire or retire any Capital Stock of Boyd Gaming or Capital Stock of any Affiliate of Boyd Gaming or any warrants, rights or options, to directly or indirectly purchase or acquire any such Capital Stock or any securities exchangeable for or convertible into any such Capital Stock;

(3)	a payment made by Boyd Gaming or any Restricted Subsidiary after the Issue Date to redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment (other than the redemption, purchase, repurchase, defeasance or other acquisition of any Indebtedness subordinate in right of payment to the notes or any Note Guarantee made in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment), Indebtedness of Boyd Gaming or any Guarantor which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the notes or any Note Guarantee;

(4)	any Investment (other than a Permitted Investment) in any Person; or

(5)	any “Restricted Payment” as defined in either of the Existing Indentures that was made after March 31, 1997 and prior to the Issue Date, including Investments in excess of $100.0 million in the Borgata Joint Venture.

“Restricted Subsidiary” means any Subsidiary of Boyd Gaming that:

(a)	has not been designated by the Board of Directors as an Unrestricted Subsidiary, or

(b)	was an Unrestricted Subsidiary but has been redesignated by the Board of Directors as a Restricted Subsidiary,

in each case as provided under the definition of Unrestricted Subsidiary; provided, however, that no Subsidiary shall be redesignated from an Unrestricted Subsidiary to a Restricted Subsidiary unless, immediately after giving pro forma effect to such designation, Boyd Gaming would be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption “—Limitation on Indebtedness.”

“Sale/Leaseback Transaction” means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

“Significant Subsidiary” means any Subsidiary of Boyd Gaming that:

(a)	guarantees or otherwise provides direct credit support for any Indebtedness of Boyd Gaming; or

(b)	is a Domestic Subsidiary and a “Significant Subsidiary” as defined in the Credit Facility.

“S&P” means Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies, Inc.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which a payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subsidiary” of any Person means any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1)	such Person,

(2)	such Person and one or more Subsidiaries of such Person or

(3)	one or more Subsidiaries of such Person.

“Temporary Cash Investments” means any of the following:

(1)	Investments in U.S. Government Obligations maturing within 90 days of the date of acquisition thereof,

(2)	Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500,000,000 and whose long-term debt is rated “A-3” or higher, “A–” or higher or “A–” or higher according to Moody’s, S&P or Fitch Credit Rating Co. (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), respectively,

(3)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

(4)	Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than Boyd Gaming or an Affiliate of Boyd Gaming) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s, “A-1” (or higher) according to S&P or “A-1” (or higher) according to Fitch Credit Rating Co. (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), and

(5)	Investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 1, 2014; provided, however, that if the period from the redemption date to December 1, 2014, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means (1) any Subsidiary of Boyd Gaming which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors) and (2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” means securities of any class or classes of a Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or Persons performing equivalent functions).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect of the Indebtedness, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH U.S. TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, (THE “CODE”); (B) SUCH DISCUSSION IS INCLUDED HEREIN BY THE ISSUER IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

In this section we summarize certain U.S. federal income tax considerations relevant to the exchange of your old notes for exchange notes in the exchange offer and the ownership and disposition of the exchange notes by holders who acquire the exchange notes pursuant to the exchange offer and who or which hold the exchange notes as capital assets within the meaning of Section 1221 of the Code. The following discussion is not exhaustive of all possible tax considerations. This summary is based upon the Code, regulations promulgated under the Code by the U.S. Treasury Department (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. Such change could materially and adversely affect the tax consequences described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is for general information only, and does not address all aspects of U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special tax rules, such as partnerships, subchapter S corporations or other pass-through entities or investors in such entities, banks, financial institutions, tax-exempt entities, insurance companies, regulated investment companies, real estate investment trusts, trusts and estates, broker-dealers, dealers in stocks, securities or currencies, traders in securities that have elected to use the mark-to-market method of accounting for their securities, U.S. expatriates, persons holding the old notes or the exchange notes as part of an integrated transaction, including a “straddle,” “hedge,” “constructive sale,” or “conversion transaction,” U.S. Holders (as defined below) whose functional currency for tax purposes is not the U.S. dollar, and persons subject to the alternative minimum tax provisions of the Code. This summary does not include any description of other federal tax laws (such as estate or gift tax) or tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

We intend this discussion to be a general description of the U.S. federal income tax considerations material to the exchange of your old notes for exchange notes in the exchange offer and the ownership and disposition of the exchange notes by holders who acquire the exchange notes pursuant to the exchange offer. We do not discuss any aspect of U.S. state or local, foreign or other tax laws, including gift and estate tax laws, that may apply. Therefore, you should consult your own tax advisor regarding the tax consequences of the exchange of old notes for exchange notes or of owning, or disposing of the exchange notes.

We urge you to consult your own tax advisor regarding your particular circumstances and the U.S. federal income tax consequences to you of exchanging your old notes for exchange notes in the exchange offer, as well as any tax consequences arising under the U.S. federal estate or gift tax rules any other U.S. federal tax laws and the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

We have not sought and do not expect to seek any rulings from the IRS on the matters discussed in this section. The IRS may take a different position on the tax consequences of the exchange of your old notes for exchange notes in the exchange offer and the ownership and disposition of the exchange notes by holders who acquire the exchange notes pursuant to the exchange offer, and that position may be sustained.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of the old notes or the exchange notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

•	a trust in existence on August 20, 1996 that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

As used in this prospectus, the term “Non-U.S. Holder” is a beneficial owner of the old notes or the exchange notes that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate and is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds old notes or exchange notes, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership and accordingly, this summary does not apply to partnerships. A partner of a partnership holding the exchange notes, should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the ownership and disposition by the partnership of the exchange notes.

Additional Amounts

As described under the headings “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control” and “Description of Exchange Notes—Optional Redemption,” we may be obligated to pay an amount in excess of stated interest and/or the principal amount of the exchange notes. The Treasury regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. We believe that the possibility of our making any of the above payments is remote, or such payments are incidental, and, accordingly, we will not treat the exchange notes as contingent payment debt instruments. Our determination will be binding on all holders, except a holder that discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the note was acquired. Our determination is not, however, binding on the IRS, and if the IRS were to challenge such determination, a holder might be required to accrue income on the exchange notes in excess of stated interest, and to treat as ordinary income, rather than capital gain, any income recognized on the taxable disposition of a note before the resolution of the contingencies. The remainder of this discussion assumes that the old notes and the exchange notes are not treated as contingent payment debt instrument.

Consequences to U.S. Holders

Exchange Offer. The exchange of the old notes for the exchange notes in the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. As a result, if you are a U.S. Holder, (1) you will not recognize taxable gain or loss as a result of exchanging your old notes for exchange notes in the registered offer; (2) the holding period of the exchange notes will include the holding period of the old notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes received will be the same as the adjusted tax basis of the old notes exchanged therefor immediately before such exchange. The following discussion assumes that the exchange of the old notes for the exchange notes pursuant to the exchange offer will not be treated as a taxable exchange and that the old notes and the new notes will be treated as the same security for U.S. federal income tax purposes.

Payment of Stated Interest. Stated interest on an exchange note generally will be included in the income of a U.S. Holder as interest income at the time it is accrued or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes and will be ordinary income.

Amortizable Bond Premium. If you are a U.S. Holder and purchase an exchange note at a premium, which is the excess of your tax basis in the exchange note immediately after your purchase of such note, over the sum of all amounts payable on the exchange note after the purchase date (other than payments of “qualified stated interest”), you may elect to amortize that premium with a corresponding decrease in the adjusted tax basis from the purchase date to the exchange note’s maturity date under a constant yield method that reflects compounding based on the exchange note’s payment period. Amortized premium is treated as an offset to interest income on a note and not as a separate deduction. Under applicable U.S. Treasury regulations, the amount of amortizable bond premium that you may deduct in any accrual period is limited to the amount by which your total interest inclusions on the exchange note in prior accrual periods exceeds the total amount that you treat as a bond premium deduction in prior accrual periods. If any of the excess bond premium is not deductible, that amount is carried forward to the next accrual period. If you make an election to amortize premium on a constant yield method, such election, once made, applies to all debt obligations that you hold or subsequently acquire and may not be revoked without the consent of the IRS. If you do not make an election to amortize premium, you must include all amounts of interest without reduction for such premium, and such premium will (because it is reflected in adjusted tax basis) reduce your gain or increase the loss on the disposition of the exchange note. You should consult your own advisors concerning the advisability of electing to amortize premium.

Market Discount. The acquisition and sale of an exchange note may be subject to the market discount provisions of the Code. Subject to a de minimis exception, the market discount on an exchange note generally will equal the amount, if any, by which the “stated redemption price at maturity” of the exchange note immediately after its acquisition (other than at original issue) exceeds your adjusted tax basis in the exchange note. If applicable, these provisions generally require you to treat as ordinary income any gain recognized on the disposition of the exchange note that you have acquired at a market discount, to the extent of the accrued market discount on that note at the time of disposition, unless you elect to include market discount in income currently as it accrues with a corresponding increase in your adjusted tax basis in your exchange note. If you dispose of an exchange note with market discount in certain otherwise non-taxable transactions, you must include accrued market discount as ordinary income as if you had sold the exchange note at its then fair market value.

The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the exchange note at the time of the acquisition, or, at your election, under a constant yield method. If you acquire an exchange note at a market discount and do not elect to include accrued market discount in income currently, you may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction. You should consult with your own tax advisors concerning the election to include market discount in income currently.

Sale, Exchange, or Retirement of Exchange Notes. Upon the sale, exchange, retirement, redemption or other disposition of an exchange note, if you are a U.S. Holder, you will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, redemption, or other disposition (less an amount equal to any accrued and unpaid stated interest, which will be included in income as interest income for U.S. federal income tax purposes to the extent not previously included in income) and your adjusted tax basis in the exchange note. The amount realized will include the amount of any cash and the fair market value of any other property received for the exchange note.

Gain or loss realized on the sale, exchange, retirement, redemption or other disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if the exchange note has been held for more than one year. Net long-term capital gain recognized by a non-corporate U.S. Holder before January 1, 2013 is generally subject to tax at a maximum rate of 15%. The ability of U.S. Holders to deduct capital losses is subject to limitations under the Code.

Consequences to Non-U.S. Holders

Exchange Offer. The exchange of the old notes for the exchange notes in the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes if you are a Non-U.S. Holder.

Payments of Interest. Under current U.S. federal income tax law and subject to the discussion below concerning backup withholding, interest payments that are received from us or our agent and that are not effectively connected with your conduct of a trade or business within the United States, generally will not be subject to U.S. federal income or withholding tax, except as provided below. Interest generally will be subject to a 30% withholding tax (or less under an applicable treaty, if any) if:

•	you are a Non-U.S. Holder that actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are a Non-U.S. Holder that is a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us;

•	you are a Non-U.S. Holder that is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business; or

•	you are a Non-U.S. Holder that does not satisfy the certification requirements described below.

You generally will satisfy the certification requirements if either: (A) you certify to us or our agent, under penalties of perjury, that you are a non-United States person and provide your name and address (which certification may generally be made on an IRS Form W-8BEN, or a successor form), or (B) a securities clearing organization, bank, or other financial institution that holds customer securities in the ordinary course of its trade or business (a “financial institution”) and holds the exchange note certifies to us or our agent under penalties of perjury that either it or another financial institution has received the required statement from you certifying that you are a non-United States person and furnishes us with a copy of the statement.

Payments not meeting the requirements set forth above and thus subject to withholding of U.S. federal income tax may nevertheless be exempt from withholding (or subject to withholding at a reduced rate) if you are a Non-U.S. Holder and provide us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty, or IRS Form W-8ECI (or other applicable form) stating that interest paid on the exchange notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business within the United States as discussed below. To claim benefits under an income tax treaty, you must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article. In addition, special rules may apply to claims for treaty benefits made if you are an entity rather than an individual. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange, or Retirement of Exchange Notes. If you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, retirement, redemption or other disposition of exchange notes, provided that: (a) the gain is not effectively connected with the conduct of a trade or business within the United States, and (b) if you are an individual, you are not present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement, redemption or other disposition of the exchange note. If you are an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition of an exchange note, and if certain other conditions are met, you will be subject to U.S. federal income tax at a rate of 30% on the gain (net of certain U.S. source capital losses) realized on the sale, exchange or other disposition of such exchange note.

Income Effectively Connected with a Trade or Business within the United States. If you are a Non-U.S. Holder of an exchange note and are engaged in the conduct of a trade or business within the United States and if interest on the note, or gain realized on the sale, exchange or other disposition of the note, is effectively connected with the conduct of such trade or business, then, although exempt from U.S. federal withholding tax (provided that the certification requirements discussed above are satisfied), you will generally be subject to U.S. federal income tax on such interest or gain on a net income basis in the same manner as if you were a U.S. Holder, unless an applicable income tax treaty provides otherwise. You should read the material under the heading “—Consequences to U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the exchange notes. In addition, if you are a foreign corporation, you generally will be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of your earnings and profits for the taxable year that are effectively connected with your conduct of a trade or business in the United States, subject to certain adjustments.

Backup Withholding and Information Reporting

In general, if you are a U.S. Holder, other than certain exempt holders, we are required to report to the IRS all payments of interest on the exchange note. In addition, we generally are required to report to the IRS any payment of proceeds of the sale (including a retirement or redemption) of an exchange note. Additionally, backup withholding generally will apply to any payments if you are a U.S. Holder and fail to provide an accurate taxpayer identification number and certify that the taxpayer identification number is correct, are notified by the IRS that you have previously failed to report all interest and dividends required to be shown on your U.S. federal income tax returns, or you do not certify that you have not underreported your interest and dividend income. If applicable, backup withholding will be imposed at a rate of 28%.

If you are a Non-U.S. Holder, backup withholding and information reporting will not apply to payments made if you provide the required certification that you are a Non-United States person, or you otherwise establish an exemption, provided that the payor or withholding agent does not have actual knowledge that you are a United States person, or that the conditions of any exemption are not satisfied.

In addition, payments of the proceeds from the sale of an exchange note to or through a foreign office of a broker or the foreign office of a custodian, nominee, or other dealer acting on behalf of a U.S. Holder generally will not be subject to information reporting or backup withholding. However, if the broker, custodian, nominee, or other dealer is a United States person, the government of the United States or the government of any state or political subdivision of any state, or any agency or instrumentality of any of these governmental units, a controlled foreign corporation for U.S. federal income tax purposes, a foreign partnership that is either engaged in a trade or business within the United States or whose United States partners in the aggregate hold more than 50% of the income or capital interest in the partnership, a foreign person 50% or more of whose gross income for a certain period is effectively connected with a trade or business within the United States, or a United States branch of a foreign bank or insurance company, information reporting (but not backup withholding) generally will be required with respect to payments made to a holder unless the broker, custodian, nominee, or other dealer has documentation of the holder’s foreign status and the broker, custodian, nominee, or other dealer has no actual knowledge to the contrary.

Payment of the proceeds from a sale of an exchange note to or through the United States office of a broker is subject to information reporting and backup withholding, unless the holder certifies as to its non-United States person status or otherwise establishes an exemption from information reporting and backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of exchange notes received in exchange for old notes where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 90 days from the date on which the registration statement of which this prospectus is a part is declared effective, and (ii) the date on which any broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Broker-dealers may sell exchange notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the exchange notes; or

•	through a combination of the above methods of resale;

at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell exchange notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay certain expenses incident to the exchange offer. We also will provide indemnification against specified liabilities, including liabilities that may arise under the Securities Act, to holders of old notes in the exchange offer for exchange notes.

We have agreed to notify any broker-dealer that has requested or received copies of the prospectus in accordance with the terms of the registration rights agreement upon the happening of the following:

•	the registration statement for the exchange offer is filed or becomes effective;

•	receipt of any comments received by the SEC;

•	issuance of any stop order suspending the effectiveness of the registration statement;

•	receipt of any notice of the suspension of qualification of the exchange notes in any jurisdiction; or

•	any event which makes any statement in the prospectus untrue in any material respect.

We have also agreed, among other things, to furnish any such broker-dealer with a reasonable number of prospectus supplements which correct any material nonconformity with applicable requirements, use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement and use commercially reasonable efforts to register or qualify the exchange notes under applicable securities or blue sky laws.

LEGAL MATTERS

The validity of the exchange notes in connection with this offering will be passed upon for us by Morrison & Foerster LLP, San Francisco, California.

EXPERTS

Boyd Gaming

The financial statements incorporated in this prospectus by reference to Boyd Gaming Corporation and Subsidiaries’ Current Report on Form 8-K dated September 2, 2011, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm as stated in their report (which report expressed an unqualified opinion and included an explanatory paragraph regarding the retrospective adjustment to the 2010 balance sheet to reflect the final estimates of intangible assets related to the Company’s business combination and the addition of condensed consolidated financial information of the Company in accordance with Rule 3-10 of Regulation S-X). The effectiveness of Boyd Gaming Corporation’s internal control over financial reporting has been audited by Deloitte & Touche LLP as stated in their report, which is incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2010. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Marina District Development Company, LLC

The financial statements of Marina District Development Company, LLC and subsidiary incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the exchange offer covered by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the company. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the company since the dates as of which information is given in this prospectus. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer, or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Until —, 2011 (90 days after the expiration date of this exchange offer, or, if the expiration date is extended, such date that is 90 days after such extended expiration date), all dealers effecting transactions in the exchange notes, whether or not participating in this exchange offer, may be required to deliver a prospectus.

All tendered old notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:

The exchange agent for the exchange offer is:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, Minnesota 55107

Attention: Specialized Finance

By Facsimile Transmission:

(651) 495-8158

Confirm by Telephone:

(651) 495-3513

(Originals of all documents submitted by facsimile should be sent promptly by hand, overnight courier, or registered or certified mail. Fax cover sheets should provide a call back phone number and request a call back, upon receipt).

Boyd Gaming Corporation

$500,000,000

Offer to Exchange

$500,000,000 of 9 1/8% Senior Notes due 2018, Which Have Been Registered Under the Securities Act, for any and all Outstanding 9 1/8% Senior Notes due 2018

Prospectus

Dated —, 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Under Sections 78.7502, 78.751 and 78.752 of the Nevada Revised Statutes, Boyd Gaming Corporation has broad powers to indemnify and insure its directors and officers against liabilities they may incur in their capacities as such.

Article IX of Boyd Gaming Corporation’s amended and restated articles of incorporation and Article 10 of Boyd Gaming Corporation’s amended and restated bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by law. Boyd Gaming Corporation also has entered into indemnification agreements with its executive officers and directors and provides indemnity insurance pursuant to which directors and officers are indemnified or insured against liability or loss under certain circumstances which may include liability, or related loss under the Securities Act and the Exchange Act.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

EXHIBIT INDEX

Exhibit Number	Document

3.1	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 001-12882) filed with the SEC on July 14, 2008).

3.2	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 001-12882), filed with the SEC on May 24, 2006).

4.1	Indenture governing the Registrant’s 9.125% senior notes, dated November 10, 2010, by and between the Registrant, the Guarantors and U.S. Bank National Association, as trustee.

4.2	Form of 9.125% senior note (included in Exhibit 4.1).

4.3	Registration Rights Agreement, dated November 10, 2010, by and between the Registrant, the Guarantors and J.P. Morgan Securities LLC, on behalf of itself and as representative of the several initial purchasers.

4.4	Form of Indenture relating to $250,000,000 aggregate principal amount of 8.75% Senior Subordinated Notes due 2012, dated as of April 8, 2002, by and between the Registrant, as Issuer, and Wells Fargo Bank, National Association, as Trustee, including the Form of Note (incorporated by reference to Exhibit 4.8 of the Registrant’s Registration Statement on Form S-4 (File No. 333-89774), which was declared effective on June 19, 2002).

4.5	Form of Indenture relating to $350,000,000 aggregate principal amount of 6.75% Senior Subordinated Notes due 2014, dated as of April 15, 2004, by and between the Registrant, as Issuer, and the Initial Purchasers, named therein (incorporated by reference to Exhibit 4.8 of the Registrant’s Registration Statement on Form S-4 (File No. 333-116373), which was declared effective on June 25, 2004).

4.6	Form of Indenture relating to senior debt securities (incorporated by reference to Exhibit 4.4 of the Registrant’s Automatic Shelf Registration Statement on Form S-3 (File No. 333-130404) dated December 16, 2005).

4.7	Form of Indenture relating to subordinated debt securities (incorporated by reference to Exhibit 4.5 of the Registrant’s Automatic Shelf Registration Statement on Form S-3 (File No. 333-130404) dated December 16, 2005).

4.8	Form of Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.6 of the Registrant’s Automatic Shelf Registration Statement on Form S-3 (File No. 333-130404) dated December 16, 2005).

4.9	Indenture (including form of Subordinated Debt Securities) with respect to Subordinated Debt Securities, dated as of January 25, 2006, by and between the Registrant, as Issuer, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.9 of the Registrant’s Current Report on Form 8-K (File No. 001-12882) filed with the SEC on January 26, 2006).

4.10	First Supplemental Indenture with respect to the 7.125% Senior Subordinated Notes due 2016, dated as of January 30, 2006, by and between the Registrant, as Issuer, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.10 of the Registrant’s Current Report on Form 8-K (File No. 001-12882) filed with the SEC on January 31, 2006).

4.11	Credit Agreement, entered into as of August 6, 2010, among the Marina District Financing Company, Inc., Marina District Development Company, LLC, the various financial institutions and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K (File No. 001-12882) filed with the SEC on August 12, 2010).

4.12	Indenture, dated as of August 6, 2010, by and among the Marina District Financing Company, Inc., Marina District Development Company, LLC, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K
(File No. 001-12882) filed with the SEC on August 12, 2010).

4.13	Form of 9.500% Senior Secured Note due 2015 (included in Exhibit 4.12).

4.14	Form of 9.875% Senior Secured Note due 2018 (included in Exhibit 4.12).

4.15	Amendment and Restatement Agreement, dated December 3, 2010, among the Registrant, certain financial institutions party thereto as lenders, Bank of America, N.A., as administrative agent and letter of credit issuer, and Wells Fargo Bank, National Association, as swing line lender (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K
(File No. 001-12882) filed with the SEC on December 9, 2010).

4.16	Second Amended and Restated Credit Agreement, dated as of December 17, 2010, among the Registrant, certain financial institutions party thereto as lenders, Bank of America, N.A., as administrative agent and letter of credit issuer, and Wells Fargo Bank, National Association, as syndication agent and swing line lender (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K (File No. 001-12882) filed with the SEC on December 17, 2010.

5.1	Opinion of Morrison & Foerster LLP.

12.1	Computation of Ratio of Earnings to Fixed Charges.

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of the Registrant’s Annual Report on Form 10-K (File No. 001-12882) filed with the SEC on March 15, 2011).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in Part II of this Registration Statement).

25.1	Statement of Eligibility of U.S. Bank National Association, as trustee, on Form T-1.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

99.4	Governmental Gaming Regulations.

(b) Financial Statement Schedules

Schedule I (incorporated by reference).

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 2nd day of September, 2011.

BOYD GAMING CORPORATION

By:	/s/ Josh Hirsberg
Name:	Josh Hirsberg
Title:	Senior Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Josh Hirsberg and Ellie J. Bowdish, and each of them, as true and lawful attorneys-in-fact and agents, each with the power of substitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any amendment to this Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William S. Boyd William S. Boyd	Executive Chairman of the Board of Directors	September 2, 2011

/s/ Marianne Boyd Johnson Marianne Boyd Johnson	Vice Chairman of the Board of Directors, Executive Vice President and Director	September 2, 2011

/s/ Keith E. Smith Keith E. Smith	President, Chief Executive Officer and Director (principal executive officer)	September 2, 2011

/s/ Josh Hirsberg Josh Hirsberg	Senior Vice President, Chief Financial Officer and Treasurer (principal financial officer)	September 2, 2011

/s/ Ellie J. Bowdish Ellie J. Bowdish	Vice President and Chief Accounting Officer (principal accounting officer)	September 2, 2011

/s/ Robert L. Boughner Robert L. Boughner	President and Chief Executive Officer of Echelon Resorts Corporation and Director	September 2, 2011

/s/ William R. Boyd William R. Boyd	Vice President and Director	September 2, 2011

/s/ Thomas V. Girardi Thomas V. Girardi	Director	September 2, 2011

/s/ Maj. Gen. Billy G. McCoy, Ret. USAF Maj. Gen. Billy G. McCoy, Ret. USAF	Director	September 2, 2011

Frederick J. Schwab	Director	, 2011

/s/ Peter M. Thomas Peter M. Thomas	Director	September 2, 2011

/s/ Veronica J. Wilson Veronica J. Wilson	Director	September 2, 2011

/s/ Christine J. Spadafor Christine J. Spadafor	Director	September 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 2nd day of September, 2011.

CALIFORNIA HOTEL AND CASINO

By:	/s/ Keith E. Smith
Name:	Keith E. Smith
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Josh Hirsberg and Ellie J. Bowdish, and each of them, as true and lawful attorneys-in-fact and agents, each with the power of substitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any amendment to this Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William S. Boyd William S. Boyd	Director	September 2, 2011

/s/ Marianne Boyd Johnson Marianne Boyd Johnson	Senior Vice President and Director	September 2, 2011

/s/ Keith E. Smith Keith E. Smith	President and Director (principal executive officer)	September 2, 2011

/s/ Paul J. Chakmak Paul J. Chakmak	Senior Vice President and Treasurer (principal financial officer and principal accounting officer)	September 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 2nd day of September, 2011.

SAM-WILL, INC.

By:	/s/ Keith E. Smith
Name:	Keith E. Smith
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Josh Hirsberg and Ellie J. Bowdish, and each of them, as true and lawful attorneys-in-fact and agents, each with the power of substitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any amendment to this Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William S. Boyd William S. Boyd	Director	September 2, 2011

/s/ Marianne Boyd Johnson Marianne Boyd Johnson	Senior Vice President and Director	September 2, 2011

/s/ Keith E. Smith Keith E. Smith	President and Director (principal executive officer)	September 2, 2011

/s/ Paul J. Chakmak Paul J. Chakmak	Senior Vice President and Treasurer (principal financial officer and principal accounting officer)	September 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 2nd day of September, 2011.

M.S.W., INC.

By:	/s/ Keith E. Smith
Name:	Keith E. Smith
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Josh Hirsberg and Ellie J. Bowdish, and each of them, as true and lawful attorneys-in-fact and agents, each with the power of substitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any amendment to this Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William S. Boyd William S. Boyd	Director	September 2, 2011

/s/ Marianne Boyd Johnson Marianne Boyd Johnson	Senior Vice President and Director	September 2, 2011

/s/ Keith E. Smith Keith E. Smith	President and Director (principal executive officer)	September 2, 2011

/s/ Paul J. Chakmak Paul J. Chakmak	Senior Vice President and Treasurer (principal financial officer and principal accounting officer)	September 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 2nd day of September, 2011.

CALIFORNIA HOTEL FINANCE CORPORATION

By:	/s/ Keith E. Smith
Name:	Keith E. Smith
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Josh Hirsberg and Ellie J. Bowdish, and each of them, as true and lawful attorneys-in-fact and agents, each with the power of substitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any amendment to this Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William S. Boyd William S. Boyd	Director	September 2, 2011

/s/ Marianne Boyd Johnson Marianne Boyd Johnson	Vice President and Director	September 2, 2011

/s/ Keith E. Smith Keith E. Smith	President and Director (principal executive officer)	September 2, 2011

/s/ Paul J. Chakmak Paul J. Chakmak	Vice President and Treasurer (principal financial officer and principal accounting officer)	September 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 2nd day of September, 2011.

BOYD ATLANTIC CITY, INC.

By:	/s/ Keith E. Smith
Name:	Keith E. Smith
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Josh Hirsberg and Ellie J. Bowdish, and each of them, as true and lawful attorneys-in-fact and agents, each with the power of substitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any amendment to this Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William S. Boyd William S. Boyd	Director	September 2, 2011

/s/ Marianne Boyd Johnson Marianne Boyd Johnson	Vice President and Director	September 2, 2011

/s/ Keith E. Smith Keith E. Smith	President and Director (principal executive officer)	September 2, 2011

/s/ Paul J. Chakmak Paul J. Chakmak	Vice President and Treasurer (principal financial officer and principal accounting officer)	September 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 2nd day of September, 2011.

PAR-A-DICE GAMING CORPORATION

By:	/s/ Keith E. Smith
Name:	Keith E. Smith
Title:	President and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Josh Hirsberg and Ellie J. Bowdish, and each of them, as true and lawful attorneys-in-fact and agents, each with the power of substitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any amendment to this Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William S. Boyd William S. Boyd	Director	September 2, 2011

/s/ Marianne Boyd Johnson Marianne Boyd Johnson	Vice President and Director	September 2, 2011

/s/ Keith E. Smith Keith E. Smith	President, Secretary and Director (principal executive officer)	September 2, 2011

/s/ David B. Daley David B. Daley	Vice President, General Counsel, Assistant Secretary and Director	September 2, 2011

/s/ Paul J. Chakmak Paul J. Chakmak	Vice President and Treasurer (principal financial officer and principal accounting officer)	September 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 2nd day of September, 2011.

BOYD TUNICA, INC.

By:	/s/ Keith E. Smith
Name:	Keith E. Smith
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Josh Hirsberg and Ellie J. Bowdish, and each of them, as true and lawful attorneys-in-fact and agents, each with the power of substitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any amendment to this Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William S. Boyd William S. Boyd	Director	September 2, 2011

/s/ Marianne Boyd Johnson Marianne Boyd Johnson	Senior Vice President and Director	September 2, 2011

/s/ Keith E. Smith Keith E. Smith	President and Director (principal executive officer)	September 2, 2011

/s/ Paul J. Chakmak Paul J. Chakmak	Senior Vice President and Treasurer (principal financial officer and principal accounting officer)	September 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 2nd day of September, 2011.

BLUE CHIP CASINO, LLC

By:	/s/ Keith E. Smith
Name:	Keith E. Smith
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Josh Hirsberg and Ellie J. Bowdish, and each of them, as true and lawful attorneys-in-fact and agents, each with the power of substitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any amendment to this Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William S. Boyd William S. Boyd	Manager	September 2, 2011

/s/ Marianne Boyd Johnson Marianne Boyd Johnson	Executive Vice President and Manager	September 2, 2011

/s/ Keith E. Smith Keith E. Smith	President and Manager (principal executive officer)	September 2, 2011

/s/ Paul J. Chakmak Paul J. Chakmak	Executive Vice President and Treasurer (principal financial officer and principal accounting officer)	September 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 2nd day of September, 2011.

TREASURE CHEST CASINO, L.L.C.

By:	/s/ Keith E. Smith
Name:	Keith E. Smith
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Josh Hirsberg and Ellie J. Bowdish, and each of them, as true and lawful attorneys-in-fact and agents, each with the power of substitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any amendment to this Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William S. Boyd William S. Boyd	Manager	September 2, 2011

/s/ Marianne Boyd Johnson Marianne Boyd Johnson	Vice President and Manager	September 2, 2011

/s/ Keith E. Smith Keith E. Smith	President, Chief Executive Officer and Manager (principal executive officer)	September 2, 2011

/s/ Paul J. Chakmak Paul J. Chakmak	Vice President and Treasurer (principal financial officer and principal accounting officer)	September 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 2nd day of September, 2011.

BOYD LOUISIANA RACING, INC.

By:	/s/ Keith E. Smith
Name:	Keith E. Smith
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Josh Hirsberg and Ellie J. Bowdish, and each of them, as true and lawful attorneys-in-fact and agents, each with the power of substitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any amendment to this Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William S. Boyd William S. Boyd	Director	September 2, 2011

/s/ Marianne Boyd Johnson Marianne Boyd Johnson	Senior Vice President and Director	September 2, 2011

/s/ Keith E. Smith Keith E. Smith	President and Director (principal executive officer)	September 2, 2011

/s/ Paul J. Chakmak Paul J. Chakmak	Senior Vice President and Treasurer (principal financial officer and principal accounting officer)	September 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 2nd day of September, 2011.

BOYD RACING, L.L.C.

By:	/s/ Keith E. Smith
Name:	Keith E. Smith
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Josh Hirsberg and Ellie J. Bowdish, and each of them, as true and lawful attorneys-in-fact and agents, each with the power of substitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any amendment to this Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William S. Boyd William S. Boyd	Manager	September 2, 2011

/s/ Marianne Boyd Johnson Marianne Boyd Johnson	Vice President and Manager	September 2, 2011

/s/ Keith E. Smith Keith E. Smith	President and Manager (principal executive officer)	September 2, 2011

/s/ Paul J. Chakmak Paul J. Chakmak	Vice President and Treasurer (principal financial officer and principal accounting officer)	September 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 2nd day of September, 2011.

RED RIVER ENTERTAINMENT OF SHREVEPORT, LLC

By:	/s/ Keith E. Smith
Name:	Keith E. Smith
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Josh Hirsberg and Ellie J. Bowdish, and each of them, as true and lawful attorneys-in-fact and agents, each with the power of substitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any amendment to this Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William S. Boyd William S. Boyd	Manager	September 2, 2011

/s/ Marianne Boyd Johnson Marianne Boyd Johnson	Vice President and Manager	September 2, 2011

/s/ Keith E. Smith Keith E. Smith	President and Manager (principal executive officer)	September 2, 2011

/s/ Paul J. Chakmak Paul J. Chakmak	Vice President and Treasurer (principal financial officer and principal accounting officer)	September 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 2nd day of September, 2011.

COAST CASINOS, INC.

By:	/s/ Keith E. Smith
Name:	Keith E. Smith
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Josh Hirsberg and Ellie J. Bowdish, and each of them, as true and lawful attorneys-in-fact and agents, each with the power of substitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any amendment to this Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William S. Boyd William S. Boyd	Director	September 2, 2011

/s/ Marianne Boyd Johnson Marianne Boyd Johnson	Senior Vice President and Director	September 2, 2011

/s/ Keith E. Smith Keith E. Smith	President and Director (principal executive officer)	September 2, 2011

/s/ Paul J. Chakmak Paul J. Chakmak	Senior Vice President and Treasurer (principal financial officer and principal accounting officer)	September 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 2nd day of September, 2011.

COAST HOTELS AND CASINOS, INC.

By:	/s/ Keith E. Smith
Name:	Keith E. Smith
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Josh Hirsberg and Ellie J. Bowdish, and each of them, as true and lawful attorneys-in-fact and agents, each with the power of substitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any amendment to this Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William S. Boyd William S. Boyd	Director	September 2, 2011

/s/ Marianne Boyd Johnson Marianne Boyd Johnson	Senior Vice President and Director	September 2, 2011

/s/ Keith E. Smith Keith E. Smith	President and Director (principal executive officer)	September 2, 2011

/s/ Paul J. Chakmak Paul J. Chakmak	Senior Vice President and Treasurer (principal financial officer and principal accounting officer)	September 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 2nd day of September, 2011.

ECHELON RESORTS LLC

By:	/s/ Keith E. Smith
Name:	Keith E. Smith
Title:	Executive Vice President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Josh Hirsberg and Ellie J. Bowdish, and each of them, as true and lawful attorneys-in-fact and agents, each with the power of substitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any amendment to this Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William S. Boyd William S. Boyd	Manager	September 2, 2011

/s/ Robert L. Boughner Robert L. Boughner	President, Chief Executive Officer and Manager (principal executive officer)	September 2, 2011

/s/ Marianne Boyd Johnson Marianne Boyd Johnson	Executive Vice President and Manager	September 2, 2011

/s/ Keith E. Smith Keith E. Smith	Executive Vice President and Manager	September 2, 2011

/s/ Paul J. Chakmak Paul J. Chakmak	Senior Vice President and Treasurer (principal financial officer and principal accounting officer)	September 2, 2011

EXHIBIT INDEX

Exhibit Number	Document

4.1	Indenture governing the Registrant’s 9.125% senior notes, dated November 10, 2010, by and between the Registrant, the Guarantors and U.S. Bank National Association, as trustee.

4.2	Form of 9.125% senior note (included in Exhibit 4.1).

4.3	Registration Rights Agreement, dated November 10, 2010, by and between the Registrant, the Guarantors and J.P. Morgan Securities LLC, on behalf of itself and as representative of the several initial purchasers.

5.1	Opinion of Morrison & Foerster LLP.

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in Part II of this Registration Statement).

25.1	Statement of Eligibility of U.S. Bank National Association, as trustee, on Form T-1.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

99.4	Governmental Gaming Regulations.